AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
ATLANTIC CAPITAL BANCSHARES, INC., AND
FIRST SECURITY GROUP, INC.
DATED AS OF MARCH 25, 2015

i

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF FSGI	31
4.1	Corporate Organization	31
4.2	Capitalization	32
4.3	Authority; No Violation	33
4.4	Consents and Approvals	34
4.5	Reports; Regulatory Matters	34
4.6	Financial Statements	36
4.7	Broker’s Fees	38
4.8	Absence of Certain Changes or Events	38
4.9	Legal Proceedings	39
4.10	Taxes and Tax Returns	39
4.11	Employee Matters	40
4.12	Compliance with Applicable Law	44
4.13	Certain Contracts	45
4.14	Risk Management Instruments	46
4.15	Investment Securities and Commodities	46
4.16	Loan Portfolio	46
4.17	Property	47
4.18	Insurance	48
4.19	Intellectual Property	48
4.20	Environmental Liability	48
4.21	Leases	49
4.22	Privacy of Customer Information	49
4.23	Bank Secrecy Act; Patriot Act; Money Laundering	49
4.24	CRA Compliance	50
4.25	State Takeover Laws	50
4.26	Reorganization; Approvals	50
4.27	Transactions with Affiliates	50
4.28	Disaster Recovery and Business Continuity	50
4.29	FSGI Information	50
4.30	Opinion of Financial Advisor	51
ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	51
5.1	Conduct of Business Before the Effective Time	51
5.2	Atlantic Capital Forbearances	51
5.3	FSGI Forbearances	54

ARTICLE VI	ADDITIONAL AGREEMENTS	56
6.1	Regulatory Matters	56
6.2	Access to Information; Confidentiality	57
6.3	Preparation of the Proxy Statement and Form S-4; Shareholders’ Meetings	58
6.4	NASDAQ Listing	60
6.5	Employee Matters	60
6.6	Indemnification; Directors’ and Officers’ Insurance	61
6.7	Additional Agreements	62
6.8	Notice of Changes	62
6.9	No Solicitation	63
6.10	Corporate Governance	66
ARTICLE VII	CONDITIONS PRECEDENT	67
7.1	Conditions to Each Party’s Obligation To Effect the Merger	67
7.2	Conditions to Obligations of FSGI	68
7.3	Conditions to Obligations of Atlantic Capital	68
ARTICLE VIII	TERMINATION AND AMENDMENT	69
8.1	Termination	69
8.2	Effect of Termination	71
ARTICLE IX	GENERAL PROVISIONS	73
9.1	Closing	73
9.2	Standard	73
9.3	Nonsurvival of Representations, Warranties and Agreements	73
9.4	Notices	74
9.5	Interpretation	74
9.6	Counterparts	75
9.7	Entire Agreement	75
9.8	Governing Law; Jurisdiction	75
9.9	Publicity	75
9.10	Assignment; Third-Party Beneficiaries	76
9.11	Enforcement	76
9.12	Mandatory Arbitration	76

Defined Term	Section
Acceptable Confidentiality Agreement	6.9(b)
Acquisition Agreement	6.9(d)
Adverse Recommendation Change	6.9(e)
Agreement	Preamble
Articles of Bank Merger	3.4
Atlantic Capital	Preamble
Atlantic Capital Adverse Recommendation Change	6.9(e)
Atlantic Capital Articles	3.1(b)
Atlantic Capital Bank	Recitals
Atlantic Capital Benefit Plans	3.11(a)
Atlantic Capital Board	Recitals
Atlantic Capital Board Recommendation	6.3(b)
Atlantic Capital Bylaws	3.1(b)
Atlantic Capital Capitalization Date	3.2(a)
Atlantic Capital Common Stock	1.4(a)
Atlantic Capital Contract	3.13(a)
Atlantic Capital Disclosure Schedule	Art. III
Atlantic Capital Expense Reimbursement	8.2(a)(iii)
Atlantic Capital Leased Properties	3.17
Atlantic Capital Loans	3.16(a)
Atlantic Capital Owned Properties	3.17
Atlantic Capital Policies	3.18
Atlantic Capital Property Lease	3.21
Atlantic Capital Proxy Statement	6.3(a)
Atlantic Capital Real Property	3.17
Atlantic Capital Regulatory Agencies	3.5(a)
Atlantic Capital Regulatory Agreement	3.5(b)
Atlantic Capital Reporting Period	3.5(c)
Atlantic Capital Requisite Regulatory Approvals	3.4
Atlantic Capital SEC Reports	3.5(c)
Atlantic Capital Shareholder Approval	6.3(b)
Atlantic Capital Shareholders	6.3(a)
Atlantic Capital Shareholders’ Meeting	6.3(b)
Atlantic Capital Stock	3.2(a)
Atlantic Capital Stock Plans	3.2(a)
Atlantic Capital Subsidiary	3.2(b)
Atlantic Capital Termination Fee	8.2(a)(iii)
Bank Merger	1.1(b)
Bank Secrecy Act	3.23
Benefit Plan	9.10(b)
BHC Act	3.1(b)

Book-Entry Shares	2.1(c)
Business Day	9.5
Cash Election	1.4(e)(i)
Cash Election Shares	1.4(e)(i)
Cash Election Threshold	1.4(e)(ii)(A)
Certificates	2.1(c)
Certificates of Merger	1.2
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
COBRA	3.11(c)(xi)
Code	Recitals
Confidentiality Agreement	6.2(b)
Covered Employees	6.5(a)
Derivative Transactions	3.14(a)
Effective Time	1.2
Election Deadline	1.4(e)(i)(B)
Election Form	1.4(e) (i)(A)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	4.4
Exchange Agent	2.1(a)
Exchange Ratio	1.4(c)(ii)
Fair Credit Reporting Act	3.22
FDIC	3.1(d)
Federal Reserve Board	3.4
FFIEC	3.28
Form S-4	3.4
FSGBank	Recitals
FSGI	Preamble
FSGI Adverse Recommendation Change	6.9(d)
FSGI Articles	4.1(b)
FSGI Benefit Plans	4.11(a)
FSGI Board	Recitals
FSGI Board Recommendation	6.3(c)
FSGI Bylaws	4.1(b)
FSGI Cancelled Shares	1.4(b)
FSGI Capitalization Date	4.2(a)
FSGI Common Stock	1.4(b)
FSGI Contract	4.13(a)
FSGI Disclosure Schedule	Art. IV
FSGI Expense Reimbursement	8.2(a)(i)

v

FSGI Financial Statements	4.6(a)
FSGI Leased Properties	4.17
FSGI Loans	4.16(a)
FSGI Owned Properties	4.17
FSGI Policies	4.18
FSGI Preferred Stock	4.2(a)
FSGI Property Lease	4.21
FSGI Real Property	4.17
FSGI Regulatory Agencies	4.5(a)
FSGI Regulatory Agreement	4.5(b)
FSGI Requisite Regulatory Approvals	4.4
FSGI SEC Reports	4.5(c)
FSGI Shareholder Approval	6.3(c)
FSGI Shareholders	6.3(a)
FSGI Shareholders’ Meeting	6.3(c)
FSGI Stock Awards	1.5(a)
FSGI Subsidiary	3.2(b)
FSGI Termination Fee	8.2(a)(i)
GAAP	3.2(b)
GBCC	1.1(a)
Governmental Entity	3.4
Gramm-Leach-Bliley Act	3.22
HSR Act	3.4
IIPI	3.22
Indemnified Parties	6.6(a)
Injunction	7.1(d)
Intellectual Property	3.19
IRS	3.10(a)
Knowledge	9.5
Liens	3.2(b)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(c)(iii)
Mixed Election	1.4(e)(i)
Nasdaq	4.5(a)
No-Election Shares	1.4(e)(i)
Non-Election	1.4(e)(i)
Non-Receiving Party	6.9(b)
OCC	3.4
Other Regulatory Approvals	3.4
Party(ies)	Preamble

Patriot Act	3.23
Per Share Cash Consideration	1.4(c)(i)
Per Share Stock Consideration	1.4(c)(ii)
Permitted Encumbrances	3.17
Person	9.5
Policies, Practices and Procedures	3.15(b)
Proxy Statement	6.3(a)
Reallocated Cash Election Shares	1.4(e)(ii)(A)(III)
Reallocated Stock Election Shares	1.4(e)(ii)(B)(II)
Receiving Party	6.9(b)
Regulatory Agencies	4.5(a)
Representatives	6.9(a)
Sarbanes-Oxley Act	3.5(c)
SEC	3.4
Section 409(A)	3.11(m)
Securities Act	3.2(a)
SERPs	3.11(c)(iv)
SRO	3.4
Stock Election	1.4(e)(i)
Stock Election Shares	1.4(e)(i)
Stone Point Securities Purchase Agreement	7.1(f)
Subsidiary	3.2(b)
Subsidiary Plan of Merger	1.1(b)
Superior Proposal	6.9(i)
Surviving Bank	Recitals
Surviving Corporation	Recitals
Surviving Corporation Officers	6.5(a)
Takeover Proposal	6.9(h)
Tax Return	3.10(c)
Tax(es)	3.10(b)
TBCA	1.1(a)
Termination Date	8.1

Schedule of Exhibits

Exhibit A    -    Form of Subsidiary Plan of Merger

Exhibit B    -    Surviving Corporation Articles of Incorporation

Exhibit C    -    Surviving Corporation Bylaws

Exhibit D    -    Form of Director Support Agreement

Exhibit E    -    Form of Shareholder Support Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER is dated as of March 25, 2015 (this “Agreement”), by and between Atlantic Capital Bancshares, Inc., a Georgia corporation (“Atlantic Capital”), and First Security Group, Inc., a Tennessee corporation (“FSGI”). Both Atlantic Capital and FSGI are referred to herein as a “Party” and, together, as the “Parties.”
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Atlantic Capital and FSGI have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transactions provided for in this Agreement in which FSGI will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Atlantic Capital (the “Merger”), so that Atlantic Capital is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, the Boards of Directors of Atlantic Capital and FSGI (the “Atlantic Capital Board” and the “FSGI Board,” respectively) have unanimously adopted this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the FSGI Board has resolved to recommend that the shareholders of FSGI approve this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, the Atlantic Capital Board has resolved to recommend that the shareholders of Atlantic Capital approve this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, it is intended that, immediately following the Merger, or as soon as practicable thereafter, Atlantic Capital Bank, a Georgia banking corporation (“Atlantic Capital Bank”), will be merged with and into FSGBank, National Association, a national banking association (“FSGBank”), so that FSGBank is the surviving bank (“Surviving Bank”);
WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
THE MERGER

1.1	The Merger.
(a)    Subject to the terms and conditions of this Agreement, in accordance with the Tennessee Business Corporation Act (“TBCA”) and the Georgia Business Corporation Code (the “GBCC”), at the Effective Time FSGI shall merge with and into Atlantic Capital. Atlantic Capital shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Georgia. As of the Effective Time, the separate corporate existence of FSGI shall cease.
(b)    Immediately following the Effective Time, Atlantic Capital Bank, a wholly-owned subsidiary of Atlantic Capital, will merge with and into FSGBank, a wholly-owned subsidiary of FSGI (the “Bank Merger”), with FSGBank as the surviving entity. As part of the Bank Merger, FSGBank shall change its name to “Atlantic Capital Bank, National Association.” The Parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in substantially the form attached hereto as Exhibit A (the “Subsidiary Plan of Merger”), with such changes thereto as Atlantic Capital and FSGI may mutually agree upon. In order to obtain the necessary regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such regulatory approvals: (i) Atlantic Capital shall cause Atlantic Capital Bank to approve the Subsidiary Plan of Merger; (ii) Atlantic Capital, as the sole shareholder of Atlantic Capital Bank, shall approve the Subsidiary Plan of Merger; (iii) Atlantic Capital shall cause the Subsidiary Plan of Merger to be duly executed by Atlantic Capital Bank and delivered to FSGBank; (iv) FSGI shall cause FSGBank to approve the Subsidiary Plan of Merger; (v) FSGI, as the sole shareholder of FSGBank, shall approve the Subsidiary Plan of Merger; and (vi) FSGI shall cause FSGBank to duly execute and deliver the Subsidiary Plan of Merger to Atlantic Capital Bank.

1.2
Effective Time. The Merger shall become effective as set forth in the articles or certificates of merger (the “Certificates of Merger”) that shall be filed with the Georgia Secretary of State and the Tennessee Secretary of State, respectively, on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificates of Merger.

1.3
Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the TBCA and the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of FSGI shall vest in the Surviving Corporation, and all debts, liabilities and duties of FSGI shall become the debts, liabilities and duties of the Surviving Corporation.

1.4	Conversion of Shares.
At the Effective Time, by virtue of the Merger and without any action on the part of FSGI, Atlantic Capital or the holder of any of the following securities:
(a)    Each share of common stock, par value $1.00 per share, of Atlantic Capital (the “Atlantic Capital Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(b)    All shares of common stock, par value $0.01 per share, of FSGI (the “FSGI Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by Atlantic Capital or FSGI (other than shares of FSGI Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “FSGI Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Atlantic Capital or other consideration shall be delivered in exchange therefor.

(c)    Subject to Section 1.4(e) and Article II, each share of FSGI Common Stock, except for the FSGI Cancelled Shares, issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted into and exchanged for the right to receive the following:
(i)    Cash in the amount of $2.35 per share (the “Per Share Cash Consideration”); or
(ii)    0.188 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of Atlantic Capital Common Stock (together, with any cash in lieu of fractional shares of Atlantic Capital Common Stock to be paid pursuant to Section 2.1, the “Per Share Stock Consideration”). The total cash and stock consideration paid by Atlantic Capital in respect of FSGI Common Stock in connection with the Merger is referred to herein as the “Merger Consideration.”
(d)    If, between the date hereof and the Effective Time, the outstanding shares of Atlantic Capital Common Stock or FSGI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or other similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio and Per Share Cash Consideration.
(e)    Election and Allocation Procedures.
(i)          Election. Subject to the limitations set forth below, each holder of FSGI Common Stock shall be provided an opportunity, (i) to elect to receive Atlantic Capital Common Stock with respect to all of such holder’s FSGI Common Stock (a “Stock Election”); (ii) to elect to receive cash with respect to all of such holder’s FSGI Common Stock (a “Cash Election”); (iii) to elect to receive cash with respect to a portion of such holder’s FSGI’s Common Stock and shares of Atlantic Capital Stock with respect to such holder’s remaining shares (a “Mixed Election”); or (iv) to indicate that such holder makes no such election with respect to such holder’s shares of FSGI Common Stock (a “Non-Election”). Shares of FSGI Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of FSGI Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of FSGI Common Stock as to which a Non-Election or no election has been made, including any FSGI Common Stock issued in connection with the exercise of FSGI Stock Awards after the Election Deadline, are referred to herein as “No-Election Shares.”

(A)         Atlantic Capital and FSGI shall cause to be mailed an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Atlantic Capital and FSGI shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement (as hereinafter defined) to each holder of record of FSGI Common Stock. Atlantic Capital and FSGI shall use all reasonable efforts to make available as promptly as possible an Election Form to any shareholder of FSGI who requests such Election Form following the initial mailing of the Election Form and prior to the Election Deadline (as defined below). Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of FSGI Common Stock to make a Stock Election, Cash Election, Mixed Election or Non-Election. Nominee record holders who hold FSGI Common Stock on behalf of multiple beneficial owners shall indicate how many of such shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares based upon the actions of the beneficial owners thereof.

(B)         Any shares of FSGI Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed, Election Form prior to 5:00 p.m. Eastern Time on the business day that is five (5) business days prior to the Effective Time (or such other time and date as Atlantic Capital and FSGI may mutually agree) (the “Election Deadline”) shall be treated as No-Election Shares; provided, however, that the Election Deadline may not occur after the Effective Time.

(C)         Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline, together with all required accompanying documentation and duly executed transmittal materials included with the Election Form, all as described in the instructions to the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of FSGI Common Stock represented by such Election Form shall be No-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Atlantic Capital, FSGI nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(ii)         Allocation. As soon as practicable after the Election Deadline, Atlantic Capital shall cause the Exchange Agent to allocate the Merger Consideration among the holders of FSGI Common Stock that was issued and outstanding immediately prior to the Effective Time in accordance with the terms of this Section. In order to ensure that the limits specified with respect to the cash consideration specified below are not exceeded, the parties hereby agree that the Exchange Agent, in applying the allocation rules set forth herein, shall have reasonable discretion to round calculations or otherwise adjust results thereof in order to accomplish such purpose, and each good faith determination made by the Exchange Agent regarding such matters shall be binding and conclusive.

(A)         Cash Consideration Undersubscribed. If the number of Cash Election Shares is less than or equal to 26,730,454 (the “Cash Election Threshold”), then, at the Effective Time:

(I)          each Cash Election Share will be converted into the right to receive the Per Share Cash Consideration;

(II)           No-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares equal the Cash Election Threshold. If less than all of the No-Election Shares are so required to be treated as Cash Election Shares, then the Exchange Agent shall convert, on a pro rata basis, a sufficient number of No-Election Shares into Cash Election Shares, with all remaining No-Election Shares treated as Stock Election Shares;

(III)            If all of the No-Election Shares are converted to Cash Election Shares under the preceding subsection and the total number of Cash Election Shares remains below the Cash Election Threshold, then the Exchange Agent shall convert, on a pro rata basis, a sufficient number of

Stock Election Shares into Cash Election Shares (the “Reallocated Cash Election Shares”) such that the sum of the number of Cash Election Shares plus the Reallocated Cash Election Shares equals the Cash Election Threshold and each Reallocated Cash Election Share shall be converted in to the right to receive the Per Share Cash Consideration; and

(IV)            each Stock Election Share which is not a Reallocated Cash Election Share shall be converted into the right to receive the Per Share Stock Consideration.

(B)        Cash Consideration Oversubscribed. If the number of Cash Election Shares is greater than the Cash Election Threshold, then, at the Effective Time:

(I)           each Stock Election Share and No-Election Share shall be converted into the right to receive the Per Share Stock Consideration;

(II)           the Exchange Agent shall convert, on a pro rata basis, a sufficient number of Cash Election Shares into Stock Election Shares (the “Reallocated Stock Election Shares”) such that the number of remaining Cash Election Shares does not exceed the Cash Election Threshold (provided that the Cash Election Shares not subject to a Mixed Election shall be treated as Reallocated Stock Election Shares only if the Cash Election Shares subject to a Mixed Election are insufficient in number to reach the Cash Election Threshold and, provided further, that holders of one hundred (100) or fewer shares of FSGI Common Stock of record on the date of this Agreement who have elected solely the Cash Election shall not be required to have any of their shares of FSGI Common Stock converted to Reallocated Stock Election Shares) and all Reallocated Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(III)           each Cash Election Share which is not a Reallocated Stock Election Share shall be converted into the right to receive the Per Share Cash Consideration.

1.5    Stock Options, Other Stock-Based Awards and Warrants.
(a)    Unless otherwise noted, the provisions of this Section 1.5 pertain to all options and other stock-based awards granted by FSGI, including but not limited to awards granted under FSGI’s 2012 Long-Term Incentive Plan, the Second Amended and Restated 1999 Long-Term Incentive Plan and the 2002 Long-Term Incentive Plan, issued and outstanding immediately prior to the Effective Time (collectively, the “FSGI Stock Awards”), provided, however, that any accelerated vesting performed pursuant to this Section 1.5 shall only be performed if required by the terms of the FSGI Stock Awards as in effect on the date hereof without any further action by FSGI.
(b)    As of the Effective Time, Atlantic Capital shall either: (i) assume any FSGI Stock Awards substantially in accordance with the terms of the FSGI Stock Awards; or (ii) substitute the FSGI Stock Awards for substantially identical awards under any Atlantic Capital Stock Plans or other plans to be adopted by Atlantic Capital before the Effective Time, such that after the Merger and without any action on the part of the holders of any FSGI Stock Awards, the FSGI Stock Awards shall be converted into and become rights with respect to Atlantic Capital Common Stock. From and after the Effective Time and after giving effect to the foregoing assumption or substitution: (i) each FSGI Stock Award assumed or substituted by Atlantic Capital may be exercised solely for shares of Atlantic Capital Common Stock; (ii) the number of shares of Atlantic Capital Common Stock subject to such FSGI Stock Award shall be equal to the number of shares of FSGI Common Stock subject to such FSGI Stock Award immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share); and (iii) the per share exercise price under each such FSGI Stock Award shall be adjusted to reflect the Exchange Ratio (rounded up to the nearest whole cent). It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a “modification” as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an “incentive stock option.” Atlantic Capital and FSGI agree to take all necessary steps to effect the provisions of this Section 1.5.
(c)    At or prior to the Effective Time, FSGI, the FSGI Board and the compensation committee of the FSGI Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any FSGI or FSGBank employee or other participant consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 1.5.

1.6	Articles of Incorporation of the Surviving Corporation.
At the Effective Time, the articles of incorporation of the Surviving Corporation shall be those articles of incorporation attached hereto as Exhibit B until thereafter amended in accordance with applicable law.

1.7	Bylaws of the Surviving Corporation.
At the Effective Time, the bylaws of the Surviving Corporation shall be those bylaws attached hereto as Exhibit C until thereafter amended in accordance with applicable law.

1.8	Tax Consequences.
It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.9	Headquarters.
From and after the Effective Time, until determined otherwise by the Boards of Directors of the Surviving Corporation and Surviving Bank, respectively, in accordance with applicable law and the terms of their amended bylaws, (i) the Surviving Corporation shall be headquartered in Atlanta, Georgia, with significant corporate operations also in FSGI’s current location in Chattanooga, Tennessee, and (ii) the Surviving Bank shall initially be headquartered in Chattanooga, Tennessee, with significant banking operations also in Atlanta, Georgia.
ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1	Exchange Procedures.
(a)    Appointment of Exchange Agent. Prior to the Effective Time, Atlantic Capital shall appoint an exchange and paying agent reasonably acceptable to FSGI (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.
(b)    Atlantic Capital to Make Merger Consideration Available. At or prior to the Effective Time, Atlantic Capital shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of holders of shares of FSGI Common Stock, certificates representing the shares of Atlantic Capital Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Atlantic Capital Common Stock).
(c)    Distributions to Holders of FSGI Common Stock. After completion of the allocation referred to in Section 1.4(e), and upon the Effective Time, each holder of an outstanding share of FSGI Common Stock who has properly surrendered such Certificates or Book-Entry Shares to the Exchange Agent (or affidavits of loss in lieu of such certificates) will be entitled to evidence of issuance in book entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of Atlantic Capital Stock and/or the amount of cash in to which the aggregate number of shares of FSGI Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement. If a holder of FSGI Common Stock surrenders such Certificates representing shares of FSGI Common Stock (the “Certificates”) or non-certificated shares of FSGI Common Stock represented by book-entry registry (the “Book Entry Shares”) and a properly executed letter of transmittal to the Exchange Agent at least five (5) business days prior to the Effective Time, then Atlantic Capital shall use commercially reasonable efforts to cause the Exchange Agent to deliver, within one (1) business day following the Effective Time, to such holder of FSGI Common Stock the consideration into which the shares of such FSGI Common Stock have been converted pursuant to this Agreement. If a holder of FSGI Common Stock surrenders such Certificates or Book Entry Shares and a properly executed letter of transmittal to the Exchange Agent at any time after at least five (5) business days prior to the Effective Time, then Atlantic Capital shall use commercially reasonable efforts to cause the Exchange Agent to promptly, but in no event later than five (5) business days following receipt of such Certificates or Book Entry Shares and a properly executed letter of transmittal, deliver to such holder of FSGI Common Stock the consideration into which the shares of such FSGI Common Stock have been converted pursuant to this Agreement. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of FSGI Common Stock is entitled as a result of the Merger until such holder surrenders his or her Certificates or Book-Entry Shares for exchange as provided in this Section 2.1. The Certificates or Book-Entry Shares so surrendered shall be, as applicable, duly endorsed or accompanied with such transfer and other documentation as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of the FSGI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.
(d)    Letter of Transmittal. Atlantic Capital shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder Certificates and Book-Entry Shares who has not previously surrendered such Certificates or Book-Entry Shares with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates and Book-Entry Shares for the Merger Consideration and cash in lieu of fractional shares, if any, into which the shares of such FSGI Common Stock have been converted pursuant to this Agreement.
(e)    No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no certificates representing fractional shares of Atlantic Capital Common Stock shall be issued upon the surrender for exchange of the FSGI Common Stock and such fractional Atlantic Capital Common Stock interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. Each holder of FSGI Common Stock who would otherwise be entitled to receive a fractional share of Atlantic Capital Common Stock shall instead receive an amount of cash, without interest, equal to the product obtained by multiplying (a) the fractional share of Atlantic Capital Common

Stock to which such holder (after taking into account all FSGI Common Stock held at the Effective Time by such holder) would otherwise be entitled, by (b) $12.50.
(f)    Lost Certificates. A holder of FSGI Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions, and cash in lieu of fractional shares to which such shareholder shall be entitled upon compliance with reasonable conditions imposed by the Surviving Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Surviving Corporation’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

2.2
Rights of Former FSGI Shareholders. At the Effective Time, the stock transfer books of FSGI shall be closed as to holders of FSGI Common Stock, and no transfer of FSGI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1 of this Agreement, each Book-Entry Share or Certificate representing shares of FSGI Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of FSGI Common Stock shall be entitled to vote after the Effective Time at any meeting of Atlantic Capital shareholders the number of whole shares of Atlantic Capital Common Stock into which their respective shares of FSGI Common are converted, regardless of whether such holders have exchanged their certificates representing FSGI Common Stock for certificates representing Atlantic Capital Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Atlantic Capital on the Atlantic Capital Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of FSGI Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate representing shares of FSGI Common Stock issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.1 of this Agreement. However, upon surrender of such Book-Entry Share or Certificate representing FSGI Common Stock shares of Atlantic Capital Common Stock, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ATLANTIC CAPITAL

Except as disclosed in the disclosure schedule (the “Atlantic Capital Disclosure Schedule”) delivered by Atlantic Capital to FSGI prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Atlantic Capital’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary: (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2; and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, as hereinafter defined, on Atlantic Capital), Atlantic Capital, and to the extent applicable, each Subsidiary of Atlantic Capital, hereby represents and warrants to FSGI as follows:

3.1	Corporate Organization.
(a)    Each of Atlantic Capital and its Subsidiaries: (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted; and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
(b)    Atlantic Capital is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the articles of incorporation of Atlantic Capital, as amended (the “Atlantic Capital Articles”), and the bylaws of Atlantic Capital (the “Atlantic Capital Bylaws”), as in effect as of the date of this Agreement, have previously been made available to FSGI. Atlantic Capital Bank is incorporated under the laws of the State of Georgia.
(c)    The articles of incorporation, bylaws and similar governing documents of each Atlantic Capital Subsidiary, copies of which have previously been made available to FSGI, are true, complete and correct copies of such documents as of the date of this Agreement.
(d)    The deposit accounts of Atlantic Capital Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.2	Capitalization.
(a)    The authorized capital stock of Atlantic Capital consists of 100,000,000 shares of capital stock, $1.00 par value per share, all of which is designated as common stock, of which, as of the date of this Agreement (the “Atlantic Capital Capitalization Date”), 13,508,480 shares of Atlantic Capital Common Stock were issued and outstanding. As of the Atlantic Capital Capitalization Date, no shares of Atlantic Capital Common Stock were reserved for issuance, except for 1,663,500 shares of Atlantic Capital Common Stock underlying options and warrants currently outstanding; 670,414 shares of Atlantic Capital Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director equity incentive compensation plans of Atlantic Capital in effect as of the date of this Agreement (the “Atlantic Capital Stock Plans”). The Atlantic Capital Common Stock is sometimes referred to herein as the “Atlantic Capital Stock.” All of the issued and outstanding shares of Atlantic Capital Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, except for the preemptive rights provided for in Article IV of the Atlantic Capital Articles, which preemptive rights were waived by the holders thereof. No bonds, debentures, notes or other indebtedness of Atlantic Capital having the right to vote on any matters on which its shareholders may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Atlantic Capital Disclosure Schedule, as of the date of this Agreement, except pursuant to this Agreement, including with respect to the Atlantic Capital Stock Plans as set forth herein, Atlantic Capital does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Atlantic Capital Stock, or any other equity securities of Atlantic Capital or any securities representing the right to purchase or otherwise receive any shares of Atlantic Capital Stock, or other equity securities of Atlantic Capital. Other than as provided in this Agreement or as set forth on Section 3.2(a) of the Atlantic Capital Disclosure Schedule, as of the date of this Agreement, there are no contractual obligations of Atlantic Capital or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Atlantic Capital or any equity security of Atlantic Capital or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity securities of Atlantic Capital or its Subsidiaries, or (ii) pursuant to which Atlantic Capital or any of its Subsidiaries is or could be required to register shares of Atlantic Capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). The shares of Atlantic Capital Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than as set forth on Section 3.2(a) of the Atlantic Capital Disclosure Schedule, no options or other equity-based awards are outstanding as of the Atlantic Capital Capitalization Date. Except as set forth on Section 3.2(a) of the Atlantic Capital Disclosure Schedule, since December 31, 2013 through the date hereof, Atlantic Capital has not (A) issued or repurchased any shares of Atlantic Capital Stock, or other equity securities of Atlantic Capital or (B) issued or awarded any options, restricted shares or any other equity-based awards under the Atlantic Capital Stock Plans or otherwise.
(b)    Section 3.2(b) of the Atlantic Capital Disclosure Schedule lists each Atlantic Capital Subsidiary as of the date of this Agreement. Except as set forth on Section 3.2(b) of the Atlantic Capital Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Atlantic Capital are owned by Atlantic Capital, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No such Atlantic Capital Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. As used in this Agreement, the word “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the term “Atlantic Capital Subsidiary” and “FSGI Subsidiary” shall mean any direct or indirect Subsidiary of Atlantic Capital or FSGI, respectively.
(c)    Section 3.2(c) of the Atlantic Capital Disclosure Schedule sets forth Atlantic Capital’s and its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Subsidiary of Atlantic Capital, where such ownership interest is equal to or greater than five (5) percent of the total ownership interest of such Person.
(d)    Section 3.2(d) of the Atlantic Capital Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Atlantic Capital Common Stock issued under any Atlantic Capital Stock Plans or awards not granted under any Atlantic

Capital Stock Plan, the number of shares of Atlantic Capital Common Stock subject to outstanding awards granted under the Atlantic Capital Stock Plans or otherwise and the number of shares of Atlantic Capital Common Stock reserved for future issuance under the Atlantic Capital Stock Plans or otherwise; (ii) all outstanding awards granted under the Atlantic Capital Stock Plans, indicating with respect to each such award the name of the holder thereof, the number of shares of Atlantic Capital Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule; and (iii) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Atlantic Capital Common Stock subject to such warrant and the exercise price thereof. Atlantic Capital has provided to FSGI complete and accurate copies of the Atlantic Capital Stock Plans and the forms of all award agreements and copies of all warrants.

3.3	Authority; No Violation.
(a)    Atlantic Capital has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Atlantic Capital Board. The Atlantic Capital Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Atlantic Capital and its shareholders, and that the Agreement and the transactions contemplated hereby are in the best interests of Atlantic Capital and its shareholders. The Atlantic Capital Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Atlantic Capital’s shareholders for consideration at a duly held meeting of such shareholders and has recommend that Atlantic Capital’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement and, if required by applicable law, the affirmative vote of the holders of the requisite number of outstanding shares of Atlantic Capital Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Atlantic Capital are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Atlantic Capital and (assuming due authorization, execution and delivery by FSGI) constitutes the valid and binding obligation of Atlantic Capital, enforceable against Atlantic Capital in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).
(b)    Neither the execution and delivery of this Agreement by Atlantic Capital, nor the consummation by Atlantic Capital of the transactions contemplated hereby, nor compliance by Atlantic Capital with any of the terms or provisions of this Agreement, will (i) assuming that shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the Atlantic Capital Articles or the Atlantic Capital Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Atlantic Capital, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by (other than pursuant to an Atlantic Capital Benefit Plan), or result in the creation of any Lien upon any of the respective properties or assets of Atlantic Capital or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Atlantic Capital or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4	Consents and Approvals.
Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approvals of such applications and notices, (b) the filing of any required applications, filings or notices with the Office of the Comptroller of the Currency (the “OCC”) and any other federal or state banking, insurance or other regulatory or self-regulatory authorities, including the Georgia Department of Banking and Finance and the U.S. Securities and Exchange Commission (“SEC”) or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”), the declaration of effectiveness of the Form S-4, and the filing of such other reports with the SEC as may be required by the Securities Act in connection with the Agreement, the Merger and the Form S-4; (d) the approval by NASDAQ of Atlantic Capital’s application for listing of its common stock on the Nasdaq Global Select Market (or such other national securities exchange mutually agreed upon by the Parties), (e) the filing of the Certificates of Merger with the Tennessee Secretary of State and the Georgia Secretary of State pursuant to the TBCA and GBCC, (f) the filing of articles of merger with the OCC and Georgia Secretary of State with respect to the Bank Merger (the “Articles of Bank Merger”), and (g) any consents, authorizations, approvals, filings or exemptions required under applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”) or required under consumer finance, mortgage banking and other similar laws, if any, (h) notices or filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”), if any, and (i) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Atlantic Capital Common Stock pursuant to this Agreement (all such approvals in this Section 3.4, the “Atlantic Capital Requisite Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Atlantic Capital of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Atlantic Capital of this Agreement.

3.5	Reports; Regulatory Matters.
(a)    Atlantic Capital and each of its Subsidiaries have timely filed (including all applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state banking commission or other state regulatory authority, including the Georgia Department of Banking and Finance, (iv) any foreign regulatory authority, and (v) any SRO (collectively, “Atlantic Capital Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2013, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Atlantic Capital Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Atlantic Capital Regulatory Agency or Governmental Entity in the ordinary course of the business of Atlantic Capital and its Subsidiaries, or as disclosed on Section 3.5(a) of the Atlantic Capital Disclosure Schedule, no Atlantic Capital Regulatory Agency or Governmental Entity has initiated since January 1, 2013 or has pending any proceeding, enforcement action or, to the Knowledge of Atlantic Capital, investigation into the business, disclosures or operations of Atlantic Capital or any of its Subsidiaries. Since January 1, 2013, except as disclosed on Section 3.5(a) of the Atlantic Capital Disclosure Schedule, no Atlantic Capital Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the Knowledge of Atlantic Capital, investigation into the business, disclosures or operations of Atlantic Capital or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the Atlantic Capital Disclosure Schedule, Atlantic Capital and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Atlantic Capital Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Atlantic Capital or any of its Subsidiaries. Since January 1, 2013, there have been no formal or informal inquiries by, or disagreements or disputes with, any Atlantic Capital Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Atlantic Capital or any of its Subsidiaries (other than normal examinations conducted by a Atlantic Capital Regulatory Agency or Governmental Entity in Atlantic Capital’s ordinary course of business or as disclosed in Section 3.5(a) of the Atlantic Capital Disclosure Schedule). To the Knowledge of Atlantic Capital, there has not been any event or occurrence since January 1, 2013 that would result in a determination that Atlantic Capital Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
(b)    Except as disclosed on Section 3.5(b) of the Atlantic Capital Disclosure Schedule, neither Atlantic Capital nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement or consent agreement with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2013 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2013 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Atlantic Capital Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Atlantic Capital Regulatory Agreement”), nor has Atlantic Capital or any of its Subsidiaries been advised since January 1, 2013 by any Atlantic Capital Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Atlantic Capital Regulatory Agreement.
(c)    During the period from the date of the declaration of effectiveness by the SEC of the Form S-4 to the Effective Time (the “Atlantic Capital Reporting Period”), Atlantic Capital will have filed with or furnished to the SEC all registration statements, prospectuses, reports, schedules, information statements and proxy statements of Atlantic Capital required to be filed with or furnished to the SEC pursuant to the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) (including the rules and regulations promulgated thereunder) (collectively, the “Atlantic Capital SEC Reports”). No such Atlantic Capital SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. As of their respective effective or filed dates, all Atlantic Capital SEC Reports will comply as to form in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, with respect thereto. Upon request, Atlantic Capital will provide FSGI with unredacted copies of all redacted material filed with the SEC.
(d)    During the Atlantic Capital Reporting Period, Atlantic Capital and each of its officers and directors will be in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.
(e)    Neither Atlantic Capital nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Atlantic Capital or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Atlantic Capital or any of its Subsidiaries in Atlantic Capital’s consolidated financial statements.

3.6	Financial Statements.
(a)    Since January 1, 2011, the financial statements of Atlantic Capital and its Subsidiaries have (i) been prepared from, and are in accordance with, the books and records of Atlantic Capital and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Atlantic Capital and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the FDIC; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Atlantic Capital and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has served as independent registered public accountant for Atlantic Capital or its bank Subsidiary, as applicable, since January 1, 2007; such firm has not resigned or been dismissed as independent public accountants of Atlantic Capital or its bank Subsidiary, as applicable, as a result of or in connection with any disagreements with Atlantic Capital or its bank Subsidiary, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Except as set forth on Section 3.6(b) of the Atlantic Capital Disclosure Schedule, neither Atlantic Capital nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Atlantic Capital for the period ended December 31, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013 or in connection with this Agreement and the transactions contemplated hereby.
(c)    Since December 31, 2013, (i) through the date hereof, neither Atlantic Capital nor any of its Subsidiaries nor, to the Knowledge of the officers of Atlantic Capital, any director, officer, employee, auditor, accountant or representative of Atlantic Capital or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Atlantic Capital or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Atlantic Capital or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney or auditor representing Atlantic Capital or any of its Subsidiaries, whether or not employed by Atlantic Capital or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Atlantic Capital or any of its officers, directors, employees or agents to the Atlantic Capital Board or any committee thereof or to any director or officer of Atlantic Capital.
(d)    Atlantic Capital and each of its Subsidiaries has established and maintains a system of internal controls (as provided for in Section 36 of the Federal Deposit Insurance Act) that is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and financial statements for regulatory reporting purposes, (ii) that receipts and expenditures of Atlantic Capital and its Subsidiaries are being made only in accordance with authorizations of management and the applicable board of directors, and (iii) regarding prevention, or timely detection and correction of, unauthorized acquisition, use or disposition of Atlantic Capital’s and its Subsidiaries’ assets that could have a material effect on the financial statements of Atlantic Capital or such Subsidiaries.
(e)    During the Atlantic Capital Reporting Period, Atlantic Capital’s “disclosure controls and procedures” (as defined in Rule 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Atlantic Capital in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Atlantic Capital’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Atlantic Capital required under the Exchange Act with respect to such reports.
(f)    During the Atlantic Capital Reporting Period, each of Atlantic Capital’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) will make all certifications required by Rule 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Atlantic Capital SEC Reports, and the statements contained in such certifications will be true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. During the Atlantic Capital Reporting Period, Atlantic Capital will be in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)    The information contained in the budget or the pro forma financial information (including, without limitation, the most recent projections and forecasts contained therein) that was provided by Atlantic Capital to FSGI was based upon reasonable assumptions, and, to Atlantic Capital’s Knowledge, such assumptions and such budget or pro forma financial information remain reasonable as of the date hereof.

3.7	Broker’s Fees.
Neither Atlantic Capital nor any Atlantic Capital Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Atlantic Capital Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to FSGI.

3.8	Absence of Certain Changes or Events.
(a)    Since December 31, 2013, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Atlantic Capital. As used in this Agreement, the term “Material Adverse Effect” means, with respect to FSGI, Atlantic Capital or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations or financial condition of such Party and its Subsidiaries taken as a whole or (ii) materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the transactions contemplated by this Agreement (provided, however, that a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, including changes in market interest rates, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (D) the failure by any Party to meet projections, forecasts, estimates or budgets, provided, however, that the exception in this clause (D) shall not prevent or otherwise affect a determination that any fact, event, change, condition, development, circumstance, or effect underlying such a failure has resulted in, or contributed to, a Material Adverse Effect, (E) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of either Party and its Subsidiaries, including the effects on the employees and customers of FSGBank or Atlantic Capital Bank, as applicable, resulting from the public announcement of the Merger, (F) changes, positive or negative, in the adjusted Federal long-term rate under section 382(f) of the Code, whether as a result of changes in the Federal long-term rate determined under section 1274(d) of the Code or as a result of changes to the methodology for calculating such rate, or (G) actions and omissions of either Party or its Subsidiaries taken with the prior written consent of the other Party).
(b)    Other than as set forth on Section 3.8(b) of the Atlantic Capital Disclosure Schedule, since December 31, 2013, through and including the date of this Agreement, Atlantic Capital and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
(c)    Except as set forth on Section 3.8(c) of the Atlantic Capital Disclosure Schedule, since December 31, 2013, neither Atlantic Capital nor any of its Subsidiaries has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of December 31, 2013, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11(a) of the Atlantic Capital Disclosure Schedule, as in effect as of the date hereof), obligated itself to pay or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Atlantic Capital Common Stock, any restricted, performance or fully vested shares of Atlantic Capital Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Atlantic Capital or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Atlantic Capital Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

3.9	Legal Proceedings.
(a)    Except as disclosed on Section 3.9(a) of the Atlantic Capital Disclosure Schedule, neither Atlantic Capital nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Atlantic Capital’s Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Atlantic Capital or any of its Subsidiaries, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9(a) of the Atlantic Capital Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Atlantic Capital.
(b)    There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Atlantic Capital, any of its Subsidiaries or the assets of Atlantic Capital or any of its Subsidiaries.

3.10	Taxes and Tax Returns.
(a)    Each of Atlantic Capital and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Atlantic Capital and its Subsidiaries are not subject to any ongoing or unresolved examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon Atlantic Capital or any of its Subsidiaries for which Atlantic Capital does not have reserves that are adequate under GAAP. Neither Atlantic Capital nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Atlantic Capital and its Subsidiaries). Within the past five (5) years, neither Atlantic Capital nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Atlantic Capital nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Atlantic Capital or any of its Subsidiaries. Neither Atlantic Capital nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Atlantic Capital nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as reorganizations under Section 368(a) of the Code.
(b)    As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).
(c)    As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Atlantic Capital or any of its Subsidiaries.

3.11	Employee Matters.
(a)    Section 3.11(a) of the Atlantic Capital Disclosure Schedule sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each material employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each material employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Atlantic Capital or any of its ERISA Affiliates (as defined below) entered into, maintained or contributed to by Atlantic Capital or any of its ERISA Affiliates or to which Atlantic Capital or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Atlantic Capital Benefit Plans”). For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of: (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in

Section 414(c) of the Code); (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code); or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes a Party or any of its Subsidiaries. No other Atlantic Capital Benefit Plan exists.
(b)    With respect to each Atlantic Capital Benefit Plan, Atlantic Capital has made available to FSGI true, complete and correct copies of the following (as applicable): (i) the current written document evidencing such Atlantic Capital Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the most recent summary plan description and any subsequent summaries of material modifications; (iii) any current related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two (2) most recent actuarial reports; (vi) the most recent determination letter or opinion letter from the IRS; (vii) the three (3) most recent Forms 5500 required to have been filed, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Atlantic Capital Benefit Plan; and (ix) a list of each Person who has options to purchase Atlantic Capital Common Stock or has units or other awards outstanding under any stock-option or other equity-based plan, program or arrangement sponsored by Atlantic Capital or any of its Subsidiaries, noting for each Person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 3.11(b) of the Atlantic Capital Disclosure Schedule sets forth as of December 31, 2014 the accrued liability for any such plans, programs and arrangements.
(c)    With respect to each Atlantic Capital Benefit Plan:
(i)    each Atlantic Capital Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Atlantic Capital Benefit Plan have been timely performed, including extensions available for any applicable deadline, and there have been no material defaults, omissions or violations by any party with respect to any Atlantic Capital Benefit Plan, and each Atlantic Capital Benefit Plan;
(ii)    each Atlantic Capital Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter (or opinion letter on which Atlantic Capital and its ERISA Affiliates are allowed to rely) from the IRS to such effect and, to the Knowledge of Atlantic Capital, no fact, circumstance or event has occurred since the date of such determination or opinion letter or exists that would reasonably be expected to adversely affect the qualified status of any such Atlantic Capital Benefit Plan;
(iii)    either an application for a new determination letter was filed by the end of such Atlantic Capital Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2007-44, as modified, or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied or the applicable plan is eligible to rely on an IRS opinion letter relating to a volume submitter document;
(iv)    each Atlantic Capital Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c)(iv) of the Atlantic Capital Disclosure Schedule contains (A) a list of assets that are maintained or used to informally fund such plan, (B) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (C) an analysis of the cash surrender value of the split-dollar insurance policies held pursuant to the SERPs. Any trust agreement supporting such plan has been provided as described in Section 3.11(b)(iii);
(v)    no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Atlantic Capital’s or any of its ERISA Affiliates’ Knowledge, is anticipated against any of the Atlantic Capital Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Atlantic Capital (including any Subsidiary thereof), any of its ERISA Affiliates, any director, officer or employee thereof, or any of the assets of any trust of any of the Atlantic Capital Benefit Plans;
(vi)    all contributions, premiums and other payments required to be made with respect to any Atlantic Capital Benefit Plan have been made on or before their due dates, with extensions (if applicable), under applicable law and the terms of such Atlantic Capital Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Atlantic Capital Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Atlantic Capital for the fiscal year ended December 31, 2014 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since December 31, 2014;
(vii)    except as set forth on Section 3.11(c)(vii) of the Atlantic Capital Disclosure Schedule, no Atlantic Capital Benefit Plan is under, and neither Atlantic Capital nor any Atlantic Capital Subsidiary nor any of their ERISA Affiliates has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such audit completed within the last three (3) years, if any, has resulted in the imposition of any Tax or penalty;
(viii)    no Atlantic Capital Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Atlantic Capital Benefit Plan that is funded in whole or in part through an insurance policy, neither Atlantic Capital nor any Atlantic Capital Subsidiary nor any of their ERISA Affiliates has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;
(ix)    all reports and disclosures relating to each Atlantic Capital Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), Atlantic Capital Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;
(x)    except as set forth on Section 3.11(c)(x) of the Atlantic Capital Disclosure Schedule, neither the execution, delivery or performance of this Agreement by

Atlantic Capital nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Atlantic Capital, any Atlantic Capital Subsidiary or any of their ERISA Affiliates to make a larger contribution to, or pay greater benefits or provide other rights under, any Atlantic Capital Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Atlantic Capital Benefit Plan or (C) conflict with the terms of any Atlantic Capital Benefit Plan;
(xi)    all obligations of Atlantic Capital, each Subsidiary and ERISA Affiliate and each fiduciary under each Atlantic Capital Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”) have been timely performed in all material respects;
(xii)    to the Knowledge of Atlantic Capital, Atlantic Capital and each Subsidiary and ERISA Affiliate, as applicable, has maintained in all material respects all employee data necessary to administer each Atlantic Capital Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and
(xiii)    except as disclosed on Section 3.11(c)(xiii) of the Atlantic Capital Disclosure Schedule, no Atlantic Capital Benefit Plan provides for any gross-up payment associated with any Taxes.
(d)    No Atlantic Capital Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and neither Atlantic Capital nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither Atlantic Capital nor any of its Subsidiaries or ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any material liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Atlantic Capital Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Atlantic Capital or any of its Subsidiaries or ERISA Affiliates.
(e)    Except as otherwise provided in this Agreement or as disclosed on Section 3.11(e) of the Atlantic Capital Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Atlantic Capital or any of its Subsidiaries or any ERISA Affiliate, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(f)    To the Knowledge of Atlantic Capital, neither Atlantic Capital nor any other “disqualified person” (as defined in Section 4975 of the Code) nor any “party-in-interest” (as defined in Section 3(14) of ERISA) nor any trustee or administrator of any Atlantic Capital Benefit Plan has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. To the Knowledge of Atlantic Capital, all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Atlantic Capital Benefit Plans have complied in all material respects with the requirements of Section 404 of ERISA. Atlantic Capital and its ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Atlantic Capital Benefit Plans.
(g)    No payment made in respect of any employee or former employee of Atlantic Capital or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.
(h)    With respect to Atlantic Capital and each of its Subsidiaries:
(i)    Neither Atlantic Capital nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Atlantic Capital or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of Atlantic Capital, threatened and neither Atlantic Capital nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three (3) years.
(ii)    Neither Atlantic Capital nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.
(iii)    Each of Atlantic Capital and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.
(iv)    Neither Atlantic Capital nor any of its Subsidiaries has any workers’ compensation liability, experience or matter outside the ordinary course of business.
(v)    To the Knowledge of Atlantic Capital, no executive of Atlantic Capital or any of its Subsidiaries: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.
(vi)    Section 3.11(h)(vi) of the Atlantic Capital Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Atlantic Capital and each of its Subsidiaries: name; employing entity; job title; primary work location; current compensation rate; Atlantic Capital or expected bonus; and Atlantic Capital’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.
(i)    Section 3.11(i) of the Atlantic Capital Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, non-solicitation, noninterference, nondisclosure and similar agreements between Atlantic Capital or its Subsidiaries and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to FSGI. Each of the agreements set forth on Section 3.11(i) of the Atlantic Capital Disclosure Schedule is valid and binding and in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).
(j)    Except as disclosed in Section 3.11(j) of the Atlantic Capital Disclosure Schedule (which shall contain the actual value of the obligations of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither Atlantic Capital nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.
(k)    Neither Atlantic Capital nor any of its Subsidiaries or ERISA Affiliates maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.
(l)    Any individual who performs services for Atlantic Capital or any of Atlantic Capital’s Subsidiaries and who is not treated as an employee for federal income tax purposes by Atlantic Capital or any of Atlantic Capital’s Subsidiaries is not an employee under applicable law or for any purpose including for tax withholding purposes or Atlantic Capital Benefit Plan purposes.
(m)    (i) Each Atlantic Capital Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated in compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”); (ii) neither Atlantic Capital nor any of its Subsidiaries (1) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would reasonably be expected to subject an individual having rights under any such Atlantic Capital Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Atlantic Capital Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Atlantic Capital Benefit Plan to Section 409A.

3.12	Compliance with Applicable Law.
(a)    Except as set forth on Section 3.12(a) of the Atlantic Capital Disclosure Schedule, Atlantic Capital and each of its Subsidiaries hold all material licenses, operating certificates,

variances, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Atlantic Capital or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither Atlantic Capital nor any Atlantic Capital Subsidiary acts, or has acted since January 1, 2011, as a fiduciary for any Person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
(b)    Section 3.12(b) of the Atlantic Capital Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Atlantic Capital or entities controlled by executive officers and directors of Atlantic Capital who have outstanding loans from Atlantic Capital or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three (3) years immediately preceding the date hereof.
(c)    Since January 1, 2011, neither Atlantic Capital or any of its Subsidiaries (nor, to the Knowledge of Atlantic Capital, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.13	Certain Contracts.
(a)    Except as otherwise provided in this Agreement or as disclosed on Section 3.13(a) of the Atlantic Capital Disclosure Schedule, neither Atlantic Capital nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or shareholder approval or consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Atlantic Capital, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Atlantic Capital or any Subsidiary thereof, (iii) that is a contract material to the business of Atlantic Capital to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business, or the area in which such business is conducted, by Atlantic Capital or, to the Knowledge of Atlantic Capital, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Atlantic Capital Disclosure Schedule, is referred to as a “Atlantic Capital Contract,” and neither Atlantic Capital nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Atlantic Capital Contract by any of the other parties thereto.
(b)    (i) Each Atlantic Capital Contract is valid and binding on Atlantic Capital or its applicable Subsidiary and is in full force and effect, (ii) Atlantic Capital and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Atlantic Capital Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Atlantic Capital or any of its Subsidiaries under any such Atlantic Capital Contract.

3.14	Risk Management Instruments.
(a)    “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(b)    All Derivative Transactions, whether entered into for the account of Atlantic Capital or any of its Subsidiaries or for the account of a customer of Atlantic Capital or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Atlantic Capital and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Atlantic Capital or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Atlantic Capital and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Atlantic Capital’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15	Investment Securities and Commodities.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect on Atlantic Capital, each of Atlantic Capital and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Atlantic Capital or its Subsidiaries. Such securities and commodities are valued on the books of Atlantic Capital in accordance with GAAP in all material respects.

(b)    Atlantic Capital and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Atlantic Capital believes are prudent and reasonable in the context of such businesses. Before the date hereof, Atlantic Capital has made available to FSGI in writing the material Policies, Practices and Procedures.

3.16	Loan Portfolio.
(a)    Section 3.16(a) of the Atlantic Capital Disclosure Schedule sets forth, as of December 31, 2014 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Atlantic Capital or its Subsidiaries (collectively, “Atlantic Capital Loans”), other than “nonaccrual” Atlantic Capital Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Atlantic Capital Loans, (iii) a summary of all Atlantic Capital Loans designated as of such date by Atlantic Capital as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Atlantic Capital Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Atlantic Capital Loans by category and the amount of specific reserves with respect to each such category of Atlantic Capital Loans and (iv) each asset of Atlantic Capital or any of its Subsidiaries that is classified as “Other Real Estate Owned” and the book value thereof.
(b)    Each Atlantic Capital Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Atlantic Capital Loans originated by Atlantic Capital or its Subsidiaries, and all such Atlantic Capital Loans purchased by Atlantic Capital or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Atlantic Capital Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Atlantic Capital or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Atlantic Capital Loans.
(c)    Since December 31, 2014, none of the Atlantic Capital Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Atlantic Capital and its Subsidiaries on a consolidated basis; to Atlantic Capital’s Knowledge and in light of each of the Atlantic Capital Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the balance sheet of Atlantic Capital for the year ending December 31, 2014 were, as of such date, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Atlantic Capital Regulatory Agency.

3.17	Property.
Atlantic Capital or one of its Subsidiaries (a) has fee simple title to all the real property assets reflected in the balance sheet of Atlantic Capital for the year ending December 31, 2014 as being owned by Atlantic Capital or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Atlantic Capital Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Atlantic Capital on the date hereof or otherwise materially impair business operations at such properties, as conducted by Atlantic Capital on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest financial statements of Atlantic Capital for the year ending December 31, 2014 or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Atlantic Capital Leased Properties” and, collectively with the Atlantic Capital Owned Properties, the “Atlantic Capital Real Property”), free and clear of all Liens of any nature whatsoever encumbering Atlantic Capital’s or its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Atlantic Capital or one of its Subsidiaries or, to Atlantic Capital’s Knowledge, the lessor. The Atlantic Capital Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Atlantic Capital Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of Atlantic Capital, threatened condemnation proceedings against the Atlantic Capital Real Property. Atlantic Capital and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Atlantic Capital Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.
Atlantic Capital currently maintains insurance on all its property, including the Atlantic Capital Real Property, in amounts, scope and coverage reasonably necessary for its operations. Atlantic Capital has not received any notice of termination, nonrenewal or material premium adjustment for such policies.

3.18	Insurance.
Atlantic Capital and each of its Subsidiaries are insured with insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Atlantic Capital and its Subsidiaries. Atlantic Capital has a true and complete list of all insurance policies applicable and available to Atlantic Capital and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Atlantic Capital or any of its Subsidiaries (the “Atlantic Capital Policies”) and has provided true and complete copies of all such Atlantic Capital Policies to FSGI. Except as set forth in Section 3.18 of the Atlantic Capital Disclosure Schedule, there is no claim for coverage by Atlantic Capital or any of its Subsidiaries pending under any of such Atlantic Capital Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Atlantic Capital Policies or in respect of which such underwriters have reserved their rights. Each Atlantic Capital Policy is in full force and effect and all premiums payable by Atlantic Capital or any of its Subsidiaries have been timely paid, by Atlantic Capital or its Subsidiaries, as applicable. To the Knowledge of Atlantic Capital, neither Atlantic Capital nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Atlantic Capital Policies. To the best of Atlantic Capital’s Knowledge, no Atlantic Capital Policy has been issued by a company that is rated lower than “A-” by A.M. Best & Co.

3.19	Intellectual Property.
Atlantic Capital and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with Atlantic Capital’s Intellectual Property have been paid. The use of any Intellectual Property by Atlantic Capital and its Subsidiaries does not, to the Knowledge of Atlantic Capital, infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Atlantic Capital or any Subsidiary acquired the right to use any Intellectual Property. To Atlantic Capital’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of Atlantic Capital or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Atlantic Capital or its Subsidiaries. Neither Atlantic Capital nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Atlantic Capital and its Subsidiaries and, to Atlantic Capital’s Knowledge, no Intellectual Property owned and/or licensed by Atlantic Capital or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20	Environmental Liability.
There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any environmental, health or safety investigations, either ordered by any Governmental Entity or conducted voluntarily, or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Atlantic Capital or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), that are currently pending or, to Atlantic Capital’s Knowledge, threatened against Atlantic Capital or any of its Subsidiaries. To the Knowledge of Atlantic Capital, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Atlantic Capital or any of its Subsidiaries. Neither Atlantic Capital nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental

Entity or third party imposing any liability or obligation with respect to any of the foregoing. Each of Atlantic Capital and its Subsidiaries, and, to Atlantic Capital’s Knowledge (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate of Atlantic Capital), any property in which Atlantic Capital or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety laws, including CERCLA. Neither Atlantic Capital nor any of its Subsidiaries has assumed by contract any liability for any environmental, health or safety matters. Neither Atlantic Capital nor any of its Subsidiaries is an indemnitor in connection with any threatened or pending claim by any third-party indemnitee for any liability for any environmental, health or safety matters.

3.21	Leases.
Section 3.21 of the Atlantic Capital Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $25,000 to which Atlantic Capital or any Subsidiary is a party and (b) a list of each parcel of real property leased by Atlantic Capital or any of its Subsidiaries together with the current annual rent (each, a “Atlantic Capital Property Lease”). Each Atlantic Capital Property Lease is valid and binding on Atlantic Capital or its applicable Subsidiary and is in full force and effect. Atlantic Capital and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under each Atlantic Capital Property Lease. Neither Atlantic Capital nor any of its Subsidiaries is in material default under any Atlantic Capital Property Lease.

3.22	Privacy of Customer Information.
Atlantic Capital is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers. For purposes of this Section 3.22, “IIPI” shall include any information relating to an identified or identifiable natural person. Neither Atlantic Capital nor the Atlantic Capital Subsidiaries have any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Atlantic Capital and the use of such IIPI by Atlantic Capital as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, Atlantic Capital and its subsidiaries will (i) maintain the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of such records; and (iii) protect against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

3.23	Bank Secrecy Act; Patriot Act; Money Laundering.
Neither Atlantic Capital nor any Atlantic Capital Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Atlantic Capital or the Atlantic Capital Subsidiaries to be deemed to be operating in violation of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Boards of Directors of Atlantic Capital and its Subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

3.24	CRA Compliance.
Neither Atlantic Capital nor any Atlantic Capital Subsidiary has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder. As of the date hereof, Atlantic Capital and Atlantic Capital Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Atlantic Capital knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Atlantic Capital or any Atlantic Capital Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Atlantic Capital or any Atlantic Capital Subsidiary to decrease below the “satisfactory” level.

3.25	State Takeover Laws.
The Atlantic Capital Board has rendered inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.26	Reorganization; Approvals.
Except as set forth on Section 3.26 of the Atlantic Capital Disclosure Schedule, as of the date of this Agreement, Atlantic Capital (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.27	Transactions with Affiliates.
All “covered transactions” between Atlantic Capital and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

3.28	Disaster Recovery and Business Continuity.
Atlantic Capital has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Atlantic Capital’s customers, assets, or employees. To the best of Atlantic Capital’s Knowledge, such program ensures that Atlantic Capital and its Subsidiaries can recover their mission critical functions and complies with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”), the SEC, and the FDIC.

3.29	Atlantic Capital Information.
The information relating to Atlantic Capital and its Subsidiaries that is provided by Atlantic Capital or their representatives for inclusion in the Proxy Statement, the Form S-4, or in any application, notification or other document filed with any other Atlantic Capital Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.30	Opinion of Financial Advisor.
Prior to the execution of this Agreement, the Atlantic Capital Board has received an opinion from Macquarie Capital (USA) Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the consideration to be paid by Atlantic Capital in the Merger pursuant to this Agreement is fair, from a financial point of view, to Atlantic Capital. Such opinion has not been amended or rescinded as of the date of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FSGI

Except as disclosed in the disclosure schedule (the “FSGI Disclosure Schedule”) delivered by FSGI to Atlantic Capital before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of FSGI’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary: (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2; and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, as hereinafter defined, on FSGI), FSGI, and to the extent applicable, each Subsidiary of FSGI, hereby represents and warrants to Atlantic Capital as follows:

4.1	Corporate Organization.
(a)    Each of FSGI and its Subsidiaries: (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted; and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
(b)    FSGI is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of FSGI’s articles of incorporation, as amended (the “FSGI Articles”) and bylaws of FSGI (the “FSGI Bylaws”), as amended, as in effect as of the date of this Agreement, have previously been made available to Atlantic Capital.

(c)    The articles of incorporation, bylaws and similar governing documents of each FSGI Subsidiary, copies of which have previously been made available to Atlantic Capital, are true, complete and correct copies of such documents as of the date of this Agreement.
(d)    The deposit accounts of FSGBank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.2	Capitalization.
(a)    The authorized capital stock of FSGI consists of 150,000,000 shares of FSGI Common Stock, of which, as of the date of this Agreement (the “FSGI Capitalization Date”), 66,826,134 shares were issued and outstanding, and 10,000,000 shares of preferred stock, no par value (the “FSGI Preferred Stock”), of which, as of the FSGI Capitalization Date, no shares of FSGI Preferred Stock were issued and outstanding. As of the FSGI Capitalization Date, no shares of FSGI Common Stock or FSGI Preferred Stock were reserved for issuance, except for 2,569,345 shares of FSGI Common Stock underlying options currently outstanding; and 2,650,625 shares of FSGI Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to the FSGI 2012 Long-Term Incentive Plan, the Second Amended and Restated 1999 Long-Term Incentive Plan and the 2002 Long-Term Incentive Plan. All of the issued and outstanding shares of FSGI Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of FSGI having the right to vote on any matters on which its shareholders may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the FSGI Disclosure Schedule, as of the FSGI Capitalization Date, except pursuant to this Agreement, including with respect to the FSGI Stock Awards as set forth herein, FSGI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of FSGI Common Stock, FSGI Preferred Stock, or any other equity securities of FSGI or any securities representing the right to purchase or otherwise receive any shares of FSGI Common Stock, FSGI Preferred Stock, or other equity securities of FSGI. As of the date of this Agreement, there are no contractual obligations of FSGI or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of FSGI or any equity security of FSGI or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of FSGI or its Subsidiaries or (ii) pursuant to which FSGI or any of its Subsidiaries is or could be required to register shares of FSGI capital stock or other securities under the Securities Act. Other than as set forth on Section 4.2(a) of the FSGI Disclosure Schedule, no options or other equity-based awards are outstanding as of the FSGI Capitalization Date. Except as set forth on Section 4.2(a) of the FSGI Disclosure Schedule, since December 31, 2013 through the date hereof, FSGI has not (A) issued or repurchased any shares of FSGI capital stock, or other equity securities of FSGI or (B) issued or awarded any FSGI Stock Awards.
(b)    Section 4.2(b) of the FSGI Disclosure Schedule sets forth each FSGI Subsidiary as of the date of this Agreement. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FSGI are owned by FSGI, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No such FSGI Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such

Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c)    Section 4.2(c) of the FSGI Disclosure Schedule sets forth FSGI’s and its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Subsidiary of FSGI, where such ownership interest is equal to or greater than five (5) percent of the total ownership interest of such Person.
(d)    Section 4.2(d) of the FSGI Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of FSGI Common Stock issued under the FSGI Stock Awards, the number of shares of FSGI Common Stock subject to outstanding FSGI Stock Awards and the number of shares of FSGI Common Stock reserved for future issuance for the FSGI Stock Awards; (ii) all outstanding FSGI Stock Awards, indicating with respect to each such award the name of the holder thereof, the number of shares of FSGI Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule; and (iii) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of FSGI Common Stock subject to such warrant and the exercise price thereof. FSGI has provided to Atlantic Capital complete and accurate copies of the FSGI 2012 Long-Term Incentive Plan, the Second Amended and Restated 1999 Long-Term Incentive Plan and the 2002 Long-Term Incentive Plan and the forms of all award agreements related thereto, along with copies of all warrants.

4.3	Authority; No Violation.
(a)    FSGI has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the FSGI Board. The FSGI Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of FSGI and its shareholders, and that the Agreement and the transactions contemplated hereby are in the best interests of FSGI and its shareholders. The FSGI Board has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to FSGI’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that FSGI’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FSGI Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of FSGI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FSGI and (assuming due authorization, execution and delivery by Atlantic Capital) constitutes the valid and binding obligation of FSGI, enforceable against FSGI in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).
(b)    Neither the execution and delivery of this Agreement by FSGI, nor the consummation by FSGI of the transactions contemplated hereby, nor compliance by FSGI with any of the terms or provisions of this Agreement, will (i) assuming that shareholder approval referred to in Section 4.3(a) has been obtained, violate any provision of the FSGI Articles or the FSGI Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A)

violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to FSGI, any of its Subsidiaries or any of their respective properties or assets or (B) except as set forth in Section 4.3(b) of the FSGI Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by (other than by an FSGI Benefit Plan), or result in the creation of any Lien upon any of the respective properties or assets of FSGI or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FSGI or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4	Consents and Approvals.
Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the OCC and approvals of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing with the SEC of the Proxy Statement and the filing of such other reports with the SEC as may be required by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (d) the filing of the Certificates of Merger with the Tennessee Secretary of State and the Georgia Secretary of State pursuant to the TBCA and GBCC, (e) the filing of the Articles of Bank Merger with the OCC and the Georgia Secretary of State with respect to the Bank Merger, (f) notices or filings under the HSR Act, if any, and (g) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry SRO and NASDAQ, or that are required under consumer finance, mortgage banking and other similar laws, if any, all such approvals in this Section 4.4 (the “FSGI Requisite Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by FSGI of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by FSGI of this Agreement.

4.5	Reports; Regulatory Matters.
(a)    Except as set forth on Section 4.5 of the FSGI Disclosure Schedule, FSGI and each of its Subsidiaries have timely filed (including all applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the OCC, (iv) any state banking commission or other state regulatory authority, including the Tennessee Department of Financial Institutions, (iv) any foreign regulatory authority, and (v) any SRO, and the rules and regulations of the NASDAQ Stock Market (“NASDAQ”) (collectively, the “FSGI Regulatory Agencies” and, together with the Atlantic Capital Regulatory Agencies, the “Regulatory Agencies”) and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2013, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or FSGI Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a FSGI Regulatory Agency or Governmental Entity in the ordinary course of the business of FSGI and its Subsidiaries, or as disclosed in the FSGI SEC Reports (and referenced at Section 4.5 of the FSGI Disclosure Schedule), no FSGI Regulatory Agency or Governmental Entity has

initiated since January 1, 2013 or has pending any proceeding, enforcement action or, to the Knowledge of FSGI, investigation into the business, disclosures or operations of FSGI or any of its Subsidiaries. Since January 1, 2013, except as disclosed in the FSGI SEC Reports, no FSGI Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the Knowledge of FSGI, investigation into the business, disclosures or operations of FSGI or any of its Subsidiaries. FSGI and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any FSGI Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of FSGI or any of its Subsidiaries. Since January 1, 2013, there have been no formal or informal inquiries by, or disagreements or disputes with, any FSGI Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of FSGI or any of its Subsidiaries (other than normal examinations conducted by a FSGI Regulatory Agency or Governmental Entity in FSGI’s ordinary course of business or as disclosed in the FSGI SEC Reports). To the Knowledge of FSGI, there has not been any event or occurrence since January 1, 2013 that would result in a determination that FSGBank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
(b)    Except as disclosed in the FSGI SEC Reports (and referenced at Section 4.5 of the FSGI Disclosure Schedule), neither FSGI nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement or consent agreement with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2013 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2013 has adopted any policies, procedures or board resolutions at the request or suggestion of, any FSGI Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “FSGI Regulatory Agreement”), nor has FSGI or any of its Subsidiaries been advised since January 1, 2013 by any FSGI Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FSGI Regulatory Agreement.
(c)    FSGI has made available to Atlantic Capital an accurate and complete copy of each registration statement, prospectus, report, schedule, information statement and proxy statement filed with or furnished to the SEC by FSGI pursuant to the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act (including the rules and regulations promulgated thereunder) since January 1, 2013 (the “FSGI SEC Reports”). No such FSGI SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective effective or filed dates, all FSGI SEC Reports complied as to form in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, with respect thereto.
(d)    FSGI, and each of its officers and directors, have been and are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act, including, without limitation, Section 404 thereof and the rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(e)    FSGI has not received notice in writing from the SEC that either FSGI itself or any of the FSGI SEC Reports is the subject of any ongoing review by the SEC or of any outstanding SEC investigation (whether formal or informal, including but not limited to a voluntary document request), and as of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the FSGI SEC Reports. FSGI has made available to Atlantic Capital correct and complete copies of all material correspondence between the SEC, on the one hand, and FSGI and any of its Subsidiaries, on the other hand, occurring since December 31, 2013 and prior to the date hereof.
(f)    Neither FSGI nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among FSGI or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving FSGI or any of its Subsidiaries in the FSGI’s consolidated financial statements.
(g)    FSGI has made available to Atlantic Capital a complete and correct copy of any amendments or modifications to any agreements, reports or schedules which previously had been filed by FSGI with the SEC pursuant to the Securities Act or the Exchange Act, which amendments or modifications have not yet been filed with the SEC but which are required to be filed. Upon request, FSGI will provide Atlantic Capital with unredacted copies of all redacted material filed with the SEC.

4.6	Financial Statements.
(a)    Since January 1, 2011, the financial statements of FSGI and its Subsidiaries included (or incorporated by reference) in the FSGI SEC Reports (including the related notes and schedules, if any) (the “FSGI Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of FSGI and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of FSGI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FSGI and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Horwath LLP has served as independent registered public accountant for FSGI or its bank Subsidiary, as applicable, since January 1, 2013; such firm has not resigned or been dismissed as independent public accountants of FSGI or its bank Subsidiary, as applicable, as a result of or in connection with any disagreements with FSGI or its bank Subsidiary, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Neither FSGI nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of FSGI included in its Annual Report on Form 10-K for the year ended December 31, 2014 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014 or in connection with this Agreement and the transactions contemplated hereby.
(c)    Since December 31, 2014, (i) through the date hereof, neither FSGI nor any of its Subsidiaries nor, to the Knowledge of the officers of FSGI, any director, officer, employee, auditor, accountant or representative of FSGI or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FSGI or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that FSGI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney or auditor representing FSGI or any of its Subsidiaries, whether or not employed by FSGI or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by FSGI or any of its officers, directors, employees or agents to the FSGI Board or any committee thereof or to any director or officer of FSGI.
(d)    FSGI and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of FSGI and its Subsidiaries are being made only in accordance with authorizations of management and the FSGI Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of FSGI’s and its Subsidiaries’ assets that could have a material effect on FSGI’s financial statements.
(e)    FSGI’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by FSGI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to FSGI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of FSGI required under the Exchange Act with respect to such reports. FSGI has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to FSGI’s auditors and the audit committee of the FSGI Board and on Section 4.6(e) of the FSGI Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect FSGI’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in FSGI’s internal controls over financial reporting.
(f)    Each of FSGI’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the FSGI SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. FSGI is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)    The information contained in the budget or the pro forma financial information (including, without limitation, the most recent projections and forecasts contained therein) that was provided by FSGI to Atlantic Capital, was based upon reasonable assumptions, and, to FSGI’s Knowledge, such assumptions and such budget or pro forma financial information remain reasonable as of the date hereof.

4.7	Broker’s Fees.
Neither FSGI nor any FSGI Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the FSGI Disclosure Schedule or pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Atlantic Capital.

4.8	Absence of Certain Changes or Events.
(a)    Since December 31, 2014, except as disclosed in the FSGI SEC Reports, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on FSGI.
(b)    Other than as set forth on Section 4.8(b) of the FSGI Disclosure Schedule, since December 31, 2014 through and including the date of this Agreement, FSGI and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
(c)    Except as set forth on Section 4.8(c) of the FSGI Disclosure Schedule, since December 31, 2014, neither FSGI nor any of its Subsidiaries has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of December 31, 2014, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 4.11(a) of the FSGI Disclosure Schedule, as in effect as of the date hereof), obligated itself to pay or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of FSGI Common Stock, any restricted, performance or fully vested shares of FSGI Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of FSGI or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any FSGI Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

4.9	Legal Proceedings.
(a)    Except as disclosed on Section 4.9(a) of the FSGI Disclosure Schedule, neither FSGI nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of FSGI’s Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against FSGI or any of its Subsidiaries, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions, or other governmental or regulatory investigations set forth on Section 4.9(a) of the FSGI Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSGI.
(b)    There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon FSGI, any of its Subsidiaries or the assets of FSGI or any of its Subsidiaries.

4.10	Taxes and Tax Returns.
(a)    Each of FSGI and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. FSGI and its Subsidiaries are not subject to any ongoing or unresolved examination or audit by the IRS. There are no material disputes pending, or claims asserted, for Taxes or assessments upon FSGI or any of its Subsidiaries for which FSGI does not have reserves that are adequate under GAAP. Except as may be disclosed on Section 4.10(a) of the FSGI Disclosure Schedule, neither FSGI nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FSGI and its Subsidiaries). Within the past five (5) years, neither FSGI nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither FSGI nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by FSGI or any of its Subsidiaries. Neither FSGI nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither FSGI nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.
(b)    Section 4.10(b) of the FSGI Disclosure Schedule sets forth a true, complete and correct list, as of the last Tax Return required to be filed by FSGI on or before the date of this Agreement, of (i) the current and accumulated earnings and profits of FSGI and its Subsidiaries for federal and state income tax purposes, (ii) the amount of any federal and state net operating losses of FSGI and its Subsidiaries and the tax years in which such net operating losses were incurred and the year in which they are set to expire under current tax laws, (iii) the income tax basis of FSGI and its Subsidiaries in its assets.

FSGI has not experienced an “ownership change” within the meaning of Code Section 382 or under similar applicable state income tax laws. Section 4.10(b) of the FSGI Disclosure Schedule sets forth a true, complete and correct list of all five percent (5%) shareholders within the meaning of Code Section 382 of FSGI during the prior thirty-six months to the date of this Agreement.

4.11	Employee Matters.
(a)    Section 4.11(a) of the FSGI Disclosure Schedule sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not written or unwritten or subject to ERISA, as well as each material employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each material employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of FSGI or any of its ERISA Affiliates entered into, maintained or contributed to by FSGI or any of its ERISA Affiliates or to which FSGI or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “FSGI Benefit Plans”). No other FSGI Benefit Plan exists.
(b)    With respect to each FSGI Benefit Plan, FSGI has made available to Atlantic Capital true, complete and correct copies of the following (as applicable): (i) the current written document evidencing such FSGI Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the most recent summary plan description and any subsequent summaries of material modifications; (iii) any current related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two (2) most recent actuarial reports; (vi) the most recent determination letter or opinion letter from the IRS; (vii) the three (3) most recent Forms 5500 required to have been filed, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such FSGI Benefit Plan; and (ix) a list of each Person who has options to purchase FSGI Common Stock or has units or other awards outstanding under any stock-option or other equity-based plan, program or arrangement sponsored by FSGI or any of its Subsidiaries, noting for each Person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 4.11(b) of the FSGI Disclosure Schedule sets forth as of December 31, 2014 the accrued liability for any such plans, programs and arrangements.
(c)    With respect to each FSGI Benefit Plan:
(i)    each FSGI Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each FSGI Benefit Plan have been timely performed, including extensions available for any applicable deadline, and there have been no material defaults, omissions or violations by any party with respect to any FSGI Benefit Plan, and each FSGI Benefit Plan;

(ii)    each FSGI Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter (or opinion letter on which FSGI and its ERISA Affiliates are allowed to rely) from the IRS to such effect and, to the Knowledge of FSGI, no fact, circumstance or event has occurred since the date of such determination or opinion letter or exists that would reasonably be expected to adversely affect the qualified status of any such FSGI Benefit Plan;
(iii)    either an application for a new determination letter was filed by the end of such FSGI Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2007-44, as modified, or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied or the applicable plan is eligible to rely on an IRS opinion letter relating to a volume submitter document;
(iv)    each FSGI Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 4.11(c)(iv) of the FSGI Disclosure Schedule contains (A) a list of assets that are maintained or used to informally fund such plan, (B) an analysis of the emerging liabilities of any SERPs and (C) an analysis of the cash surrender value of the split-dollar insurance policies held pursuant to the SERPs. Any trust agreement supporting such plan has been provided as described in Section 4.11(b)(iii);
(v)    no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to FSGI’s or any of its ERISA Affiliates’ Knowledge, is anticipated against any of the FSGI Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, FSGI (including any Subsidiary thereof), any of its ERISA Affiliates, any director, officer or employee thereof, or any of the assets of any trust of any of the FSGI Benefit Plans;
(vi)    all contributions, premiums and other payments required to be made with respect to any FSGI Benefit Plan have been made on or before their due dates, with extensions (if applicable), under applicable law and the terms of such FSGI Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any FSGI Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of FSGI for the fiscal year ended December 31, 2014 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since December 31, 2014;
(vii)    no FSGI Benefit Plan is under, and neither FSGI nor any FSGI Subsidiary nor any of their ERISA Affiliates has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such audit completed within the last three (3) years, if any, has resulted in the imposition of any Tax or penalty;
(viii)    no FSGI Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each FSGI Benefit Plan that is funded in whole or in part through an insurance policy, neither FSGI nor any FSGI Subsidiary nor any of their ERISA Affiliates has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;
(ix)    all reports and disclosures relating to each FSGI Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), FSGI Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;
(x)    except as set forth on Section 4.11(c)(x) of the FSGI Disclosure Schedule, neither the execution, delivery or performance of this Agreement by FSGI nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require FSGI, any FSGI Subsidiary or any of their ERISA Affiliates to make a larger contribution to, or pay greater benefits or provide other rights under, any FSGI Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any FSGI Benefit Plan or (C) conflict with the terms of any FSGI Benefit Plan;
(xi)    all obligations of FSGI, each Subsidiary and ERISA Affiliate and each fiduciary under each FSGI Benefit Plan, whether arising by operation of law or by contract, required to be performed under COBRA have been timely performed in all material respects;
(xii)    to the Knowledge of FSGI, FSGI and each Subsidiary and ERISA Affiliate, as applicable, has maintained in all material respects all employee data necessary to administer each FSGI Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and
(xiii)    except as disclosed on Section 4.11(c)(xiii) of the FSGI Disclosure Schedule, no FSGI Benefit Plan provides for any gross-up payment associated with any Taxes.
(d)    Except as disclosed in Section 4.11(d) of the FSGI Disclosure Schedule, no FSGI Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and neither FSGI nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither FSGI nor any of its Subsidiaries or ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any material liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the FSGI Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to FSGI or any of its Subsidiaries or ERISA Affiliates.
(e)    Except as otherwise provided in this Agreement or as disclosed on Section 4.11(e) of the FSGI Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of FSGI or any of its Subsidiaries or any ERISA Affiliate, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.
(f)    To the Knowledge of FSGI, neither FSGI nor any other “disqualified person” (as defined in Section 4975 of the Code) nor any “party-in-interest” (as defined in Section 3(14) of ERISA) nor any trustee or administrator of any FSGI Benefit Plan has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. To the Knowledge of FSGI, all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the FSGI Benefit Plans have complied in all material respects with the requirements of Section 404 of ERISA. FSGI and its ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the FSGI Benefit Plans.
(g)    No payment made in respect of any employee or former employee of FSGI or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.
(h)    With respect to FSGI and each of its Subsidiaries:
(i)    Neither FSGI nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of FSGI or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of FSGI, threatened and neither FSGI nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three (3) years.
(ii)    Neither FSGI nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.
(iii)    Each of FSGI and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.
(iv)    Neither FSGI nor any of its Subsidiaries has any workers’ compensation liability, experience or matter outside the ordinary course of business.
(v)    To the Knowledge of FSGI, no executive of FSGI or any of its Subsidiaries: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.
(vi)    Section 4.11(h)(vi) of the FSGI Disclosure Schedule contains a true, complete and correct list of the following information for each employee of FSGI and each of its Subsidiaries: name; employing entity; job title; primary work location; current compensation rate; expected bonus; and FSGI’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.
(i)    Section 4.11(i) of the FSGI Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, non-solicitation, noninterference, nondisclosure and similar agreements between FSGI or its Subsidiaries and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Atlantic Capital. Each of the agreements set forth on Section 4.11(i) of the FSGI Disclosure Schedule is valid and binding and in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).
(j)    Except as disclosed in Section 4.11(j) of the FSGI Disclosure Schedule (which shall contain the actual value of the obligations of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither FSGI nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.
(k)    Neither FSGI nor any of its Subsidiaries or ERISA Affiliates maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.
(l)    Any individual who performs services for FSGI or any of FSGI’s Subsidiaries and who is not treated as an employee for federal income tax purposes by FSGI or any of FSGI’s Subsidiaries is not an employee under applicable law or for any purpose including for tax withholding purposes or FSGI Benefit Plan purposes.
(m)    Each FSGI Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated in compliance with Section 409A; (ii) neither FSGI nor any of its Subsidiaries (1) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would reasonably be expected to subject an individual having rights under any such FSGI Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any FSGI Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such FSGI Benefit Plan to Section 409A.

4.12	Compliance with Applicable Law.

(a)    FSGI and each of its Subsidiaries hold all material licenses, operating certificates, variances, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to FSGI or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither FSGI nor any FSGI Subsidiary acts, or has acted since January 1, 2011, as a fiduciary for any Person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
(b)    Section 4.12(b) of the FSGI Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of FSGI or entities controlled by executive officers and directors of FSGI who have outstanding loans from FSGI or its Subsidiaries, and, except as disclosed on Section 4.12(b) of the FSGI Disclosure Schedule, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three (3) years immediately preceding the date hereof.
(c)    Since January 1, 2011, neither FSGI or any of its Subsidiaries (nor, to the Knowledge of FSGI, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.13	Certain Contracts.
(a)    Except as otherwise provided in this Agreement or as disclosed on Section 4.13(a) of the FSGI Disclosure Schedule, neither FSGI nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or shareholder approval or consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from FSGI, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of FSGI or any Subsidiary thereof, (iii) that is a contract material to the business of FSGI to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business, or the area in which such business is conducted, by FSGI or, to the Knowledge of FSGI, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not set forth in the FSGI Disclosure Schedule, is referred to as a “FSGI

Contract,” and neither FSGI nor any of its Subsidiaries knows of, or has received notice of, any material violation of any FSGI Contract by any of the other parties thereto.
(b)    (i) Each FSGI Contract is valid and binding on FSGI or its applicable Subsidiary and is in full force and effect, (ii) FSGI and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each FSGI Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of FSGI or any of its Subsidiaries under any such FSGI Contract.

4.14	Risk Management Instruments.
All Derivative Transactions, whether entered into for the account of FSGI or any of its Subsidiaries or for the account of a customer of FSGI or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by FSGI and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of FSGI or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. FSGI and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to FSGI’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15	Investment Securities and Commodities.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect on FSGI, each of FSGI and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of FSGI or its Subsidiaries. Such securities and commodities are valued on the books of FSGI in accordance with GAAP in all material respects.
(b)    FSGI and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with Policies, Practices, and Procedures that FSGI believes are prudent and reasonable in the context of such businesses. Before the date hereof, FSGI has made available to Atlantic Capital in writing the material Policies, Practices and Procedures.

4.16	Loan Portfolio.
(a)    Section 4.16(a) of the FSGI Disclosure Schedule sets forth, as of December 31, 2014 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to FSGI or its Subsidiaries (collectively, “FSGI Loans”), other than “nonaccrual” FSGI Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” FSGI Loans, (iii) a summary of all FSGI Loans designated as of such date by FSGI as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of FSGI Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such FSGI Loans by category and the amount of specific reserves with respect to each such category of FSGI Loans and (iv) each asset of FSGI or any of its Subsidiaries that is classified as “Other Real Estate Owned” and the book value thereof.
(b)    Each FSGI Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All FSGI Loans originated by FSGI or its Subsidiaries, and all such FSGI Loans purchased by FSGI or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such FSGI Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and FSGI or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such FSGI Loans.
(c)    Since December 31, 2014, none of the FSGI Subsidiaries has incurred any unusual or extraordinary loan losses that are material to FSGI and its Subsidiaries on a consolidated basis; to FSGI’s Knowledge and in light of each of the FSGI Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the balance sheets of FSGI for the year ended December 31, 2014 were, as of such date, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable FSGI Regulatory Agency.

4.17	Property.
FSGI or one of its Subsidiaries (a) has fee simple title to all the real property assets reflected in the audited balance sheet of FSGI for the year ending December 31, 2014 as being owned by FSGI or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “FSGI Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by FSGI on the date hereof or otherwise materially impair business operations at such properties, as conducted by FSGI on the date hereof and (iv) Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such FSGI SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “FSGI Leased Properties” and, collectively with the FSGI Owned Properties, the “FSGI Real Property”), free and clear of all Liens of any nature whatsoever encumbering FSGI’s or its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by FSGI or one of its Subsidiaries or, to FSGI’s Knowledge, the lessor. The FSGI Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the FSGI Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of FSGI, threatened condemnation proceedings against the FSGI Real Property. FSGI and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the

FSGI Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970. FSGI currently maintains insurance on all its property, including the FSGI Real Property, in amounts, scope and coverage reasonably necessary for its operations. FSGI has not received any notice of termination, nonrenewal or material premium adjustment for such policies.

4.18	Insurance.
FSGI and each of its Subsidiaries are insured with insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to FSGI and its Subsidiaries. FSGI has a true and complete list of all insurance policies applicable and available to FSGI and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for FSGI or any of its Subsidiaries (the “FSGI Policies”) and has provided true and complete copies of all such FSGI Policies to Atlantic Capital. Except as set forth in Section 4.18 of the FSGI Disclosure Schedule, there is no claim for coverage by FSGI or any of its Subsidiaries pending under any of such FSGI Policies as to which coverage has been questioned, denied or disputed by the underwriters of such FSGI Policies or in respect of which such underwriters have reserved their rights. Each FSGI Policy is in full force and effect and all premiums payable by FSGI or any of its Subsidiaries have been timely paid, by FSGI or its Subsidiaries, as applicable. To the Knowledge of FSGI, neither FSGI nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such FSGI Policies. To the best of FSGI’s Knowledge, no FSGI Policy has been issued by a company that is rated lower than “A-” by A.M. Best & Co.

4.19	Intellectual Property.
FSGI and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with FSGI’s Intellectual Property have been paid. The use of any Intellectual Property by FSGI and its Subsidiaries does not, to the Knowledge of FSGI, infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which FSGI or any Subsidiary acquired the right to use any Intellectual Property. To FSGI’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of FSGI or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to FSGI or its Subsidiaries. Neither FSGI nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by FSGI and its Subsidiaries and, to FSGI’s Knowledge, no Intellectual Property owned and/or licensed by FSGI or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

4.20	Environmental Liability.
There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any environmental, health or safety investigations, either ordered by any Governmental Entity or conducted voluntarily, or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of FSGI or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the CERCLA that are currently pending or, to

FSGI’s Knowledge, threatened against FSGI or any of its Subsidiaries. To the Knowledge of FSGI, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of FSGI or any of its Subsidiaries. Neither FSGI nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. Each of FSGI and its Subsidiaries, and, to FSGI’s Knowledge (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a FSGI Loan made in the ordinary course of business to a third party that is not an affiliate of FSGI), any property in which FSGI or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety laws, including CERCLA. Neither FSGI nor any of its Subsidiaries has assumed by contract any liability for any environmental, health or safety matters. Neither FSGI nor any of its Subsidiaries is an indemnitor in connection with any threatened or pending claim by any third-party indemnitee for any liability for any environmental, health or safety matters.

4.21	Leases.
Section 4.21 of the FSGI Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $25,000 to which FSGI or any Subsidiary is a party and (b) a list of each parcel of real property leased by FSGI or any of its Subsidiaries together with the current annual rent (each, a “ FSGI Property Lease”). Each FSGI Property Lease is valid and binding on FSGI or its applicable Subsidiary and is in full force and effect. FSGI and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under each FSGI Property Lease. Neither FSGI nor any of its Subsidiaries is in material default under any FSGI Property Lease.

4.22	Privacy of Customer Information.
FSGI is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all IIPI relating to customers, former customers and prospective customers. For purposes of this Section 4.22, “IIPI” shall include any information relating to an identified or identifiable natural person. Neither FSGI nor the FSGI Subsidiaries have any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by FSGI and the use of such IIPI by FSGI as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, FSGI and its Subsidiaries will (i) maintain the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of such records; and (iii) protect against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

4.23	Bank Secrecy Act; Patriot Act; Money Laundering.
Neither FSGI nor any FSGI Subsidiary has any reason to believe that any facts or circumstances exist, which would cause FSGI or the FSGI Subsidiaries to be deemed to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Boards of Directors of FSGI and its Subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

4.24	CRA Compliance.
Neither FSGI nor any FSGI Subsidiary has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder. As of the date hereof, FSGI and each FSGI Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. FSGI knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause FSGI or any FSGI Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of FSGI or any FSGI Subsidiary to decrease below the “satisfactory” level.

4.25	State Takeover Laws.
The FSGI Board has rendered inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

4.26	Reorganization; Approvals.
As of the date of this Agreement, FSGI (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.27	Transactions with Affiliates.
All “covered transactions” between FSGI and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

4.28	Disaster Recovery and Business Continuity.
FSGI has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect FSGI’s customers, assets, or employees. To the best of FSGI’s Knowledge, such program ensures that FSGI and its Subsidiaries can recover their mission critical functions and complies with the requirements of the FFIEC, the SEC, and the FDIC.

4.29	FSGI Information.
The information relating to FSGI and its Subsidiaries that is provided by FSGI or their representatives for inclusion in the Proxy Statement, the Form S-4, or in any application, notification or other document filed with any other FSGI Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.30	Opinion of Financial Advisor.
Prior to the execution of this Agreement, the FSGI Board has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger is fair, from a financial point of view, to the shareholders of FSGI. Such opinion has not been amended or rescinded as of the date of this Agreement.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Before the Effective Time.
Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other Party, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, each Party shall, and shall cause each of its subsidiaries, as applicable, to:
(a)    conduct its business in the ordinary course in all material respects; and
(b)    use commercially reasonable efforts to maintain and preserve intact its business organization and its business relationships and retain the services of its key officers and key employees.

5.2	Atlantic Capital Forbearances.
During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Atlantic Capital shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FSGI (which consent shall not be unreasonably withheld):
(a)    except as set forth on Section 5.2(a) of the Atlantic Capital Disclosure Schedule and other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any Person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);
(b)    adjust, split, combine or reclassify any of its capital stock;
(c)    except as set forth on Section 5.2(c) of the Atlantic Capital Disclosure Schedule, make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Atlantic Capital to Atlantic Capital or to any of its wholly-owned Subsidiaries, (B) dividends paid by Atlantic Capital to its shareholders in the ordinary course of business consistent with past practice, and (C) the acceptance of shares of Atlantic Capital Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Atlantic Capital Stock Plans or any award not granted pursuant to an Atlantic Capital Stock Plan, in each case in accordance with past practice and the terms of the applicable Atlantic Capital Stock Plans and award agreements);
(d)    except as set forth on Section 5.2(d) of the Atlantic Capital Disclosure Schedule, grant any stock options, restricted shares or other equity-based award with respect to shares of Atlantic Capital Common Stock under the Atlantic Capital Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
(e)    issue any additional shares of capital stock or other securities except (i) pursuant to the settlement of equity-based awards previously granted under the Atlantic Capital Stock Plans or otherwise, or (ii) as described on Section 5.2(e) of the Atlantic Capital Disclosure Schedule;
(f)    except as set forth on Section 5.2(f) of the Atlantic Capital Disclosure Schedule, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements;
(g)    make any loan or extension of credit other than loans made within current loan policies and practices in the ordinary course of business;
(h)    except as set forth on Section 5.2(h) of the Atlantic Capital Disclosure Schedule and as required by applicable law or the terms of any Atlantic Capital Benefit Plan as in effect on the date of this Agreement and except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Atlantic Capital or any of its Subsidiaries or ERISA Affiliates, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Atlantic Capital or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Atlantic Capital Benefit Plan; (iii) take any action other than in the ordinary course of business consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Atlantic Capital Benefit Plan; (iv) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Atlantic Capital or any securities exchangeable for or convertible into the same or other Atlantic Capital Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (v) enter into any collective-bargaining agreement; or (vi) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Atlantic Capital Benefit Plan;
(i)    sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any Person, or cancel, release or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Atlantic Capital or any of its Subsidiaries shall request the prior approval of FSGI in accordance with this Section 5.2 to make sell, transfer or dispose of any “Other Real Estate

Owned” of Atlantic Capital, and FSGI shall not have disapproved such request in writing within five (5) business days upon receipt of such request from Atlantic Capital or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by FSGI in writing and thus Atlantic Capital or its Subsidiary, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 5.2(i) of the Atlantic Capital Disclosure Schedule or (ii) transactions with respect to any real estate valued at less than $500,000, in each case, so long as the sale or transfer price is at least 90% of the carrying value for such real estate on Atlantic Capital’s financial statements as of December 31, 2014;
(j)    enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(k)    make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person;
(l)    take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(m)    except with respect to the amendments reflected in the amended and restated articles of incorporation and bylaws attached hereto as Exhibits B and C, respectively, amend the Atlantic Capital Articles or Atlantic Capital Bylaws, or otherwise take any action to exempt any Person (other than FSGI or its Subsidiaries) or any action taken by any Person from any takeover or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
(n)    restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(o)    other than as set forth on Section 5.2(o) of the Atlantic Capital Disclosure Schedule and commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $200,000 or subjecting Atlantic Capital or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);
(p)    take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;
(q)    implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;
(r)    file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;

(s)    except as set forth on Section 5.2(s) of the Atlantic Capital Disclosure Schedule and except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Atlantic Capital Contract, including, for the avoidance of doubt, the Stone Point Securities Purchase Agreement, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;
(t)    take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions, contemplated hereby; or
(u)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3	FSGI Forbearances.
During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, FSGI shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Atlantic Capital (which consent shall not be unreasonably withheld):
(a)    other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any Person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);
(b)    adjust, split, combine or reclassify any of its capital stock;
(c)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of FSGI to FSGI or to any of its wholly-owned Subsidiaries, (B) dividends paid by FSGI to its shareholders in the ordinary course of business and consistent with past practice, (C) the acceptance of shares of FSGI Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based FSGI Stock Awards, in each case in accordance with past practice and the terms of the applicable FSGI Stock Awards and related award agreements and (D) as may be reasonably necessary for and incident to the operation of an FSGI Benefit Plan);
(d)    except as set forth on Section 5.3(d) of the FSGI Disclosure Schedule, grant any stock options, restricted shares or other equity-based award with respect to shares of FSGI Common Stock, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
(e)    issue any additional shares of capital stock or other securities except pursuant to the settlement of previously granted FSGI Stock Awards;

(f)    enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements;
(g)    make any loan or extension of credit other than loans made within current loan policies and practices in the ordinary course of business;
(h)    except as set forth on Section 5.3(h) of the FSGI Disclosure Schedule and except as required by applicable law or the terms of any FSGI Benefit Plan as in effect on the date of this Agreement and except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of FSGI or any of its Subsidiaries or ERISA Affiliates, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of FSGI or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any FSGI Benefit Plan; (iii) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any FSGI Benefit Plan; (iv) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in FSGI or any securities exchangeable for or convertible into the same or other FSGI Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (v) enter into any collective-bargaining agreement; or (vi) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any FSGI Benefit Plan;
(i)    sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any Person, or cancel, release or assign any material amount of indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if FSGI or any of its Subsidiaries shall request the prior approval of Atlantic Capital in accordance with this Section 5.3 to make sell, transfer or dispose of any “Other Real Estate Owned” of FSGI, and Atlantic Capital shall not have disapproved such request in writing within five (5) business days upon receipt of such request from FSGI or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Atlantic Capital in writing and thus FSGI or its Subsidiary, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 5.3(i) of the FSGI Disclosure Schedule or (ii) transactions with respect to any real estate valued at less than $500,000, in each case, so long as the sale or transfer price is at least 90% of the carrying value for such real estate on FSGI’s financial statements as of December 31, 2014;
(j)    enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(k)    make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person;

(l)    take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(m)    amend the FSGI Articles or FSGI Bylaws, or otherwise take any action to exempt any Person (other than Atlantic Capital or its Subsidiaries) or any action taken by any Person from any takeover or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
(n)    other than in prior consultation with Atlantic Capital, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(o)    except as set forth on Section 5.3(o) of the FSGI Disclosure Schedule and other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $200,000 or subjecting FSGI or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);
(p)    take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;
(q)    implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;
(r)    file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;
(s)    except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any FSGI Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;
(t)    take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions, contemplated hereby; or
(u)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS

6.1	Regulatory Matters.
(a)    The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications,

notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Atlantic Capital and FSGI shall have the right to review in advance and each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Atlantic Capital and FSGI, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Each Party shall consult with the other Party in advance of any meeting, conference or communication with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require any Party to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that the Parties agree would have a Material Adverse Effect (measured on a scale relative to Atlantic Capital) on either FSGI or Atlantic Capital (a “Materially Burdensome Regulatory Condition”).
(b)    Each Party shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of FSGI, Atlantic Capital or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
(c)    Each Party shall promptly advise the other Party upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any FSGI Requisite Regulatory Approval or Atlantic Capital Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed or subject to a Materially Burdensome Regulatory Condition.

6.2	Access to Information; Confidentiality.
(a)    Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request, including tax returns, supporting schedules and workpapers maintained by FSGI’s outside accountants. None of Atlantic Capital or FSGI or any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    Each Party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving Party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving Party or its agents and representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving Party, (iv) the receiving Parties in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other Party before making the disclosure) or (v) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure).
All information and materials provided by Atlantic Capital and FSGI pursuant to this Agreement shall be subject to the provisions of that certain confidentiality letter agreement entered into between FSGI and Atlantic Capital dated July 25, 2014 (the “Confidentiality Agreement”).
(c)    No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3	Preparation of the Proxy Statement and Form S-4; Shareholders’ Meetings.
(a)    As promptly as practicable following the date of this Agreement, (i) FSGI and Atlantic Capital shall use commercially reasonable efforts to jointly prepare and cause to be filed with the SEC a proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) to be sent to the FSGI shareholders (the “FSGI Shareholders”) relating to the FSGI Shareholders’ Meeting (as defined below), (ii) FSGI and Atlantic Capital shall use commercially reasonable efforts to jointly prepare a proxy statement (together with any amendments or supplements thereto, the “Atlantic Capital Proxy Statement”) to be sent to the Atlantic Capital shareholders (the “Atlantic Capital Shareholders”) relating to the Atlantic Capital Shareholders’ Meeting (as defined below) and (iii) FSGI and Atlantic Capital shall use commercially reasonable efforts to jointly prepare and Atlantic Capital shall cause to be filed with the Form S-4, in which the Proxy Statement will be included as a prospectus, and FSGI and Atlantic Capital shall use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and use all commercially reasonable efforts to keep the Form S-4 effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Proxy Statement or the Form S-4, both FSGI and Atlantic Capital shall consult with the other Party with respect to such filings and shall afford the other Party and their

Representatives reasonable opportunity to comment thereon. Both FSGI and Atlantic Capital shall furnish all information concerning itself and its Subsidiaries to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Form S-4, and the Proxy Statement and the Form S-4 shall include all information reasonably requested by such other Party to be included. Atlantic Capital shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FSGI shall furnish all information concerning FSGI and the holders of FSGI Common Stock as may be reasonably requested in connection with any such action.
(b)    Atlantic Capital shall, as soon as practicable following the date the Form S-4 is declared effective under the Securities Act, duly call, give proper notice of, convene and hold a special meeting of the Atlantic Capital Shareholders (the “Atlantic Capital Shareholders’ Meeting”) for the purpose of approving the Merger (the “Atlantic Capital Shareholder Approval”). Atlantic Capital shall use its commercially reasonable efforts to (i) cause the Atlantic Capital Proxy Statement to be mailed to the Atlantic Capital Shareholders and to hold the Atlantic Capital Shareholders’ Meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (ii) except if the Atlantic Capital Board shall have made an Adverse Recommendation Change as permitted by Section 6.9, solicit the Atlantic Capital Shareholder Approval. Atlantic Capital shall, through the Atlantic Capital Board, recommend to the Atlantic Capital Shareholders that they vote for the Atlantic Capital Shareholder Approval (the “Atlantic Capital Board Recommendation”) and shall include such recommendation in the Atlantic Capital Proxy Statement, except to the extent that the Atlantic Capital Board shall have made an Adverse Recommendation Change as permitted by Section 6.9. Except as expressly contemplated by the two immediately preceding sentences, Atlantic Capital agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Atlantic Capital of any Takeover Proposal. Further, in no event shall the making of an Adverse Recommendation Change relieve Atlantic Capital of any obligation to call, give proper notice of, convene, and hold the Atlantic Capital Shareholders’ Meeting, and to distribute, collect, tabulate and vote proxies for the Atlantic Capital Shareholders’ Meeting, in each case to the extent generally consistent with past practice for Atlantic Capital shareholders’ meetings.
(c)    FSGI shall, as soon as practicable following the date the Form S-4 is declared effective under the Securities Act, duly call, give proper notice of, convene and hold a special meeting of the FSGI Shareholders (“FSGI Shareholders’ Meeting”) for the purpose of approving the Merger (the “FSGI Shareholder Approval”). FSGI shall use its commercially reasonable efforts to (i) cause the Proxy Statement to be mailed to the FSGI Shareholders and to hold the FSGI Shareholders’ Meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act and (ii) except if the FSGI Board shall have made an Adverse Recommendation Change as permitted by Section 6.9, solicit the FSGI Shareholder Approval. FSGI shall, through the FSGI Board, recommend to the FSGI Shareholders that they vote for the FSGI Shareholder Approval (the “FSGI Board Recommendation”) and shall include such recommendation in the Proxy Statement, except to the extent that the FSGI Board shall have made an Adverse Recommendation Change as permitted by Section 6.9. Except as expressly contemplated by the two immediately preceding sentences, FSGI agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to FSGI of any Takeover Proposal. Further, in no event shall the making of an Adverse Recommendation Change relieve FSGI of any obligation to call, give proper notice of, convene, and hold the FSGI Shareholders’ Meeting, and to distribute, collect, tabulate and vote proxies for the FSGI Shareholders’ Meeting, in each case to the extent generally consistent with past practice for FSGI shareholders’ meetings.

6.4	NASDAQ Listing.
Atlantic Capital shall use commercially reasonable efforts to obtain the approval of the listing of shares of Atlantic Capital Common Stock such that the Atlantic Capital Common Stock, including the shares of Atlantic Capital Common Stock to be issued in the Merger, shall, at the Effective Time of the Merger, be listed on the Nasdaq Global Select Market (or such other national securities exchange mutually agreed upon by the Parties).

6.5	Employee Matters.
(a)    Prior to the Effective Time, Atlantic Capital shall make offers of employment to the individuals listed on Section 6.5(a) of the Atlantic Capital Disclosure Schedule to serve as executive officers of the Surviving Corporation from and after the Effective Time (the “Surviving Corporation Officers”). All individuals employed by, or on an authorized leave of absence from, Atlantic Capital or FSGI or any of their respective Subsidiaries immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of the Surviving Corporation or its Subsidiaries as of the Effective Time. For the period beginning at the Effective Time and continuing for twelve (12) months following the Effective Time, the Surviving Corporation shall, or shall cause its applicable Subsidiaries to, provide to each Covered Employee employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are no less favorable, in the aggregate, to the rate of base salary or hourly wage and the employee benefits and annual bonus opportunity provided to such Covered Employee as in effect immediately before the Effective Time; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Atlantic Capital Benefit Plan or FSGI Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require the Surviving Corporation or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, or (iv) obligate Atlantic Capital, FSGI or any of their respective Subsidiaries to (A) maintain any particular Atlantic Capital Benefit Plan or FSGI Benefit Plan, as applicable, or (B) retain the employment of any particular Covered Employee.
(b)    If during the period beginning at the Effective Time and ending nine (9) months following the Effective Time the employment of a Covered Employee who does not have an employment, change-of-control or severance agreement with Atlantic Capital, FSGI or any of their Subsidiaries (i) is terminated by the Surviving Corporation or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position (including a position that had been held at Atlantic Capital or any of its Subsidiaries) as the result of an organizational or business restructuring or the integration of Atlantic Capital or any of its Subsidiaries with FSGI or any of its Subsidiaries, discontinuance of an operation, relocation of all or a part of FSGI’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of FSGI’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s rate of base salary or hourly wage, employee benefits, and annual bonus opportunity will be, in the aggregate, materially decreased, in any case or both cases, such Covered Employee shall be entitled (after providing customary releases) to receive severance payments equal to two (2) weeks of severance pay for every year of employment with Atlantic Capital and its Subsidiaries or FSGI and its Subsidiaries, as applicable, and the Surviving Corporation and its Subsidiaries, with a minimum severance payment of three (3) months and a maximum of one (1) year, regardless of employee classification.

Atlantic Capital and FSGI shall, and shall each cause their Subsidiaries to, take whatever action is necessary to terminate any and all other severance arrangements (other than as set forth in Section 6.5(b) of the Atlantic Capital Disclosure Schedule and Section 6.5(b) of the FSGI Disclosure Schedule or pursuant to employment agreements to be entered into between Atlantic Capital and the Surviving Corporation Officers) and to ensure that Atlantic Capital and FSGI have no other liability for any other severance payments. The Parties shall cooperate to effectuate the foregoing, including compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.
Nothing contained in this Section 6.5(b) shall be construed or interpreted to limit or modify in any way Atlantic Capital’s at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.5(b) to any Covered Employee who does not have an employment, change-in-control or severance agreement with FSGI or Atlantic Capital be taken into account in determining the amount of any other benefit (including an individual’s benefit under any retirement plan, SERP or agreement), unless otherwise provided under the terms of the controlling document, controlling law or otherwise. If, by reason of the controlling document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.
The provisions of this Section 6.5(b) shall survive the Effective Time and are intended to be for the benefit of, and, subject to Section 9.12 hereof, shall be enforceable by, each Covered Employee and his or her heirs and representatives.

6.6	Indemnification; Directors’ and Officers’ Insurance.
(a)    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of FSGI or any of its Subsidiaries or who is or was serving at the request of FSGI or any of its Subsidiaries as a director, officer, trustee or employee of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FSGI or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their commercially reasonable efforts to defend against and respond thereto.
(b)    From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer or employee of FSGI or any of its Subsidiaries or who is or was serving at the request of FSGI or any of its Subsidiaries as a director, officer, trustee or employee of another Person and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Atlantic Capital pursuant to Section 6.7.

(c)    Atlantic Capital shall cause the individuals serving as officers and directors of FSGI or any of its Subsidiaries immediately before the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by FSGI with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such, provided that Atlantic Capital may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy; provided, further, that (i) in no event shall Atlantic Capital be required to expend on an annual basis an amount in excess of an amount equal to 200% of the annual premiums paid by FSGI to procure such directors and officers insurance coverage for the twelve (12) month period ending December 31, 2014, and (ii) the officers and directors of FSGI or any FSGI Subsidiary may be required to make application and provide customary representations and warranties to Atlantic Capital’s insurance carrier for the purpose of obtaining such insurance.
(d)    The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7	Additional Agreements.
(a)    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of FSGI, on the one hand, and a Subsidiary of Atlantic Capital, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Parties to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Atlantic Capital.
(b)    Atlantic Capital shall use its commercially reasonable efforts to enable it to have, as of the Effective Time, cash or cash equivalents that, when taken together with the Atlantic Capital Common Stock to be issued to the holders of FSGI Common Stock in connection with the Merger, will be sufficient to enable Atlantic Capital to consummate the Merger and the other transactions contemplated by this Agreement on the terms and conditions set forth herein.

6.8	Notice of Changes.
Both FSGI and Atlantic Capital shall promptly advise the other Party of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VI to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VI to be satisfied.

6.9	No Solicitation.
(a)    Except as specifically permitted by this Section 6.9, neither Party shall, and each Party shall cause its Subsidiaries and representatives (including, without limitation, its investment banker, financial advisor, attorney, accountant or other retained representatives (collectively, the “Representatives”) not to, during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal with respect to such Party, or (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Takeover Proposal with respect to such Party. Each Party shall, and shall cause each of its Subsidiaries and Representatives to (1) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Takeover Proposal involving such Party as of the date of this Agreement, (2) request promptly thereafter that such Person promptly return or destroy all confidential information concerning such Party and its Subsidiaries delivered or made available to such Person or its Representatives by such Party or its Subsidiaries or any Representatives thereof, in connection with its consideration of a Takeover Proposal with respect to such Party and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (3) immediately upon execution of this Agreement terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.
(b)    Notwithstanding anything to the contrary contained herein, if at any time prior to (x) with respect to FSGI, the time that the FSGI Shareholder Approval is obtained, and (y) with respect to Atlantic Capital, the time that the Atlantic Capital Shareholder Approval is obtained, a Party (the “Receiving Party”) or any of its Representatives receives a bona fide written Takeover Proposal from any Person or group of Persons, which Takeover Proposal did not result from any breach of this Section 6.9, then such Receiving Party and its Representatives may, upon the good faith determination of its Board of Directors, after consultation with its independent financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to such Receiving Party and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and their respective Representatives; provided that such Receiving Party shall (subject to the terms of Confidentiality Agreement) promptly make available to the other Party (the “Non-Receiving Party”) (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to the Non-Receiving Party in accordance with the applicable provisions of Section 9.4, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to the Non-Receiving Party or its Representatives, and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and their respective Representatives; provided, further that the Receiving Party promptly provides to the Non-Receiving Party (1) a copy of any Takeover Proposal made in writing by any such Person or group of Persons to the Receiving Party, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Takeover Proposal, and (2) a written summary of the material terms of any such Takeover Proposal not made in writing. For the purposes of this Agreement, “Acceptable Confidentiality

Agreement” means any confidentiality agreement that contains provisions with respect to confidentiality matters that are no less favorable to such Party than those contained in the Confidentiality Agreement.
(c)    The Receiving Party shall keep the Non-Receiving Party reasonably informed of any material developments, discussions or negotiations regarding the Takeover Proposal, including any such proposal first made or discussed with the Receiving Party prior to the date of this Agreement (including forwarding to the Non-Receiving Party any written materials provided to the Receiving Party or its Representatives in connection with any such Takeover Proposal) on a current basis, and shall notify the Non-Receiving Party of the status of such Takeover Proposal.
(d)    Except as permitted by Section 6.9(f), upon the receipt by FSGI of a Takeover Proposal, the FSGI Board shall not (i) (A) fail to recommend to its shareholders that the FSGI Shareholder Approval be given or fail to include the FSGI Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Atlantic Capital, the FSGI Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve or recommend, or publicly propose to approve or recommend to its shareholders, a Takeover Proposal (actions described in this clause (i) being referred to as an “FSGI Adverse Recommendation Change”) or (ii) cause or permit FSGI or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”).
(e)    Except as permitted by Section 6.9(f), upon the receipt by Atlantic Capital of a Takeover Proposal, the Atlantic Capital Board shall not (i) adopt, approve or recommend, or publicly propose to approve or recommend to its shareholders, such Takeover Proposal (an “Atlantic Capital Adverse Recommendation Change” and, together with the FSGI Adverse Recommendation Change, an “Adverse Recommendation Change”) or (ii) cause or permit Atlantic Capital or any of its Subsidiaries to enter into any Acquisition Agreement.
(f)    Notwithstanding anything to the contrary herein, prior to (x) with respect to FSGI, the time that the FSGI Shareholder Approval is obtained, and (y) with respect to Atlantic Capital, the time that the Atlantic Capital Shareholder Approval is obtained, the Board of Directors of the Receiving Party may, in connection with a bona fide written Takeover Proposal, which Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.9, make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(i) or 8.1(j) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Takeover Proposal, if and only if, prior to taking such action, such Receiving Party has complied with its obligations under this Section 6.9 and the Board of Directors of such Party has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that prior to taking any such action (i) the Receiving Party has given the Non-Receiving Party at least five (5) business days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the party making such Superior Proposal) and has contemporaneously provided a copy to the Non-Receiving Party of all written materials (including all transaction agreements and related documents) with or from the Person or group of Persons making such Superior Proposal, (ii) the Receiving Party has negotiated, and has caused its Representatives to negotiate, in good faith with the Non-Receiving Party during such notice period to the extent the Non-Receiving Party wishes to negotiate, to enable the Non-Receiving Party to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (iii) following the end of such notice period, the Board of Directors of the Receiving Party shall have considered in good faith any changes to this Agreement proposed in writing by the Non-Receiving Party, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Takeover Proposal that could have an impact, influence or other effect on the Receiving Party’s Board of Directors’ decision or discussion with respect to whether such proposal is a Superior Proposal, the Receiving Party shall deliver a new written notice to the Non-Receiving Party pursuant to the foregoing clause (i) and again comply with the requirements of this Section 6.9(f) with respect to such new written notice; provided, however, that references herein to the five (5) business day period shall be deemed to be references to a three (3) business day period with respect thereto.
(g)    Provided that the Receiving Party and its Board of Directors comply with their applicable obligations under Section 6.9(f), nothing in this Section 6.9 shall prohibit the Receiving Party’s Board of Directors from (i) taking and disclosing to the Receiving Party’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any “stop-look-and-listen” communications to the Receiving Party’s shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Receiving Party’s shareholders); provided, however, that the taking of any action pursuant to either of the preceding clauses (i) or (ii) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.
(h)    As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than a Party or its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Receiving Party and its Subsidiaries equal to more than 50% of the Receiving Party’s consolidated assets or to which more than 50% of the Receiving Party’s net income on a consolidated basis are attributable, (ii) acquisition of more than 50% of the outstanding common stock of the Receiving Party or the capital stock of any Subsidiary of the Receiving Party, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 50% of the outstanding common stock of the Receiving Party, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Receiving Party or any of its Subsidiaries that, if consummated, would result in the shareholders of the Receiving Party immediately preceding such transaction holding less than 50% of the equity interests in the surviving or resulting entity (or the parent of such entity) of such transaction or (v) any liquidation or resolution of the Receiving Party; in each case other than the Merger.
(i)    As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that the Receiving Party’s Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Receiving Party’s shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Agreement proposed by the Non-Receiving Party in response to such proposal or otherwise.

6.10	Corporate Governance.
(a)    At the Effective Time, five (5) persons will be appointed to the Board of Directors of the Surviving Corporation, such members to be selected by the current members of the FSGI Board, with the consent of the current members of the Atlantic Capital Board, which consent shall not be unreasonably withheld, to serve along with eight (8) persons designated by the Atlantic Capital Board, with such designations to be made with the consent of the current members of the FSGI Board, which consent shall not be unreasonably withheld, for a period of twelve (12) months following the Effective Time in accordance with the bylaws of the Surviving Corporation. Atlantic Capital shall ensure that all members of the Atlantic Capital Board immediately prior to the Effective Time other than any members selected to serve on the Board of Directors of the Surviving Corporation pursuant to this Section 6.10(a) shall resign from the Atlantic Capital Board effective as of the Effective Time.
(b)    At the time of the Bank Merger, five (5) persons will be appointed to the Board of Directors of the Surviving Bank, such members to be selected by the current members of the FSGI Board, with the consent of the current members of the Atlantic Capital Board, which consent shall not be unreasonably withheld, to serve along with eight (8) persons designated by the Atlantic Capital Board, with such designations to be made with the consent of the current members of the FSGI Board, which consent shall not be unreasonably withheld, for a period of twelve (12) months following the Effective Time in accordance with the Bylaws of the Surviving Bank. FSGI shall ensure that all members of the Board of Directors of FSGBank immediately prior to the Effective Time other than any members selected to serve on the Board of Directors of the Surviving Bank pursuant to this Section 6.10(b) shall resign from the Board of Directors of FSGBank effective as of the Effective Time.
(c)    Subject to and in accordance with the Bylaws of the Surviving Corporation, (i) Mr. Sonny Deriso, the current Chairman of the Atlantic Capital Board, will serve as Chairman of the Board of Directors of the Surviving Corporation and the Surviving Bank immediately after the Effective Time, (ii) Mr. Douglas Williams, the current Chief Executive Officer of Atlantic Capital, will serve as the Chief Executive Officer of the Surviving Corporation and the Surviving Bank immediately after the Effective Time, and (iii) Mr. Michael Kramer, the current President and Chief Executive Officer of FSGI, will serve as President of the Surviving Corporation and the Surviving Bank immediately after the Effective Time.
(d)    Each of Atlantic Capital and FSGI agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.
(e)    Prior to the Effective Time, Atlantic Capital shall take all commercially reasonable steps as may be required to cause any acquisitions of Atlantic Capital Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of Atlantic Capital who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Atlantic Capital to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(f)    Simultaneous with the Closing, the Surviving Corporation shall file with the SEC a registration statement on Form S-8 (or any successor form) to register under the Securities Act any FSGI Stock Awards assumed pursuant to Section 1.5(b)(i) hereof or substitute securities issued in respect of the FSGI Stock Awards pursuant to Section 1.5(b)(ii) hereof.
ARTICLE VII
CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:
(a)    Shareholder Approvals. The Atlantic Capital Shareholder Approval and the FSGI Shareholder Approval shall have been obtained by the requisite affirmative vote of the holders of Atlantic Capital Common Stock and the FSGI Common Stock entitled to vote thereon.
(b)    The NASDAQ Listing. The shares of Atlantic Capital Common Stock to be issued to the holders of FSGI Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq Global Select Market (or such other national securities exchange mutually agreed upon by the Parties), subject only to official notice of issuance.
(c)    Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or, to the Knowledge of Atlantic Capital or FSGI, threatened by the SEC.
(d)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
(e)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(f)    Financing. Atlantic Capital shall have received proceeds in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (i) from the sale of Atlantic Capital Common Stock pursuant to the terms of that certain Securities Purchase Agreement dated as of the date hereof by and among Atlantic Capital, Trident IV, L.P. and Trident IV Professionals Fund, L.P. (the “Stone Point Securities Purchase Agreement”), and from the sale of debt securities of Atlantic Capital on terms reasonably acceptable to Atlantic Capital and FSGI, or (ii) from one or more alternative sources of financing on terms and conditions that are reasonably acceptable to Atlantic Capital and FSGI.

7.2	Conditions to Obligations of FSGI.
The obligation of FSGI to effect the Merger is also subject to the satisfaction, or waiver by FSGI, at or before the Effective Time, of the following conditions:
(a)    Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Atlantic Capital set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and FSGI shall have received a certificate signed on behalf of Atlantic Capital by the Chief Executive Officer or the Chief Financial Officer of Atlantic Capital to the foregoing effect.
(b)    Performance of Obligations of Atlantic Capital. Atlantic Capital shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and FSGI shall have received a certificate signed on behalf of Atlantic Capital by the Chief Executive Officer or the Chief Financial Officer of Atlantic Capital to such effect.
(c)    Federal Tax Opinion. FSGI shall have received the opinion of its counsel, Bryan Cave LLP, in form and substance reasonably satisfactory to FSGI, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Atlantic Capital and FSGI.
(d)    Support Agreements. Each member of the Atlantic Capital Board and each shareholder listed on Section 7.2(d) of the Atlantic Capital Disclosure Schedule shall have executed and delivered to FSGI a Support Agreement in the form attached as Exhibit D and E, respectively.

7.3	Conditions to Obligations of Atlantic Capital.
The obligation of Atlantic Capital to effect the Merger is also subject to the satisfaction or waiver by Atlantic Capital at or before the Effective Time of the following conditions:
(a)    Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of FSGI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Atlantic Capital shall have received certificates signed on behalf of FSGI by the Chief Executive Officer or the Chief Financial Officer of FSGI to the foregoing effect.
(b)    Performance of Obligations of FSGI. FSGI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Atlantic Capital shall have received certificates signed on behalf of FSGI by the Chief Executive Officer or the Chief Financial Officer of FSGI to such effect.
(c)    Federal Tax Opinion. Atlantic Capital shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice, LLP, in form and substance reasonably satisfactory to

Atlantic Capital, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, for federal income tax purposes, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by any of the holders of Atlantic Capital Common Stock in the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Atlantic Capital and FSGI.
(d)    Support Agreements. Each member of the FSGI Board and each shareholder of FSGI listed on Section 7.3(d) of the FSGI Disclosure Schedule shall have executed and delivered to Atlantic Capital a Support Agreement in the form attached as Exhibit D and E, respectively.
ARTICLE VIII
TERMINATION AND AMENDMENT

8.1    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Agreement, after receipt of the Atlantic Capital Shareholder Approval or the FSGI Shareholder Approval (the date of such termination, the “Termination Date”), as follows:
(a)    by mutual written consent of Atlantic Capital and FSGI;
(b)    by either Atlantic Capital or FSGI, if any Governmental Entity has (i) issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or the Bank Merger and such order or other action is final and nonappealable or (ii) stated that such Governmental Entity will not issue an approval or nonobjection necessary to consummate the Merger or the Bank Merger. The right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if (i) the failure of Atlantic Capital, in the case of a termination by Atlantic Capital, or (ii) the failure of FSGI, in the case of a termination by FSGI, to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance by such Governmental Entity of such order or the taking of such action;
(c)    by either Atlantic Capital or FSGI, if the Merger does not occur on or before March 25, 2016; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if (i) the failure of Atlantic Capital, in the case of a termination by Atlantic Capital, or (ii) the failure of FSGI, in the case of a termination by FSGI, to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Merger to occur on or before March 25, 2016;
(d)    by either Atlantic Capital or FSGI (i) if the Atlantic Capital Shareholders’ Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Atlantic Capital Shareholder Approval shall not have been obtained, or (ii) if the FSGI Shareholders’ Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the FSGI Shareholder Approval shall not have been obtained. The right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Party seeking to terminate if (A) the failure of Atlantic Capital, in the case of a termination by Atlantic Capital, or (B) the failure of

FSGI, in the case of a termination by FSGI, to perform any of its obligations under this Agreement required to be performed at or prior to the Atlantic Capital Shareholders’ Meeting or the FSGI Shareholders’ Meeting, as applicable, has been a substantial cause of, or a substantial factor that resulted in, the Atlantic Capital Shareholder Approval or the FSGI Shareholder Approval, as applicable, not having been obtained;
(e)    by Atlantic Capital, if FSGI shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) (A) cannot be cured by March 25, 2016 or (B) if capable of being cured by March 25, 2016, shall not have been cured within thirty (30) business days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Atlantic Capital’s intention to terminate this Agreement if such breach or failure is not cured) from Atlantic Capital of such breach or failure; provided, that Atlantic Capital shall not have a right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.2;
(f)    by FSGI, if Atlantic Capital shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) (A) cannot be cured by March 25, 2016 or (B) if capable of being cured by March 25, 2016, shall not have been cured within thirty (30) business days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and FSGI’s intention to terminate this Agreement if such breach or failure is not cured) from FSGI of such breach or failure; provided, that FSGI shall not have a right to terminate this Agreement pursuant to this Section 8.1(f) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.3;
(g)    by Atlantic Capital prior to the receipt of the FSGI Shareholder Approval if (i) the FSGI Board shall have effected an FSGI Adverse Recommendation Change except in compliance with Section 6.9 hereof; (ii) the FSGI Board shall have failed to reject a Takeover Proposal with respect to FSGI and reaffirm the FSGI Board Recommendation within five (5) business days following the public announcement of such Takeover Proposal and in any event at least two (2) business days prior to the FSGI Shareholders’ Meeting; (iii) FSGI enters into an Acquisition Agreement; (iv) FSGI shall have failed to comply in all material respects with its obligations under Section 6.9; (v) subject to FSGI’s rights to adjourn or postpone the FSGI Shareholders’ Meeting, FSGI shall have failed to call, give proper notice of, convene and hold the FSGI Shareholders’ Meeting; or (vi) FSGI or the FSGI Board shall have publicly announced its intention to do any of the foregoing;
(h)    by FSGI prior to the receipt of the Atlantic Capital Shareholder Approval if (i) the Atlantic Capital Board shall have effected an Atlantic Capital Adverse Recommendation Change except in compliance with Section 6.9 hereof; (ii) the Atlantic Capital Board shall have failed to reject a Takeover Proposal with respect to Atlantic Capital within five (5) business days following the public announcement of such Takeover Proposal and in any event at least two (2) business days prior to the Atlantic Capital Shareholders’ Meeting; (iii) Atlantic Capital enters into an Acquisition Agreement; (iv) Atlantic Capital shall have failed to comply in all material respects with its obligations under Section 6.9; (v) subject to Atlantic Capital’s rights to adjourn or postpone the Atlantic Capital Shareholders’ Meeting, Atlantic Capital shall have failed to call, give proper notice of, convene and hold the Atlantic

Capital Shareholders’ Meeting; or (vi) Atlantic Capital or the Atlantic Capital Board shall have publicly announced its intention to do any of the foregoing;
(i)    by Atlantic Capital prior to receipt of the Atlantic Capital Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Superior Proposal; provided, however, that (a) Atlantic Capital has complied with Section 6.9 in all material respects and (b) Atlantic Capital pays (or causes to be paid) the Atlantic Capital Termination Fee and Atlantic Capital Expense Reimbursement prior to or simultaneously with such termination;
(j)    by FSGI prior to receipt of the FSGI Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Superior Proposal; provided, however, that (a) FSGI has complied with Section 6.9 in all material respects and (b) FSGI pays (or causes to be paid) the FSGI Termination Fee and FSGI Expense Reimbursement prior to or simultaneously with such termination;
(k)    by either Atlantic Capital or FSGI if (i) the Department of the Treasury adopts as final regulations those regulations relating to the determination of the “adjusted Federal long-term rate” as defined by Section 382(f)(2) of the Code that were published in the Federal Register as proposed regulations at 80 Fed. Reg. 11141 (March 3, 2015), or other regulations having a similar effect on the determination of the “adjusted Federal long-term rate”, as any such proposed regulations may be modified by the final regulations (the final regulations are referred to herein as the “Final Section 382(f) Regulations”), and (ii) at any time after the effective date of the Final Section 382(f) Regulations, the “long-term tax-exempt rate” as defined by Section 382(f)(1) of the Code as it is determined under the Final Section 382(f) Regulations and as it is announced for each month by the Department of the Treasury with respect to “ownership changes” occurring under Section 382 of the Code for that month is 2.20% or less; provided, however, the Party seeking to terminate may only exercise its right to terminate this Agreement pursuant to this Section 8.1(k) on or before the day that is twenty (20) days after the first day of the first month in which the condition in subsection (ii) of this Section 8.1(k) is met.

8.2	Effect of Termination.
(a)    In the event that:
(i)    this Agreement is terminated by Atlantic Capital pursuant to Section 8.1(e) or (g), FSGI shall pay, or cause to be paid, to Atlantic Capital cash in the amount of $6,250,000 (the “FSGI Termination Fee”) plus an amount equal to the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other Representatives) actually incurred by or on behalf of Atlantic Capital in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated by this Agreement and the due diligence and evaluation by Atlantic Capital of the transactions contemplated by this Agreement, in an aggregate amount not to exceed $1,000,000 (the “FSGI Expense Reimbursement”);
(ii)    this Agreement is terminated by Atlantic Capital pursuant to Section 8.1(i), then Atlantic Capital shall pay, or cause to be paid, to FSGI, prior to or contemporaneously with such termination, cash in an amount equal to the Atlantic Capital Termination Fee plus the Atlantic Capital Expense Reimbursement (and any purported termination pursuant to Section 8.1(i) shall be void and of no force or effect unless Atlantic Capital shall have made such payment);

(iii)    this Agreement is terminated by FSGI pursuant to Section 8.1(f) or (h), Atlantic Capital shall pay, or cause to be paid, to FSGI cash in the amount of $6,250,000 (the “Atlantic Capital Termination Fee”) plus an amount equal to the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other Representatives) actually incurred by or on behalf of FSGI in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated by this Agreement and the due diligence and evaluation by FSGI of the transactions contemplated by this Agreement, in an aggregate amount not to exceed $1,000,000 (the “Atlantic Capital Expense Reimbursement”);
(vi)    this Agreement is terminated by FSGI pursuant to Section 8.1(j), then FSGI shall pay, or cause to be paid, to Atlantic Capital, prior to or contemporaneously with such termination, cash in an amount equal to the FSGI Termination Fee plus the FSGI Expense Reimbursement (and any purported termination pursuant to Section 8.1(j) shall be void and of no force or effect unless FSGI shall have made such payment.
(b)    Each of the Parties hereto acknowledge and agree that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Party would not enter into this Agreement. Accordingly, (i) if FSGI fails to pay the amounts due pursuant to this Section 8.2 and, in order to obtain such payment, Atlantic Capital commences a suit that results in a judgment against FSGI for the FSGI Termination Fee or the FSGI Expense Reimbursement, then FSGI shall pay Atlantic Capital its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the FSGI Termination Fee and the FSGI Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made and (ii) if Atlantic Capital fails to pay the amount due pursuant to this Section 8.2 and, in order to obtain such payment, FSGI commences a suit that results in a judgment against Atlantic Capital for the Atlantic Capital Termination Fee or the Atlantic Capital Expense Reimbursement, then Atlantic Capital shall pay FSGI its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Atlantic Capital Termination Fee or the Atlantic Capital Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.
(c)    On any termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and forthwith become void and have no further force or effect (except for the provisions of Section 6.2(b), Section 8.2 and Article IX), and, subject to the payment of any amounts owing pursuant to this Section 8.2, there shall be no other liability on the part of Atlantic Capital or FSGI to the other Party Notwithstanding anything in this Agreement to the contrary, no Party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Agreement or fraud, and the aggrieved Party will be entitled to all rights and remedies available at law or in equity.
(d)    This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of either FSGI or Atlantic Capital, there may not be, without further approval of such shareholders, any amendment of this Agreement that (i) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement, if such alteration or change would adversely affect the shareholders entitled to receive the Merger Consideration,

(ii) alters or changes any term of the articles of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the shareholders who already approved the transactions contemplated by this Agreement, or (iii) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the shareholders who already approved the transactions contemplated by this Agreement, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
(e)    At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS

9.1    Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the Parties, which date shall be no later than thirty (30) days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).
9.2    Standard. No representation or warranty of Atlantic Capital contained in Article III or of FSGI contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no Party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Atlantic Capital, or Article IV, in the case of FSGI, has had or would be reasonably likely to have a Material Adverse Effect with respect to Atlantic Capital or FSGI, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.1, 3.3(a), 3.3(b)(i), 3.5 and 3.7, in the case of Atlantic Capital, and Sections 4.1, 4.3(a), 4.3(b)(i), 4.5 and 4.7, in the case of FSGI, shall be deemed untrue and incorrect if not true and correct in all material respects; and (y) Sections 3.2 and 3.8(a) in the case of Atlantic Capital, and Sections 4.2 and 4.8(a), in the case of FSGI, shall be deemed untrue and incorrect if not true and correct in all respects.
9.3    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 6.5, 6.6 and 6.10 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)    if to Atlantic Capital, to:

Atlantic Capital Bancshares, Inc.
Terminus 100 Building
3280 Peachtree Road NE, Suite 1600
Atlanta, GA 30305
Attention: Douglas Williams, Chief Executive Officer
E-mail:
with a copy to:
Womble Carlyle Sandridge & Rice, LLP
550 South Main Street
Suite 400
Greenville, SC 29601
Attention: Steven S. Dunlevie
Email: sdunlevie@wcsr.com

(b) if to FSGI, to:

First Security Group, Inc.
531 Broad Street
Chattanooga, Tennessee 37402
Attention: D. Michael Kramer, President and Chief Executive Officer
Email: mkramer@fsgbank.com
with a copy to:
Bryan Cave LLP
One Atlantic Center
Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309-3488
Attention: Robert D. Klingler
Email: robert.klingler@bryancave.com
9.5    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Atlantic Capital Disclosure

Schedule and the FSGI Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns), (b) “Knowledge” of any Person that is not an individual means the actual knowledge (without investigation) of such Person’s directors and senior executive officers, and (c) “business day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Georgia or the State of Tennessee generally are authorized or required by law or other governmental actions to close.
9.6    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.
9.7    Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.
9.8    Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Georgia applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Georgia. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
9.9    Publicity. Neither Atlantic Capital nor FSGI shall, and neither Atlantic Capital nor FSGI shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of FSGI, in the case of a proposed announcement by Atlantic Capital, or Atlantic Capital, in the case of a proposed announcement by FSGI; provided, however, that any Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of NASDAQ.

9.10    Assignment; Third-Party Beneficiaries.
(a)    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.5(b) and 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.
(b)    The representations and warranties set forth in Articles III and IV of this Agreement, and the covenants set forth in Article V, have been made solely for the benefit of the Parties and (i) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate; (ii) have been qualified by reference to either the Atlantic Capital Disclosure Schedule or the FSGI Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by the respective shareholders of either Party.
(c)    No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”), and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a Person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation, that provision shall lapse retroactively, thereby precluding it from having any effect.
9.11    Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. The Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
9.12    Mandatory Arbitration. Notwithstanding anything else in this Agreement, any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, the obligations or covenants of the Surviving Corporation pursuant to Section 6.5(b) of this Agreement or the subject matter thereof after the Effective Time shall be exclusively and finally settled under the Commercial Arbitration Rules of the American Arbitration Association, unless otherwise agreed, by a single arbitrator selected by the Surviving Corporation. The arbitrator shall apply the laws of the State of Georgia, shall not have the authority to add to, detract from, or modify any provision hereof and shall not award punitive damages to any injured party. A decision by the arbitrator shall be final, conclusive and binding. The arbitrator shall deliver a written and reasoned award with respect to the dispute to each of the parties to the dispute, difference, controversy or claim, who shall promptly act in accordance therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, Atlantic Capital and FSGI have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.
ATLANTIC CAPITAL BANCSHARES, INC.
By:     /s/ Douglas L. Williams
    Name: Douglas L. Williams
    Title: President and Chief Executive Officer

FIRST SECURITY GROUP, INC.
By:     /s/ D. Michael Kramer
    Name: D. Michael Kramer
    Title: President and Chief Executive Officer

EXHIBIT A

FORM OF SUBSIDIARY PLAN OF MERGER

This SUBSIDIARY PLAN OF MERGER (the “Plan of Merger”) is made and entered into as of the [•] day of [•], 2015, by and between Atlantic Capital Bank, a Georgia banking corporation (“Atlantic Capital Bank”), and FSGBank, National Association, a national banking association (“FSGBank”).

WITNESSETH:

WHEREAS, Atlantic Capital Bancshares Corporation, a Georgia corporation (“Atlantic Capital”) and First Security Group, Inc., a Tennessee corporation (“FSGI”) entered into that certain Agreement and Plan of Merger dated as of [•], 2015 (the “Merger Agreement”), which provides for the merger of FSGI with and into Atlantic Capital (the “Merger”);
WHEREAS, following consummation of the Merger, Atlantic Capital and FSGI, as the current sole-shareholders, respectively, of Atlantic Capital Bank and FSGBank, desire to consolidate the operations of Atlantic Capital Bank and FSGBank pursuant to the merger of Atlantic Capital Bank with and into FSGBank (the “Bank Merger”).
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
Section 1.1    Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Atlantic Capital Bank shall be merged with and into FSGBank as authorized by the relevant provisions of the National Bank Act (12 U.S.C. § 215a), and the Financial Institutions Code of Georgia. FSGBank shall be the surviving bank resulting from the Bank Merger (the “Surviving Bank”), shall continue its corporate existence under the National Bank Act, and shall be operated as a wholly-owned subsidiary of Atlantic Capital. At the Effective Time, the separate existence of Atlantic Capital Bank shall cease.
Section 1.2    Effective Time. The Bank Merger shall not be effective unless and until (a) the Merger is consummated; and (b) the Bank Merger receives all necessary approvals from the Office of the Comptroller of the Currency (“OCC”) and the Georgia Department of Banking and Finance (“DBF”) or such later time as specified in the Articles of Merger filed with the OCC and the Georgia Secretary of State (the “Effective Time”).
Section 1.3    Articles of Association and Bylaws.
(a)    The Articles of Association of FSGBank in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Bank from and after the Effective Time, except as provided in Section 1.3(c).
(b)    The Bylaws of FSGBank in effect immediately prior the Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.
(c)    The name of the Surviving Bank shall be “Atlantic Capital Bank, National Association."

Exhibit A - Page 1

Section 1.4    Directors and Officers. The individuals listed on Schedule 1 hereto, together with such additional persons as may thereafter be appointed, shall serve, as applicable, as the directors and officers of the Surviving Bank from and after the Effective Time, in accordance with the Bylaws of the Surviving Bank.
Section 1.5    Offices.  The headquarters and main office of the Surviving Bank will remain at 531 Broad Street, Chattanooga, Tennessee 37402.  Following the Effective Time, the Surviving Bank will retain branch locations at each branch location of Atlantic Capital Bank and FSGBank which existed immediately prior to the Effective Time.
Section 1.6    Rights, Franchises, Duties, Assets and Liabilities of the Surviving Bank.
(a)    As of the Effective Time, all rights, franchises, and interests of both Atlantic Capital Bank and FSGBank in and to every type of property (real, personal, and mixed), and all choses in action of both Atlantic Capital Bank and FSGBank shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Atlantic Capital Bank or FSGBank at the Effective Time.
(b)    All liabilities and obligations of both Atlantic Capital Bank and FSGBank of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Atlantic Capital Bank and FSGBank were so bound at the Effective Time.
ARTICLE II
MANNER AND BASIS OF CONVERTING SHARES OF STOCK
Section 2.1    Manner of Conversion. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, the shares of the constituent institutions shall be converted as follows:
(a)    Each share of FSGBank common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time, and shall be the only issued and outstanding shares of the Surviving Bank.
(b)    Each share of Atlantic Capital Bank common stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist.
ARTICLE III
COVENANTS AND AGREEMENTS
Section 3.1    Commercially Reasonable Efforts, Cooperation. Subject to the terms and conditions of this Plan of Merger, each of the parties hereto agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Plan of Merger.

Exhibit A - Page 2

Section 3.2    Regulatory Matters.
(a)    Following the execution and delivery of this Plan of Merger, Atlantic Capital Bank and FSGBank shall cause to be prepared and filed all required applications and filings with the OCC and the DBF and any other state or federal regulatory authority having jurisdiction over the Bank Merger (collectively, such regulatory authorities are referred to herein as the “Regulatory Authorities”) which are necessary or contemplated for the obtaining of the consents or approvals of the Regulatory Authorities for consummation of the Bank Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their commercially reasonable efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Plan of Merger, including, without limitation, those required or contemplated from the Regulatory Authorities.
(b)    Each party hereto will furnish the other parties with all information concerning itself, its directors, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Plan of Merger. The parties hereto will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.
Section 3.3    Tax Treatment. Each of the parties undertakes and agrees to use its commercially reasonable efforts to cause the Bank Merger to qualify, and to take no action which would cause the Bank Merger not to quality, for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.
ARTICLE IV
CONDITIONS TO CLOSING
The obligations of Atlantic Capital Bank and FSGBank to consummate the transactions provided for in this Plan of Merger shall be subject to the satisfaction of the following conditions, unless waived by the parties as hereinafter provided for:
Section 4.1    Conditions to Each Party’s Obligation to Effect the Bank Merger. The respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction of the conditions set forth in Article VII of the Merger Agreement. In addition, the closing of the Bank Merger is expressly conditioned on the prior closing of the Merger.
Section 4.2    Regulatory Approvals. The Regulatory Authorities shall have approved or consented to the Bank Merger, and all other required regulatory approvals of the Merger shall have been received and any applicable waiting periods shall have expired.
ARTICLE V
TERMINATION AND AMENDMENT
Section 5.1    Termination. This Plan of Merger may be terminated and the Bank Merger abandoned at any time prior to the Effective Time by mutual consent of the parties hereto. In the event of the termination and abandonment of this Plan of Merger pursuant to this Section 5.1, this Agreement shall terminate and become void

Exhibit A - Page 3

and shall have no effect, without further liability on behalf of any party. The Plan of Merger shall also be terminated automatically in the event the Merger Agreement is terminated pursuant to the provisions of Article VIII thereof.
Section 5.2    Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of Atlantic Capital Bank and FSGBank.
ARTICLE VI
MISCELLANEOUS
Section 6.1    Counterparts. This Plan of Merger may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.
Section 6.2    Persons Bound; No Assignment. This Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but notwithstanding the foregoing, this Plan of Merger may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained.
Section 6.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Georgia and the National Bank Act.

Exhibit A - Page 4

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Plan of Merger to be dated as of the date and year first above written.

ATLANTIC CAPITAL BANK

By:
Name:
Title:

FSGBANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit A - Page 5

EXHIBIT B
SURVIVING CORPORATION ARTICLES OF INCORPORATION

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ATLANTIC CAPITAL BANCSHARES, INC.
ARTICLE ONE
NAME
The name of the Corporation is: ATLANTIC CAPITAL BANCSHARES, INC.
ARTICLE TWO
CORPORATE PURPOSE
The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code (the “Code”). The object of the Corporation is pecuniary gain and profit, and the Corporation is formed for the purpose of becoming and operating as a bank holding company and engaging in such related and permissible activities in connection therewith as the Board of Directors may from time to time specify by resolution.
ARTICLE THREE
CAPITALIZATION
The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares of capital stock, of which 10,000,000 shares shall be designated as “Preferred Stock”, no par value per share, and 100,000,000 shares shall be designated as “Common Stock”, no par value per share. The designations and the preferences, conversion and other

Exhibit B - Page 1

rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

(a)    Common Stock. Each share of Common Stock has one vote on each matter submitted to a vote of the Corporation’s shareholders. Subject to the provisions of applicable law, the holders of shares of Common Stock are entitled to receive, when and as declared by the Corporation’s Board of Directors out of the Corporation’s assets legally available therefor, dividends or other distributions, whether payable in cash, property, or securities of the Corporation. The holders of shares of Common Stock are entitled to receive, in proportion to the number of shares of Common Stock held, the Corporation’s net assets upon liquidation or dissolution.
(b)    Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any voting powers, preferences, designations, conversion and other rights, qualifications, limitations, restrictions, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.
The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions,

Exhibit B - Page 2

limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(i)	the annual dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

(ii)	whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(iii)	the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

(iv)
whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(v)	whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(vi)	the rights of the shares of stock series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(vii)	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

Exhibit B - Page 3

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

ARTICLE FOUR
PREEMPTIVE RIGHTS
Pursuant to § 14-2-630 and § 14-2-732 of the Code, the Corporation elects to have preemptive rights in favor of only those shareholders who shall each own, of record, four and nine-tenths percent (4.9%) or more of the shares of the Corporation outstanding immediately after the closing of that certain private placement offering of a minimum of eight million (8,000,000) shares of the Corporation, at a price of $10.00 per share, to be conducted in 2006 and 2007 in connection with the capitalization of the Corporation. The preemptive rights set forth in this Article shall expire upon the first to occur of (i) May 1, 2016, (ii) the time immediately prior to the effectiveness of a registration statement pursuant to the Securities Act of 1933, either for an underwritten public offering for cash of the shares of the Corporation or for the issuance of the Corporation’s shares to acquire an entity having a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, and (iii) the time immediately prior to when shares of the Corporation are listed on a national securities exchange or regularly traded in a market maintained by securities dealers or brokers. Upon the occurrence of any such event, the provisions of this Article Four shall be null and void and of no further force and effect.

ARTICLE FIVE
BOARD OF DIRECTORS
(a)    Pursuant to § 14-2-732 of the Code, each holder of twenty-five percent (25%) or more of the then issued and outstanding shares of the Corporation shall have the right to elect a member to the Board of Directors. The right set forth in this paragraph shall expire upon the first to occur of (i)

Exhibit B - Page 4

May 1, 2016, (ii) the time immediately prior to the effectiveness of a registration statement for an underwritten public offering for cash of the shares of the Corporation pursuant to the Securities Act of 1933, and (iii) the time immediately prior to when shares of the Corporation are listed on a national securities exchange or regularly traded in a market maintained by securities dealers or brokers. Upon the occurrence of any such event, the provisions of this Article Five, Section (a) shall be null and void and of no further force and effect.
(b)    At any shareholders’ meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed with or without cause only by the affirmative vote of the holders of a majority of the then issued and outstanding shares of the Corporation entitled to vote in an election of directors, except that a director elected pursuant to paragraph (a) of this Article may be removed with or without cause only by the affirmative vote of the shareholder who elected such director, if such shareholder would, at the time of removal, be entitled to appoint such director pursuant to paragraph (a) of this Article.
(c)    For purposes of this Article, a director of the Corporation may be removed for cause if (i) the director has been convicted of a felony; (ii) any bank regulatory authority having jurisdiction over the Corporation requests or demands the removal; or (iii) at least two‑thirds (2/3) of the directors of the Corporation then in office, excluding only the director who is subject to the vote regarding his or her removal, determine that such director’s continued service is not in the best interests of the Corporation.
(d)    In the event a director elected pursuant to paragraph (a) of this Article is removed, the shareholder who elected such director shall have the sole right to replace the removed director with a director of that shareholder’s choice, if such shareholder would, at the time of replacement, still be entitled to appoint a director pursuant to paragraph (a) of this Article.

Exhibit B - Page 5

ARTICLE EIGHT
DIRECTOR’S LIABILITY
(a)    To the fullest extent permitted by applicable law, no director of the Corporation shall have any liability to the Corporation or its shareholders for monetary damages for any action or failure to take action, including, without limitation, for breach of duty of care or other duty as a director, except that this provision shall not eliminate or limit the liability of a director for:

(i)	any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(ii)	acts or omissions which involve intentional misconduct or a knowing violation of law;

(iii)	the types of liability set forth in Section 14‑2‑832 of the Georgia Business Corporation Code dealing with unlawful distributions of corporate assets to shareholders; or

(iv)	any transaction from which the director received an improper personal benefit.
(b)    Neither the amendment or repeal of this Article nor the adoption of any provisions to the Amended and Restated Articles of Incorporation inconsistent with this Article shall eliminate or adversely affect any right or protection of any director of the Corporation existing immediately prior to such amendment or repeal or adoption.
(c)    If the Code is amended, after this Article becomes effective, to authorize corporate action further eliminating or limiting personal liability of directors, then, without further corporate action, the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended.

Exhibit B - Page 6

ARTICLE NINE
INDEMNIFICATION
(a)    Each person who is or was a director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by applicable law against those expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Corporation.
(b)    Notwithstanding anything contained herein to the contrary, this Article is intended to provide indemnification to each director and officer of the Corporation to the fullest extent authorized by the Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said statute permitted the Corporation to provide prior thereto).

ARTICLE TEN
REQUIRED APPROVALS
Pursuant to § 14-2-732 of the Code, the affirmative vote of two‑thirds (2/3) of the directors then in office shall be required to approve a transaction involving the sale, exchange, or other disposition of more than fifty percent (50%) of the then issued and outstanding shares of the Corporation and/or any of its subsidiaries to any other corporation, person, or entity. The approval requirement set forth in this paragraph shall expire upon the first to occur of (i) May 1, 2016, (ii) the time immediately prior to the effectiveness of a registration statement for an underwritten public offering for cash of the shares of the

Exhibit B - Page 7

Corporation pursuant to the Securities Act of 1933, and (iii) the time immediately prior to when shares of the Corporation are listed on a national securities exchange or regularly traded in a market maintained by securities dealers or brokers. Upon the occurrence of any such event, the provisions of this Article Ten shall be null and void and of no further force and effect.

ARTICLE ELEVEN
SEVERABILITY
Should any provision of these Amended and Restated Articles of Incorporation, or any clause hereof, be held to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and clauses of these Amended and Restated Articles of Incorporation shall remain valid and fully enforceable.

[signature page to
Amended and Restated Articles of Incorporation of Atlantic Capital Bancshares, Inc.]

Exhibit B - Page 8

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation the _____ day of ____________, 2015.

By:
Name:
Title:

Exhibit B - Page 9

EXHIBIT C
SURVIVING CORPORATION BYLAWS

See attached.

Exhibit C

AMENDED AND RESTATED
BYLAWS
OF
ATLANTIC CAPITAL BANCSHARES, INC.
ADOPTED ________, 2015

Exhibit C

BYLAWS
ATLANTIC CAPITAL BANCSHARES, INC.

Exhibit C - Page i

6.1	General Provisions	10
6.2	Powers and Duties of the Chairman of the Board of Directors, the President, and the Chief Financial Officer	10
6.3	Powers and Duties of Vice Presidents	11
6.4	Powers and Duties of the Secretary	12
6.5	Powers and Duties of the Treasurer	12
6.6	Appointment, Powers, and Duties of Assistant Secretaries	12
6.7	Appointment, Powers, and Duties of Assistant Treasurers	12
6.8	Delegation of Duties	12
ARTICLE Seven	CAPITAL STOCK	12
7.1	Certificated and Uncertificated Shares	12
7.2	Transfer of Shares	13
7.3	Record Dates	13
7.4	Registered Owner	14
7.5	Transfer Agent and Registrar	14
7.6	Lost Certificates	14
7.7	Fractional Shares or Scrip	14
ARTICLE Eight	BOOKS AND RECORDS; SEAL; ANNUAL STATEMENTS	14
8.1	Inspection of Books and Records	14
8.2	Seal	15
8.3	Annual Statements	15
ARTICLE Nine	INDEMNIFICATION	15
9.1	Authority to Indemnify	15
9.2	Mandatory Indemnification	16
9.3	Advance for Expenses	16
9.4	Court-ordered Indemnification and Advances for Expenses	16
9.5	Determination of Indemnification	16
9.6	Authorization of Indemnification	16
9.7	Other Rights	17
9.8	Insurance	17
9.9	Continuation of Expenses	17
ARTICLE Ten	NOTICES; WAIVERS OF NOTICE	17
10.1	Notices	17
10.2	Waivers of Notice	18
ARTICLE Eleven	EMERGENCY POWERS	18
11.1	Bylaws	18
11.2	Lines of Succession	18
11.3	Head Office	18
11.4	Period of Effectiveness	18
11.5	Notices	18
11.6	Officers as Directors Pro Tempore	18
11.7	Liability of Officers, Directors, and Agents	18
ARTICLE Twelve	CHECKS, NOTES, DRAFTS, ETC.	19
ARTICLE Thirteen	AMENDMENTS	19

Exhibit C - Page ii

AMENDED AND RESTATED
BYLAWS
OF
ATLANTIC CAPITAL BANCSHARES, INC.
______, 2015

Exhibit C - Page 1

ARTICLE ONE
OFFICES
1.1    Registered Office and Agent. The Corporation shall have and continuously maintain a registered office and registered agent in accordance with the provisions of Section 14-2-501 of the Georgia Business Corporation Code.
1.2    Other Offices. The Corporation may have offices at such place or places within or without the State of Georgia as the Board of Directors may from time to time appoint or the business of the Corporation may require or make desirable.
ARTICLE TWO
SHAREHOLDERS’ MEETING
2.1    Annual Meeting. A meeting of the shareholders of the Corporation shall be held annually. The annual meeting shall be held at such time and place and on such date as the Board of Directors shall determine from time to time and as shall be specified in the notice of the meeting.
2.2    Special Meetings. Special meeting of the shareholders may be called at any time by the Corporation’s Board of Directors, its President, or by the Corporation upon the written request of any one or more shareholders, owning an aggregate of not less than twenty-five percent (25%) of the outstanding capital stock of the Corporation. Special meetings shall be held at such time and place and on such dates as shall be specified in the notice of the meeting.
2.3    Place. Annual and special meetings of shareholders may be held within or without the State of Georgia.
2.4    Notice; Waiver of Notice. Notice of annual or special meetings of shareholders stating the place, day, and hour of the meeting shall be given in writing or by electronic transmission not less than ten (10) days nor more than sixty (60) days before the date of the meeting, and shall be given to each shareholder by mail or electronic transmission to the last known address of the shareholder or by personal delivery to the shareholder. Notice of any special meeting of shareholders shall state the purpose or purposes for which the meeting is called. The notice of any meeting at which amendments to or restatements of the Articles of Incorporation or the Bylaws, merger or share exchange of the Corporation, or the disposition of corporate assets requiring shareholder approval are to be considered shall state such purpose, and shall further comply with all requirements of law. Notice of a meeting may be waived by an instrument in writing or by electronic transmission signed by the shareholder before or after the meeting. The waiver need not specify the purpose of the meeting or the business transacted, unless one of the purposes of the meeting concerns a plan of merger or share exchange, in which event the waiver shall comply with the further requirements of law concerning such waivers. Attendance of a shareholder at a meeting, either in person or by proxy, shall of itself constitute waiver of lack of notice or defective notice of the meeting and waiver of any objections to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the notice, unless the shareholder or the appointed proxy at the beginning of the meeting objects to holding the meeting or transacting business at the meeting or objects to considering the matter not described in the notice when it is presented. Notice of any adjourned meeting need not be given otherwise than by announcement at the meeting at which the adjournment is taken.

Exhibit C - Page 2

2.5    Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals. The matters to be considered and brought before any annual or special meeting of shareholders of the Corporation shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 2.5.
For any matter to be brought properly before any annual meeting of shareholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors or (iii) brought before the annual meeting by a shareholder who is a shareholder of record of the Corporation on the date the notice provided for in this Section 2.5 is delivered to the Secretary of the Corporation, who is entitled to vote at the annual meeting and who complies with the procedures set forth in this Section 2.5.
In addition to any other requirements under applicable law and the Articles of Incorporation and Bylaws of the Corporation, written notice (the “Shareholder Notice”) of any nomination or other proposal must be timely and any proposal, other than a nomination, must constitute a proper matter for shareholder action. To be timely, the Shareholder Notice must be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not less than 90 nor more than one hundred twenty (120) days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends within sixty (60) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Shareholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date ninety (90) days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.
A Shareholder Notice must contain the following information: (i) whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the shareholder or such beneficial holder in the Corporation or the matter the Shareholder Notice relates to, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six (6) months preceding the date of delivery of the Shareholder Notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the

Exhibit C - Page 3

perceived creditworthiness of the corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the shareholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Shareholder Notice. As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934. The Shareholder Notice shall be updated not later than ten (10) days after the record date for the determination of shareholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.
Any Shareholder Notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Corporation if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors’ questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Corporation. Any Shareholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by shareholders and (ii) a brief written statement of the reasons why such shareholder favors the proposal. Notwithstanding anything in this Section 2.5 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Shareholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.
For any matter to be brought properly before a special meeting of shareholders, the matter must be set forth in the Corporation’s notice of the meeting given by or at the direction of the Board of Directors. In the event that the Corporation calls a special meeting of shareholders for the purpose of electing one or more persons to the Board of Directors, any shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of the meeting, if the Shareholder Notice required by Section 2.5 shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the day on which the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is publicly announced or disclosed.
For purposes of this Section 2.5, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service,

Exhibit C - Page 4

Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.
In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 2.5. This Section 2.5 shall not apply to shareholders proposals made pursuant to Rule 14a-8 under the Exchange Act.
The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 2.5 and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Section 2.5, if the shareholder or a qualified representative of the shareholder does not appear at the annual or special meeting of shareholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
2.6    Quorum. At all meetings of shareholders, a majority of the outstanding shares of the Corporation shall constitute a quorum for the transaction of business, and no resolution or business shall be transacted without the favorable vote of the holders of a majority of the shares represented at the meeting and entitled to vote, unless a higher vote is required by the Articles of Incorporation. A lesser number may adjourn from day to day, and shall announce the time and place to which the meeting is adjourned.
2.7    Proxies; Required Vote. At every meeting of the shareholders, including meetings of shareholders for the election of directors, any shareholder having the right to vote shall be entitled to vote in person or by proxy, but no proxy shall be voted after eleven (11) months from its date, unless said proxy provides for a longer period. Each shareholder shall have one vote for each share of stock having voting power, registered in his or her name on the books of the Corporation. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, except as otherwise provided by law, by the Articles of Incorporation, or by these Bylaws.
2.8    Presiding Officer and Secretary. At every meeting of shareholders, the Chairman or the President, or, if such officers shall not be present, then the person appointed by one of them, shall preside. The Secretary or an Assistant Secretary, or if such officers shall not be present, the appointee of the presiding officer of the meeting, shall act as secretary of the meeting.
2.9    Shareholders’ List. The officer or agent having charge of the stock transfer books of the Corporation shall produce for inspection by any shareholder a complete alphabetical list of shareholders showing the address and share holdings of each shareholder. The shareholders’ list must be available for inspection by any shareholder, his or her agent, or his or her attorney during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held in person, then the list shall be produced and kept at the time and place of the meeting during the duration of the meeting and may be inspected by any shareholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any shareholder during the duration

Exhibit C - Page 5

of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
2.10    Action in Lieu of Meeting. Any action required to be taken at a meeting of the shareholders, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if one or more written consents, setting forth the date of signature and the action authorized and delivered to the Corporation for inclusion in the minutes or filing with the corporate records, [shall be signed and dated by all the shareholders entitled to vote on such action or, if so provided in the Articles of Incorporation, by those persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote were present and voted.] Such consents shall have the same effect as a unanimous vote of the shareholders at a special meeting called for considering the action authorized. The rights set forth in this Section shall be governed by and subject to the provisions of Section 14-2-704 of the Georgia Business Corporation Code, and no written consent shall be effective except upon compliance with the provisions of Section 14-2-704(b) of such code.
ARTICLE THREE
DIRECTORS
3.1    Management. Subject to these Bylaws, or any lawful agreement between the shareholders, the full and entire management of the affairs and business of the Corporation shall be vested in the Board of Directors, which shall have and may exercise all of the powers that may be exercised or performed by the Corporation.
3.2    Number of Directors. The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) members. The number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders by the affirmative vote of majority of all the shares entitled to vote in an election of directors; or by the Board of Directors by the affirmative vote of a majority of the directors then in office.
3.3    Vacancies. The Board of Directors, even though less than a quorum, may fill any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors. Such appointment by the Board of Directors shall continue until the expiration of the term of the director whose place has become vacant or, in the case of an increase in the number of directors, until the next meeting of the shareholders.
3.4    Election of Directors. The directors shall be elected at each annual shareholders meeting and shall serve for a term of one year and until their successors are elected or qualified, or until their earlier death, resignation, or removal. [Notwithstanding anything herein to the contrary, each holder of twenty-five percent (25%) or more of the outstanding shares of the Corporation entitled to vote in an election of directors shall have the right to elect a director; provided, however, this right shall expire upon the first to occur of (i) May 1, 2016, (ii) the time immediately prior to the effectiveness of a registration statement for an underwritten public offering for each of the shares of the Corporation pursuant to the Securities Act of 1933, and (iii) the time immediately prior to when shares of the Corporation are listed on a national securities exchange or regularly traded in a market maintained by securities dealers or brokers.]

Exhibit C - Page 6

3.5    Removal. The shareholders may remove one or more directors at a meeting of the shareholders with respect to which notice of such purpose is given: with or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote in an election of directors, [except that a director elected pursuant to Section 3.4 by a holder of twenty-five percent (25%) or more of the outstanding shares of the Corporation entitled to vote in an election of directors may be removed without cause only by the affirmative vote of the shareholder who elected such director. For purposes of this Section, a director of the Corporation may be removed for cause if (i) the director has been convicted of a felony; (ii) any bank regulatory authority having jurisdiction over the Corporation requests or demands the removal; or (iii) at least two‑thirds (2/3) of the directors of the Corporation then in office, excluding only the director who is subject to the vote regarding his or her removal, determine that such director’s continued service is not in the best interests of the Corporation. In the event a director elected pursuant to Section 3.4 by a holder of twenty-five percent (25%) or more of the outstanding shares of the Corporation is removed, the shareholder who elected such director shall have the sole right to replace the removed director with a director of his or her choice, if such shareholder would, at the time of replacement, still be entitled to elect a director pursuant to Section 3.4.
3.6    Resignation. Any director may resign at any time by delivering notice in writing or by electronic transmission to the Board of Directors or its chairperson or to the Corporation. A director who resigns may postpone the effectiveness of his or her resignation to a future date or upon the occurrence of a future event specified in a written tender of resignation. If no time of effectiveness is specified therein, a resignation shall be effective upon tender. A vacancy shall be deemed to exist at the time a resignation is tendered, and the Board of Directors or the shareholders may, then or thereafter, elect a successor to take office when the resignation by its terms becomes effective.
3.7    Compensation. Directors may be allowed such compensation for their services as directors as may from time to time be fixed by resolution of the Board of Directors.
3.8    Honorary and Advisory Directors. When a director of the Corporation retires under the retirement policies of the Corporation as established from time to time by the Board of Directors, such director automatically shall become an Honorary Director of the Corporation following his or her retirement. The Board of Directors of the Corporation also may appoint any individual an Honorary Director, Director Emeritus, or member of any advisory board established by the Board of Directors. Any individual automatically becoming an Honorary Director or appointed an Honorary Director, Director Emeritus, or member of an advisory board as provided by this Section 3.8 may be compensated as provided in Section 3.7, but such individual may not vote at any meeting of the Board of Directors or be counted in determining a quorum as provided in Section 5.5 and shall not have any responsibility or be subject to any liability imposed upon a director, or otherwise be deemed a director.
ARTICLE FOUR
COMMITTEES
4.1    Executive Committee.
(a)    The Board of Directors may, by resolution adopted by a majority of the entire Board of Directors, designate an Executive Committee consisting of one or more directors. Each Executive Committee member shall hold office until the first meeting of the Board of Directors after the annual meeting of shareholders and until the member’s successor is elected and qualified, or until the member’s death, resignation, or removal, or until the member shall cease to be a director.
(b)    During the intervals between the meetings of the Board of Directors, the Executive Committee may exercise all the authority of the Board of Directors; provided, however, that the Executive Committee shall not have the power to amend or repeal any resolution of the Board of Directors that by its terms shall not be subject to amendment or repeal by the Executive Committee, and the Executive Committee shall not have the authority of the Board of Directors in reference to (i) an amendment of the Articles of Incorporation or an adoption, amendment, or repeal of the Bylaws; (ii) an adoption of a plan of merger or consolidation; (iii) a sale, lease, exchange, or other disposition of all or substantially all the property and assets of the Corporation; (iv) a voluntary dissolution of the Corporation or the revocation of any such voluntary dissolution; (v) the determination of whether or not for cause exists under Section 3.5 (concerning the removal of directors) or the filling of vacancies on the Board of Directors or on any committees; (vi) an approval or proposal to the shareholders of an action that the Georgia Business Corporation Code requires to be approved by the shareholders; or (vii) the removal of any or all of the Officers of the Corporation.
(c)    The Executive Committee shall meet from time to time on call of the Chairman of the Board of Directors or the President or of any two or more members of the Executive Committee. Meetings of the Executive Committee may be held at such place or places, within or without the State of Georgia, as the Executive Committee shall determine or as may be specified or fixed in the respective notices or waivers of such meetings. The Executive Committee may fix its own rules of procedure, including provision for notice of its meetings. It shall keep a record of its proceedings and shall report these proceedings to the Board of Directors at the meeting thereof held next after they have been taken, and all such proceedings shall be subject to revision or alteration by the Board of Directors except to the extent that action shall have been taken pursuant to or in reliance upon such proceedings prior to any such revision or alteration.
(d)    The Executive Committee shall act by majority vote of its members; provided, however, that contracts or transactions of and by the Corporation in which officers or directors of the Corporation are interested shall require the affirmative vote of a majority of the disinterested members of the Executive Committee at a meeting of the Executive Committee at which the material facts as to the interest and as to the contract or transaction are disclosed or known to the members of the Executive Committee prior to the vote.
(e)    Members of the Executive Committee may participate in committee proceedings by means of conference telephone or similar communications equipment by means of which all persons participating in the proceedings can hear each other, and such participation shall constitute presence in person at such proceedings.
(f)    The Board of Directors, by resolution adopted in accordance with paragraph (a) of this Section, may designate one or more directors as alternate members of the Executive Committee who may act in the place and stead of any absent member or members at any meeting of said committee.
4.2    Other Committees. The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate one or more additional committees, each committee to consist of one or more of the directors of the Corporation, which shall have such name or names and shall have and may exercise such powers of the Board of Directors, except the powers denied to the Executive Committee, as may be determined from time to time by the Board of Directors. Such committees shall provide for their own rules of procedure, subject to the same restrictions thereon as provided above for the Executive Committee.

Exhibit C - Page 7

4.3    Removal. The Board of Directors shall have power at any time to remove any member of any committee, with or without cause, to increase or decrease the number of members, and to fill vacancies in and to dissolve any such committee.
ARTICLE FIVE
MEETINGS OF THE BOARD OF DIRECTORS
5.1    Time and Place. Meetings of the Board of Directors may be held at any place either within or without the State of Georgia.
5.2    Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, within or without the State of Georgia, as shall be determined by the Board of Directors from time to time.
5.3    Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President on not less than one (1) day’s notice by mail, email, telegram, cablegram, personal delivery, or telephone to each director and shall be called by the Chairman of the Board of Directors or the President in like manner and on like notice on the written request of any [two] or more directors. Any such special meeting shall be held at such time and place, within or without the State of Georgia, as shall be stated in the notice of the meeting.
5.4    Content and Waiver of Notice. No notice of any meeting of the Board of Directors need state the purposes thereof, except as may be otherwise provided in the Articles of Incorporation or these Bylaws. Notice of any meeting may be waived in writing or by electronic transmission signed by the director before or after the meeting. Attendance in person at any such meeting shall constitute a waiver of notice thereof unless the director at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to any action taken at the meeting.
5.5    Quorum; Participation by Telephone. At all meetings of the Board of Directors, the presence of a majority of the number of directors in office immediately prior to such meeting shall be necessary and sufficient to constitute a quorum for the transaction of business. Directors may participate in any meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by means of such communications equipment shall constitute the presence in person at such meeting. Except as may be otherwise specifically provided by law, the Articles of Incorporation, or these Bylaws, all resolutions adopted and all business transacted by the Board of Directors shall require the affirmative vote of a majority of the directors present at the meeting. In the absence of a quorum, a majority of the directors present at any meeting may adjourn the meeting from time to time until a quorum is present. Notice of any adjourned meeting need only be given by announcement at the meeting at which the adjournment is taken.
5.6    Action in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if one or more consents in writing or by electronic transmission describing the action taken are signed by all the members of the Board of Directors or of such committee, as the case may be, and such consents are filed with the minutes of the proceedings of the Board of Directors and upon compliance with any further requirements of law pertaining to such consents.
5.7    Interested Directors and Officers. An interested director or officer is one who is a party to a contract or transaction with the Corporation or who is an officer or director of, or has a financial interest in, another corporation, partnership, or association which is a party to a contract or transaction with the Corporation. Contracts and transactions between the Corporation and one or more interested directors or officers shall not be void or voidable solely because of the involvement or vote of such interested persons as long as (a) the contract or transaction is approved in good faith by the Board of Directors or the appropriate committee by the affirmative vote of a majority of disinterested directors, even if the disinterested directors be less than a quorum, at a meeting of the Board of Directors or the committee at which the material facts as to the interested person or persons and the contract or transaction are disclosed or known to the Board of Directors or the committee prior to the vote; or (b) the contract or transaction is approved in good faith by the shareholders after the material facts as to the interested person or persons and the contract or transaction have been disclosed to them; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, the committee, or the shareholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or the committee which authorizes the contract or transaction.
ARTICLE SIX
OFFICERS, AGENTS, AND EMPLOYEES

Exhibit C - Page 8

6.1    General Provisions. The officers of the Corporation shall be a President and a Secretary, and may include a Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Treasurer, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. The officers shall be elected by the Board of Directors at the first meeting of the Board of Directors after the annual meeting of the shareholders in each year or shall be appointed as provided in these Bylaws. The Board of Directors may elect other officers, agents, and employees, who shall have such authority and perform such duties as may be prescribed by the Board of Directors. All officers shall hold office until the meeting of the Board of Directors following the next annual meeting of the shareholders after their election or appointment and until their successors shall have been elected or appointed and shall have qualified. Any two or more offices may be held by the same person. Any officer, agent, or employee of the Corporation may be removed by the Board of Directors with or without cause. Removal shall be without prejudice to such person’s contract rights, if any, but the election or appointment of any person as an officer, agent, or employee of the Corporation shall not of itself create contract rights. Removal shall be without prejudice to the Corporation’s contract rights. The compensation of officers, agents, and employees elected by the Board of Directors shall be fixed by the Board of Directors or by a committee thereof, and this power may also be delegated to any officer, agent, or employee as to persons under his or her direction or control. The Board of Directors may require any officer, agent, or employee to give security for the faithful performance of his or her duties.
6.2    Powers and Duties of the Chairman of the Board of Directors, the Chief Executive Officer, the President, and the Chief Financial Officer. The powers and duties of the Chairman of the Board of Directors, the Chief Executive Officer, the President, and the Chief Financial Officer, subject to the supervision and control of the Board of Directors, shall be those usually appertaining to their respective offices and whatever other powers and duties are prescribed by these Bylaws or by the Board of Directors.
(a)    The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and at all meetings of the shareholders. The Chairman of the Board shall perform such other duties as the Board of Directors may from time to time direct. The Vice-Chairman shall act as Chairman of the Board of Directors in the absence of the Chairman unless another director is elected Chairman.
(b)    The Chief Executive Officer, unless otherwise provided by the Board of Directors, shall be the chief executive officer of the Corporation. The Chief Executive Officer shall have general charge of the business and affairs of the Corporation and shall keep the Board of Directors fully advised. The Chief Executive Officer shall employ and discharge employees and agents of the Corporation, except such as shall be elected by the Board of Directors, and he or she may delegate these powers. The Chief Executive Officer shall have such powers and perform such duties as generally pertain to the office of the Chief Executive Officer, as well as such further powers and duties as may be prescribed by the Board of Directors. The Chief Executive Officer may vote the shares or other securities of any other domestic or foreign corporation of any type or kind which may at any time be owned by the Corporation, may execute any shareholders’ or other consents in respect thereof, and may in his or her discretion delegate such powers by executing proxies, or otherwise, on behalf of the Corporation. The Board of Directors, by resolution from time to time, may confer like powers upon any other person or persons.
(c)        The President, unless otherwise provided by the Board of Directors, shall have the duties of a chief operating officer of the Company, shall also have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may prescribe, and shall perform such other duties as may be prescribed by these Bylaws. In the absence or inability to act of the Chief Executive Officer, the President,

Exhibit C - Page 9

unless the Board of Directors shall otherwise provide, shall perform all duties and may exercise any of the powers of the Chief Executive Officer. The performance of any such duty by the President shall be conclusive evidence of his or her power to act.
(d)    The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director for a purpose reasonably related to his position as a director. The Chief Financial Officer shall render to the President and the Board of Directors, whenever they may request it, an account of the transactions of the Corporation and of the financial condition of the Corporation. The Chief Financial Officer shall have such other powers and perform such other duties as the Board of Directors shall designate or as may be provided by applicable law or elsewhere in these Bylaws.
6.3    Powers and Duties of Vice Presidents. Each Vice President shall have such powers and perform such duties as the Board of Directors or the President may prescribe and shall perform such other duties as may be prescribed by these Bylaws. In the absence or inability to act of the Chief Executive Officer and the President, unless the Board of Directors shall otherwise provide, the Vice President who has served in that capacity for the longest time and who shall be present and able to act, shall perform all duties and may exercise any of the powers of the Chief Executive Officer. The performance of any such duty by any Vice President shall be conclusive evidence of his or her power to act.
6.4    Powers and Duties of the Secretary. The Secretary shall have charge of the minutes of all proceedings of the shareholders and of the Board of Directors and shall keep the minutes of all their meetings at which he or she is present. Except as otherwise provided by these Bylaws, the Secretary shall attend to the giving of all notices to shareholders and directors. The Secretary shall have charge of the seal of the Corporation, shall attend to its use on all documents the execution of which on behalf of the Corporation under its seal is duly authorized, and shall attest the same by his or her signature whenever required. The Secretary shall have charge of the record of shareholders of the Corporation, of all written requests by shareholders that notices be mailed to them at an address other than their addresses on the record of the shareholders, and of such other books and papers as the Board of Directors may direct. Subject to the control of the Board of Directors, the Secretary shall have all such powers and duties as generally are incident to the position of Secretary or as may be assigned to the Secretary by the President or the Board of Directors.
6.5    Powers and Duties of the Treasurer. The Treasurer shall have charge of all funds and securities of the Corporation, shall endorse the same for deposit or collection when necessary, and shall deposit the same, to the credit of the Corporation, in such banks, trust companies, or other depositories as the Board of Directors may authorize. The Treasurer may endorse all commercial documents requiring endorsements for or on behalf of the Bank and may sign all receipts and vouchers for payment made to the Corporation. The Treasurer shall have all such powers and duties as generally are incident to the position of Treasurer or as may be assigned to the Treasurer by the President or by the Board of Directors.
6.6    Appointment, Powers, and Duties of Assistant Secretaries. Assistant Secretaries may be appointed by the President or elected by the Board of Directors. In the absence or inability of the Secretary to act, any Assistant Secretary may perform all the duties and exercise all the powers of the Secretary. The performance of any such duty shall be conclusive evidence of the Assistant Secretary’s power to act. An

Exhibit C - Page 10

Assistant Secretary shall also perform such other duties as the President, the Secretary or the Board of Directors may assign to him or her.
6.7    Appointment, Powers, and Duties of Assistant Treasurers. Assistant Treasurers may be appointed by the President or elected by the Board of Directors. In the absence or inability of the Treasurer to act, an Assistant Treasurer may perform all the duties and exercise all the powers of the Treasurer. The performance of any such duty shall be conclusive evidence of the Assistant Treasurer’s power to act. An Assistant Treasurer shall also perform such other duties as the President, the Treasurer or the Board of Directors may assign to him or her.
6.8    Delegation of Duties. In case of the absence of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors (or in the case of Assistant Secretaries or Assistant Treasurers only, the President) may confer for the time being the powers and duties, or any of them, of such officer upon any other officer or elect or appoint any new officer to fill a vacancy created by death, resignation, retirement, or termination of any officer. In such latter event, such new officer shall serve until the next annual election of officers.
ARTICLE SEVEN
CAPITAL STOCK
7.1    Certificated and Uncertificated Shares
(a)    The interest of each shareholder may but need not be evidenced by a certificate or certificates representing shares of the Corporation which shall be in such form as the Board of Directors may from time to time adopt and shall be numbered and entered into the books of the Corporation as they are issued. Each certificate representing shares shall set forth upon the face thereof the following:
(i)    the name of the Corporation;
(ii)    that the Corporation is organized under the laws of the State of Georgia;
(iii)    the name or names of the person or persons to whom the certificate is issued;
(iv)    the number and class of shares, and the designation of the series, if any, which the certificate represents; and
(v)    if any shares represented by the certificates are nonvoting shares, a statement or notation to that effect; and, if the shares represented by the certificate are subordinate to shares of any other class or series with respect to dividends or amounts payable on liquidation, the certificate shall further set forth on either the face or the back thereof a clear and concise statement to that effect.
(b)    Each certificate shall be signed, either manually or in facsimile, by the President or a Vice President and the Secretary or an Assistant Secretary and may be sealed with the seal of the Corporation or a facsimile thereof. If a certificate is countersigned by a transfer agent or registered by a registrar, other than the Corporation itself or an employee of the Corporation, the signature of any such officer of the Corporation may be a facsimile. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation, or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be delivered as though the person or persons who signed such certificate or certificates or whose facsimile signatures shall have been used thereon had not ceased to be such officer or officers.
(c)    Unless the Corporation’s articles of incorporation provide otherwise, the Board of Directors may authorize the issue of some or all of the shares of the Corporation of any or all of its classes or series without certificates. Such authorization shall not affect shares already represented by certificates until they are surrendered to the Corporation.
(d)    Within a reasonable time after the issue or transfer of shares without certificates, the Corporation shall send the shareholder then owning such shares a written statement of the information required to be placed on certificates by Section 7.1(a) of these Bylaws and applicable law.
7.2    Transfer of Shares. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate (or in the case of uncertificated shares, the owner of record), or by power of attorney lawfully constituted in writing (by such person or owner), and upon surrender of the certificate, or in the case of a certificate alleged to have been lost, stolen, or destroyed, upon compliance with the provisions of Section 7.7 of these Bylaws.
7.3    Record Dates. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date to be not more than seventy (70) days and, in case of a meeting of shareholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination of shareholders is to be taken.
7.4    Registered Owner. The Corporation shall be entitled to treat the holder of record of any share of stock of the Corporation as the person entitled to vote such share, to receive any dividend or other distribution with respect to such share, and for all other purposes and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Exhibit C - Page 11

7.5    Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars and may require each stock certificate to bear the signature or signatures of a transfer agent, a registrar, or both.
7.6    Lost Certificates. Any person claiming a certificate of stock to be lost, stolen, or destroyed shall make an affidavit or affirmation of the fact in such manner as the Board of Directors may require and, if the directors so require, shall give the Corporation a bond of indemnity in form and amount and with one or more sureties satisfactory to the Board of Directors, whereupon an appropriate new certificate may be issued in lieu of the certificate alleged to have been lost, stolen, or destroyed.
7.7    Fractional Shares or Scrip. The Corporation may, when and if authorized to do so by its Board of Directors, issue certificates for fractional shares or scrip in order to effect share transfers, share distributions, or reclassifications, mergers, consolidations, or reorganizations. Holders of fractional shares shall be entitled, in proportion to their fractional holdings, to exercise voting rights, receive dividends, and participate in any of the assets of the Corporation in the event of liquidation. Holders of scrip shall not, unless expressly authorized by the Board of Directors, be entitled to exercise any rights of a shareholder of the Corporation, including voting rights, dividend rights, or the right to participate in any assets of the Corporation in the event of liquidation. In lieu of issuing fractional shares or scrip, the Corporation may pay in cash the fair value of fractional interests as determined by the Board of Directors; and the Board of Directors may adopt resolutions regarding rights with respect to fractional shares or scrip as it may deem appropriate, including, without limitation, the right for persons entitled to receive fractional shares to sell such fractional shares or purchase such additional fractional shares as may be needed to acquire one full share, or sell such fractional shares or scrip for the account of such persons.
ARTICLE EIGHT
BOOKS AND RECORDS; SEAL; ANNUAL STATEMENTS
8.1    Inspection of Books and Records.
(a)    Except as may be otherwise specifically provided by law, any person who shall be the holder of record of, or authorized in writing by the holders of record of, at least two percent (2%) of the outstanding shares of the Corporation, upon written demand stating the purpose thereof, shall have the right to examine in person or by agent or attorney, at any reasonable time or times, for any proper purpose, the books and records of account, minutes, and record of shareholders and to make extracts therefrom.
(b)    A shareholder may inspect and copy the records described in the immediately preceding paragraph only if (i) his or her demand is made in good faith and for a proper purpose that is reasonably relevant to his or her legitimate interest as a shareholder; (ii) the shareholder describes with reasonable particularity his or her purpose and the records he or she desires to inspect; (iii) the records are directly connected with the stated purpose; and (iv) the records are to be used only for that purpose.
(c)    If the Secretary or a majority of the members of the Board of Directors or Executive Committee find that the request is proper, the Secretary shall promptly notify the shareholder of the time and place at which the inspection may be conducted.
(d)    If said request is found by the Secretary, the Board of Directors, or the Executive Committee to be improper, the Secretary shall so notify the requesting shareholder on or prior to the date on which the shareholder requested to conduct the inspection. The Secretary shall specify in said notice the basis for the rejection of the shareholder’s request.
(e)    The Secretary, Board of Directors, and the Executive Committee shall at all times be entitled to rely on the corporate records in making any determination hereunder.
8.2    Seal. The Corporate seal shall be in such form as the Board of Directors may from time to time determine. In the event it is inconvenient to use such a seal at any time, the signature of the Corporation followed by the word “Seal” enclosed in parentheses or scroll shall be deemed the seal of the Corporation.
8.3    Annual Statements. Not later than four (4) months after the close of each fiscal year, and in any case prior to the next annual meeting of shareholders, the Corporation shall prepare:
(a)    A balance sheet showing in reasonable detail the financial condition of the Corporation as of the close of its fiscal year; and
(b)    A profit and loss statement showing the results of its operations during its fiscal year. Upon written request, the Corporation promptly shall mail to any shareholder of record a copy of its most recent balance sheet and profit and loss statement.
ARTICLE NINE
INDEMNIFICATION
9.1    Authority to Indemnify. The Corporation shall indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director, officer, employee, or agent of the Corporation (or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise) for reasonable expenses, judgments, fines, penalties, and amounts paid in settlement (including attorneys’ fees), incurred in connection with the proceeding if the individual conducted himself or herself in good faith and reasonably believed that such conduct was (a) in the case of conduct in his or her official capacity, in the best interests of the Corporation, (b) in all other cases, at least not opposed to the best interests of the Corporation, and (c) in the case of any criminal proceeding, he or she had no reasonable cause to believe such conduct was unlawful. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director, officer, employee, or agent did not meet the standard of conduct set forth above. Indemnification permitted under this Section in connection with a proceeding by, or in the right of, the Corporation is limited to reasonable expenses incurred in connection with the proceeding if it is determined that the director, officer, employee, or agent has met the relevant standard of conduct under this Section.
9.2    Mandatory Indemnification. To the extent that a director, officer, employee, or agent of the Corporation has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, or in defense of any claim, issue, or matter therein, because he or she is or was a director, officer, employee, or agent of the Corporation, the Corporation shall indemnify the director, employee, or agent against reasonable expenses incurred by him or her in connection therewith.
9.3    Advance for Expenses. The Corporation shall pay for or reimburse the reasonable expenses incurred by a director, officer, employee, or agent of the Corporation who is a party to a proceeding in advance of final disposition of the proceeding if (a) he or she furnishes the Corporation written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Section 9.1 of this Article, and (b) he or she furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay any advance if it is ultimately determined that he or she is not entitled to indemnification. The undertaking required by this Section must be an unlimited general obligation, but need not be secured and may be accepted without reference to financial ability to make repayment.
9.4    Court-ordered Indemnification and Advances for Expenses. A director, officer, employee, or agent of the Corporation who is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction.
9.5    Determination of Indemnification. Except as provided in Section 9.2 and except as may be ordered by the court, the Corporation may not indemnify a director, officer, employee, or agent under Section 9.1 unless authorized thereunder and a determination has been made in the specific case that indemnification of the director, officer, employee, or agent is permissible in the circumstances because he or she has met the standard of conduct set forth in Section 9.1. The determination shall be made:
(a)    If there are two or more disinterested directors, by the Board of Directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;
(b)    By special legal counsel:
(i)    Selected in the manner prescribed in paragraph (a) of this Section; or
(ii)    If there are fewer than two disinterested directors, selected by the Board of Directors (in which selection directors who do not qualify as disinterested directors may participate); or
(c)    By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.
9.6    Authorization of Indemnification. Authorization of indemnification or an obligation to indemnify and evaluation as to the reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (b) of Section 9.5 to select counsel.
9.7    Other Rights. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall not be deemed exclusive of any other rights, in respect of indemnification or otherwise, to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, resolution, agreement, or contract, either specifically or in general terms, approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon, taken at a meeting the notice of which specified that such bylaw, resolution, or agreement would be placed before the shareholders, both as to action by a director, trustee, officer, employee, or agent in his or her official capacity and as to action in another capacity while holding such office or position; except that no such other rights, in respect to indemnification or otherwise, may be provided or granted to a director, trustee, officer, employee, or agent pursuant to this Section 9.7 by the Corporation for liability for (a) any appropriation, in violation of his or her duties, of any business opportunity of the Corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with illegal or unauthorized distributions of corporate assets, whether as dividends or in liquidation of the Corporation or otherwise; or (d) any transaction from which he or she received an improper material tangible personal benefit. Neither the amendment or repeal of this Article nor the adoption of any provision to these Bylaws inconsistent with this Article shall eliminate or adversely affect any right or protection of any director, officer, employee, or agent of the Corporation existing immediately prior to such amendment or repeal or adoption.
9.8    Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent whether or not the Corporation would have power to indemnify him or her against the same liability under this Article.
9.9    Continuation of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
ARTICLE TEN
NOTICES; WAIVERS OF NOTICE
10.1    Notices. Except as otherwise specifically provided in these Bylaws, whenever under the provision of these Bylaws notice is required to be given to any shareholder, director, or officer, it shall not be construed to mean personal notice, but such notice may be given by personal notice, by email, telegram, or cablegram, or by mail in the latter case by depositing the same in the post office or letter box in a postage prepaid sealed wrapper, addressed to such shareholder, director, or officer at such address as appears on the books of the Corporation, and such notice shall be deemed to be given at the time when the same shall be thus sent or mailed.
10.2    Waivers of Notice. Except as otherwise provided in these Bylaws, when any notice is required to be given by law, by the Articles of Incorporation, or by these Bylaws, a waiver thereof in writing or by electronic transmission, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. In the case of a shareholder, such waiver of notice may be signed by the shareholder’s attorney or proxy duly appointed in writing.
ARTICLE ELEVEN
EMERGENCY POWERS
11.1    Bylaws. The Board of Directors may adopt emergency bylaws, subject to repeal or change by action of the shareholders, which shall, notwithstanding any provision of law, the Articles of Incorporation, or these Bylaws, be operative during any emergency in the conduct of the business of the Corporation resulting from an attack on the United States or on a locality in which the Corporation conducts its business or customarily holds meetings of its Board of Directors or its shareholders, or during any nuclear or atomic disaster, or during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee thereof cannot readily be convened for action. The emergency bylaws may make any provision that may be practical and necessary for the circumstances of the emergency.
11.2    Lines of Succession. The Board of Directors, either before or during any such emergency, may provide, and from time to time modify, lines of succession in the event that during such an emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties.
11.3    Head Office. The Board of Directors, either before or during any such emergency, may (effective during the emergency) change the head office or designate several alternative head offices or regional offices, or authorize the officers to do so.
11.4    Period of Effectiveness. To the extent not inconsistent with any emergency bylaws so adopted, these Bylaws shall remain in effect during any such emergency and upon its termination, the emergency bylaws shall cease to be operative.
11.5    Notices. Unless otherwise provided in emergency bylaws, notice of any meeting of the Board of Directors during any such emergency may be given only to such of the directors as it may be feasible to reach at the time, and by such means as may be feasible at the time, including publication, radio, or television.
11.6    Officers as Directors Pro Tempore. To the extent required to constitute a quorum at any meeting of the Board of Directors during any such emergency, the officers of the Corporation who are present shall, unless otherwise provided in emergency bylaws, be deemed, in order of rank and within the same rank in order of seniority, directors for such meeting.
11.7    Liability of Officers, Directors, and Agents. No officer, director, agent, or employee acting in accordance with any emergency bylaw shall be liable except for willful misconduct. No officer, director, agent, or employee shall be liable for any action taken by him or her in good faith in such an emergency in furtherance of the ordinary business affairs of the Corporation even though not authorized by the bylaws then in effect.
ARTICLE TWELVE
CHECKS, NOTES, DRAFTS, ETC.
Checks, notes, drafts, acceptances, bills of exchange, and other orders or obligations for the payment of money shall be signed by such officer or officers or person or persons as the Board of Directors by resolution shall from time to time designate.
ARTICLE THIRTEEN
AMENDMENTS
The Bylaws of the Corporation may be altered or amended and new bylaws may be adopted by the shareholders at any annual or special meeting of the shareholders or by the Board of Directors at any regular or special meeting of the Board of Directors; provided, however, that, if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the Bylaws shall be given in the notice of meeting. The shareholders may provide by resolution that any bylaw provision repealed, amended, adopted, or altered by them may not be repealed, amended, adopted, or altered by the Board of Directors. Except as otherwise provided in the Articles of Incorporation or these Bylaws, action by the shareholders with respect to these Bylaws shall be taken by an affirmative vote of a majority of the shares entitled to vote thereon, and action by the Board of Directors with respect to these Bylaws shall be taken by an affirmative vote of a majority of all directors then holding office.
[signature page follows]

Exhibit C - Page 12

THIS IS TO CERTIFY that the above Amended and Restated Bylaws of ATLANTIC CAPITAL BANCSHARES, INC. were duly adopted by the Board of Directors of the Corporation effective as of the ___ day of May, 2015.

    , Secretary
(CORPORATE SEAL)

Exhibit C - Page 13

EXHIBIT D
FORM OF DIRECTOR SUPPORT AGREEMENT

This Support Agreement (the “Agreement”), dated as of March [●], 2015, is made by and between [●] (the “Shareholder”) and [Atlantic Capital Bancshares, Inc., a Georgia corporation (“Atlantic Capital”) / First Security Group, Inc., a Tennessee corporation (“FSGI”)]. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

RECITALS

A.Pursuant to that certain Agreement and Plan of Merger dated as of March [•], 2015 (the “Merger Agreement”) by and between [Atlantic Capital Bancshares, Inc., a Georgia corporation / First Security Group, Inc., a Tennessee corporation] the (“Company”), and [Atlantic Capital / FSGI], the Company and [Atlantic Capital / FSGI] have agreed, subject to the terms and conditions of the Merger Agreement, to effect a transaction whereby FSGI will merge with and into Atlantic Capital with Atlantic Capital as the surviving entity (the “Merger”).

B.The Shareholder is a member of the board of directors of the Company and the Beneficial Owner of [_____] shares of capital stock, par value $[1.00 / 0.01] per share (“Common Stock”), of the Company (such shares of Common Stock, together with any other shares of Common Stock acquired by the Shareholder by stock dividend or stock split or similar event after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Covered Shares”).

C.As a condition for [Atlantic Capital / FSGI] to consummate the Merger and the other transactions contemplated by the Merger Agreement, [Atlantic Capital / FSGI] has requested that the Shareholder enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Representations and Warranties.  The Shareholder hereby represents and warrants to [Atlantic Capital / FSGI] as follows:

(a)    Execution and Delivery; Enforceability.   The Shareholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby.   The Shareholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by [Atlantic Capital / FSGI], this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.  The execution and delivery by the Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination,

Exhibit C - Page 14

cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon the Covered Shares under, any provision of any agreement to which the Shareholder is a party or by which the Covered Shares are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any law or judicial, regulatory or other administrative order or decree applicable to the Shareholder or the Covered Shares.  No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b)    Covered Shares.  The Shareholder is the record or Beneficial Owner of and has good and marketable title to, the Covered Shares free and clear of all Liens.  The Shareholder does not Beneficially Own, or own of record, any equity securities of the Company other than the Covered Shares and no Affiliate of the Shareholder Beneficially Owns, or owns of record, any equity securities of the Company.  The Shareholder has the sole right to vote the Covered Shares, and none of the Covered Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Covered Shares, except as contemplated by this Agreement. The Shareholder has not appointed or granted any proxy or similar agreement inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Covered Shares.

As used in this Agreement, “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. As used in this Agreement, “Beneficial Owner” means, with respect to any security, any Person who, directly or indirectly, through any agreement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act.  For purposes of this Agreement, a Person shall be deemed to be the Beneficial Owner of any securities Beneficially Owned by its Affiliates or any group of which such Person or any such Affiliate is or becomes a member.  The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Ownership” shall have correlative meanings to “Beneficial Owner”.

     Section 2.  Voting  Covenants.  The Shareholder covenants and agrees as follows:

(a)At any meeting of the stockholders of the Company called to seek the [FSGI / Atlantic Capital] Shareholder Approval (the “Shareholder Approval”) or in any other circumstances upon which a vote, consent or other approval (including by written consent) for the purpose of approving the Merger Agreement or any of the transactions contemplated thereby, including the Merger [and the amendment to the Atlantic Capital articles of incorporation], and any actions that would reasonably be considered to be in furtherance thereof, is sought (collectively, the “Covered Actions”), the Shareholder shall, (i) if a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote (or cause to be voted) the Covered Shares, as applicable, in favor of the Covered Actions.  The Shareholder represents that any proxies heretofore given in respect of the Covered Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

Exhibit D - Page 1

(b)At any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Covered Shares against (i) any transaction, consolidation, combination, sale of substantial assets, merger, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby, including the Merger), (ii) any Takeover Proposal (including any Superior Proposal) with respect to the Company, and (iii) any other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any of the transactions contemplated thereby, including the Merger, or change in any manner the voting rights of any class of capital stock of the Company.  The Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c)Other than pursuant to this Agreement, the Shareholder shall not (i) sell, transfer, pledge, hypothecate, assign or otherwise dispose of (including by gift), hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, or propose to Transfer, any Covered Shares to any Person, (ii) enter into, or propose to enter into, any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Covered Shares, (iii) take any action that would make any representation or warranty of the Shareholder herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations hereunder or (iv) commit or agree to take any of the foregoing actions in clauses (i), (ii) or (iii). This Section 2(c) shall not prohibit a Transfer to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided that, as a precondition to such Transfer, [(x)] the transferee agrees in writing, reasonably satisfactory in form and substance to [Atlantic Capital / FSGI], to be bound by all terms of this Agreement, and (y) such Transfer, in the reasonable opinion of [Atlantic Capital / FSGI], shall not require [Atlantic Capital / FSGI] to amend any filings or disclosures that it has made pursuant to the Exchange Act, the Securities Act, or any other law, rule or regulation applicable to [Atlantic Capital / FSGI].

(d)The Shareholder shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, take any action to: (i) solicit, initiate, propose, encourage, facilitate or induce any inquiries, discussions, proposals, indications of interest, submissions or announcements of, any Company Takeover Proposal, or take any other action to encourage, facilitate or assist any inquiries or discussions, or the making of any proposal, indication of interest, submission or announcement, in each case, that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into any Acquisition Agreement, (iii) participate or engage in any discussions or negotiations regarding any Company Takeover Proposal, (iv) furnish to any Person (other than [Atlantic Capital / FSGI], or any Representative of [Atlantic Capital / FSGI]) any non-public information relating to the Company or any of the Company Subsidiaries, or afford to any Person (other than [Atlantic Capital / FSGI] and any Representative of [Atlantic Capital / FSGI]) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, any Company Subsidiary, or the Shareholder (to the extent related to the Company or any Company Subsidiary), in any such case, which could reasonably be expected to induce the making, proposal, submission or announcement of, or could reasonably be expected to initiate, encourage, facilitate or assist, a Takeover Proposal with respect to the Company or any inquiries or discussions, or the making of any proposal, indication of interest, submission

Exhibit D - Page 2

or announcement, in any such case, which could reasonably be expected to lead to a Takeover Proposal with respect to the Company, or (v) otherwise take any action with the primary purpose of facilitating an effort or attempt by any Person to make such a Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Shareholder shall be deemed to be a breach of this Section 2(d) by the Shareholder.  Each Shareholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Person (other than [Atlantic Capital / FSGI] and its affiliates) conducted heretofore with respect to, or that could reasonably be expected to lead to, a Takeover Proposal with respect to the Company.

(e)The Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby (including the Merger), without the prior written consent of [Atlantic Capital / FSGI] (which consent may not be unreasonably withheld), provided, however, that nothing in this Agreement shall prohibit the Shareholder from engaging in non-public communication with any person to the extent such communication does not involve the transmission of material non-public information relating to the Merger Agreement or any of the transactions contemplated thereby.

(f)This Section 2 shall apply to Shareholder solely in his capacity as a stockholder of the Company, and nothing in this Agreement shall in any way restrict or limit the Shareholder or any of its Representatives, employees or Affiliates who are directors or officers of the Company from taking (or omitting to take) any action in such Person’s capacity as a director or officer of the Company, including in exercising rights under the Merger Agreement, or pursuant to such Person’s fiduciary duties under applicable law as a director or officer of the Company, as determined by such Person in good faith; and no such action or omission shall be deemed a breach of this Agreement.

Section 3.  Restrictive Covenants.

(a)From the date of this Agreement to a period of one year after the Closing Date, the Shareholder agrees that he will not, directly or indirectly, for any reason, for his own account, or on behalf of, or together with or through, any other Person:

(i)    serve as a director of any Person providing products or services that are competitive with those provided by the Company, [Atlantic Capital / FSGI], the Surviving Corporation or any of their respective Subsidiaries, including without limitation FSGBank or its successor in interest (collectively, the “Corporate Group”), within a radius of twenty (20) miles from each office maintained by any member of the Corporate Group as of the Closing Date;

(ii) solicit, or attempt to solicit, any customer or employee of any member of the Corporate Group who is a customer or employee of any member of the Corporate Group on the Closing Date, for the benefit of any Person providing products or services that are competitive with those provided by any member of the Corporate Group; and

Exhibit D - Page 3

(iii) publish or communicate in any public forum any comments or statements (whether written or oral) that denigrate or disparage, or are detrimental to, the reputation of any member of the Corporate Group or any of its businesses or any of its employees, directors or officers.

(b)Confidential Information. The Shareholder hereby agrees that for a period of one year from the date that such Shareholder ceases to be a director of a member of the Corporate Group, the Shareholder shall (i) keep strictly confidential and not disclose to any Person not employed by any member of the Corporate Group any Confidential Information of the Corporate Group; and (ii) not use personally or for any other Person any Confidential Information, provided, that nothing herein shall preclude the Shareholder from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of the Shareholder’s violation of this section) or (y) any disclosure required by law or court order so long as the Shareholder provides the Corporate Group prompt advance written notice of any potential disclosure under this subsection. As used herein, the term “Confidential Information” means all information not generally known or available in the marketplace that was furnished to, obtained by or created by the Shareholder in his capacity as a director or officer of any member of the Corporate Group. Confidential Information includes, by way of illustration, such information relating to: (i) any member of the Corporate Group’s customers, including customer lists, contact information, contractual terms and information regarding products or services provided to such customer; (ii) any member of the Corporate Group’s finances, including nonpublic financial statements, balance sheets, sales data, forecasts and cost analyses; (iii) any member of the Corporate Group’s plans and projections related to growth, new products and services, and potential sales/acquisitions; and (iv) any member of the Corporate Group’s pricing and fee strategies, operating processes, legal affairs, lending and credit information, commission structure, personnel matters, loan portfolios, contracts, services, products and operating results.

(c)Although the parties have, in good faith, used their best efforts to make the provisions of this Section 3 reasonable in terms of geographic area, duration and scope of restricted activities in light of the Corporate Group’s business activities, and it is not anticipated, nor is it intended, by any party hereto that a court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope of this Section 3 or any part thereof in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser scope as any such court shall determine to be reasonable shall be effective, binding and enforceable.

(d)Because of the difficulty in measuring economic losses that may be incurred by the Corporate Group as a result of any breach by the Shareholder of any of the covenants contained in this Section 3, and because of the immediate and irreparable damage that would be caused for which the Corporate Group would have no other adequate remedy, the Shareholder agrees that any member of the Corporate Group may enforce the provisions of this Section 3, by any applicable equitable or legal means, including by injunction or restraining order against the Shareholder if the Shareholder breaches or threatens to breach any provisions of this Section 3.

Section 4.  Reserved.

Exhibit D - Page 4

Section 5.  Termination.  This Agreement shall terminate upon the earliest of (a) the Closing Date, (b) the termination of the Merger Agreement in accordance with its terms, (c) the date of any material modification, waiver or amendment of the Merger Agreement entered into without Shareholder’s consent, and (d) March [●], 2016; provided, that any termination of this Agreement shall not affect the liability of any party for breach of any provision of this Agreement prior to such termination, and, provided, further, that the rights and obligations of the parties pursuant to Sections 3, and 7 hereof shall survive the termination of this Agreement if the Merger is consummated pursuant to the terms and conditions of the Merger Agreement.

Section 6.  Additional Matters.  The Shareholder and [Atlantic Capital / FSGI] shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the other party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 7.   General Provisions.

(a)   Amendments.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b)   Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given in accordance with Section 9.4 of the Merger Agreement to [Atlantic Capital / FSGI] and the Shareholder at his address set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.

(d)   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Exhibit D - Page 5

(e)   Counterparts.  This Agreement may be executed in one or more counterparts, including via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

(f)   Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any stockholder, employee, director, officer or other Person other than the parties hereto any rights or remedies.

(g)   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of [Georgia / Tennessee / New York] (without giving effect to choice of law principles that would result in the application of the laws of another jurisdiction).

(h)   Jurisdiction; Venue. The parties hereto hereby (a) submit to the exclusive personal jurisdiction of the [federal or state courts located in the State of [Georgia / Tennessee]][ courts of the State of New York and the United States, in each case located in the City of New York,] in the event any dispute arises out of this Agreement or any transaction contemplated hereby, for the purpose of any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement may not be enforced in or by any such courts.

(i)   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(i).

(j)   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other party; provided, that [Atlantic Capital / FSGI] may assign this Agreement to any of its Affiliates. Any purported assignment in contravention of the foregoing shall be void.  Subject to the terms of this Section 7(j), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(k)   Enforcement.  The parties agree that irreparable injury would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that damages, even if available, will not be an adequate remedy.  Accordingly, each

Exhibit D - Page 6

party hereby consents (in addition to any other remedy that may be available to the non-breaching party whether in law or equity) to: (1) any decree or order of specific performance to enforce the observance and performance of such covenant or obligation, or (2) any injunction restraining such breach or threatened breach, in each case, without requiring proof of actual damages and without any requirement to obtain, furnish or post any bond or similar instrument.  The parties further agree that no other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to such first party obtaining any remedy referred to in this Section 7(k), and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Remainder of page intentionally left blank]

Exhibit D - Page 7

IN WITNESS WHEREOF, the undersigned have executed this Support Agreement as of the date first written above.

SHAREHOLDER:

Address:

[ATLANTIC CAPITAL BANCSHARES, INC. / FIRST SECURITY GROUP, INC.]

Name:
Title:

Exhibit D - Page 8

EXHIBIT E
FORM OF SHAREHOLDER SUPPORT AGREEMENT

This Support Agreement (the “Agreement”), dated as of March [●], 2015, is made by and between [●] (the “Shareholder”) and [Atlantic Capital Bancshares, Inc., a Georgia corporation (“Atlantic Capital”) / First Security Group, Inc., a Tennessee corporation (“FSGI”)]. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

RECITALS

A.Pursuant to that certain Agreement and Plan of Merger dated as of March [•], 2015 (the “Merger Agreement”) by and between [Atlantic Capital Bancshares, Inc., a Georgia corporation / First Security Group, Inc., a Tennessee corporation] the (“Company”), and [Atlantic Capital / FSGI], the Company and [Atlantic Capital / FSGI] have agreed, subject to the terms and conditions of the Merger Agreement, to effect a transaction whereby FSGI will merge with and into Atlantic Capital with Atlantic Capital as the surviving entity (the “Merger”).

B.The Shareholder is the Beneficial Owner of [_____] shares of capital stock, par value $[1.00 / 0.01] per share (“Common Stock”), of the Company (such shares of Common Stock, together with any other shares of Common Stock acquired by the Shareholder by stock dividend or stock split or similar event after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Covered Shares”).

C.As a condition for [Atlantic Capital / FSGI] to consummate the Merger and the other transactions contemplated by the Merger Agreement, [Atlantic Capital / FSGI] has requested that the Shareholder enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Representations and Warranties.  The Shareholder hereby represents and warrants to [Atlantic Capital / FSGI] as follows:

(a)    Execution and Delivery; Enforceability.   The Shareholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder. The Shareholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by [Atlantic Capital / FSGI], this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.  The execution and delivery by the Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination,

Exhibit E - Page 1

cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon the Covered Shares under, any provision of any agreement (including any organizational document of the Shareholder) to which the Shareholder is a party or by which the Covered Shares are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any law or judicial, regulatory or other administrative order or decree applicable to the Shareholder or the Covered Shares.  No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b)    Covered Shares.  The Shareholder is the record or Beneficial Owner of and has good and marketable title to, the Covered Shares free and clear of all Liens.  The Shareholder does not Beneficially Own, or own of record, any equity securities of the Company other than the Covered Shares and no Affiliate of the Shareholder Beneficially Owns, or owns of record, any equity securities of the Company.  The Shareholder has the sole right to vote the Covered Shares, and none of the Covered Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Covered Shares, except as contemplated by this Agreement. The Shareholder has not appointed or granted any proxy or similar agreement inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Covered Shares.

As used in this Agreement, “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. As used in this Agreement, “Beneficial Owner” means, with respect to any security, any Person who, directly or indirectly, through any agreement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act.  For purposes of this Agreement, a Person shall be deemed to be the Beneficial Owner of any securities Beneficially Owned by its Affiliates or any group of which such Person or any such Affiliate is or becomes a member.  The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Ownership” shall have correlative meanings to “Beneficial Owner”.

     Section 2.  Voting  Covenants.  The Shareholder covenants and agrees as follows:

(a)At any meeting of the stockholders of the Company called to seek the [FSGI / Atlantic Capital] Shareholder Approval (the “Shareholder Approval”) or in any other circumstances upon which a vote, consent or other approval (including by written consent) for the purpose of approving the Merger Agreement or any of the transactions contemplated thereby, including the Merger [and the amendment to the Atlantic Capital articles of incorporation], and any actions that would reasonably be considered to be in furtherance thereof, is sought (collectively, the “Covered Actions”), the Shareholder shall, (i) if a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote (or cause to be voted) the Covered Shares, as applicable, in favor of the Covered Actions.  The Shareholder represents that any proxies heretofore given in respect of the Covered Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

Exhibit E - Page 2

(b)At any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Covered Shares against (i) any transaction, consolidation, combination, sale of substantial assets, merger, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby, including the Merger), (ii) any Takeover Proposal (including any Superior Proposal) with respect to the Company, and (iii) any other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any of the transactions contemplated thereby, including the Merger, or change in any manner the voting rights of any class of capital stock of the Company.  The Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c)Other than pursuant to this Agreement, the Shareholder shall not (i) sell, transfer, pledge, hypothecate, assign or otherwise dispose of (including by gift), hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, or propose to Transfer, any Covered Shares to any Person, (ii) enter into, or propose to enter into, any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Covered Shares, (iii) take any action that would make any representation or warranty of the Shareholder herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations hereunder or (iv) commit or agree to take any of the foregoing actions in clauses (i), (ii) or (iii). This Section 2(d) shall not prohibit a Transfer to an Affiliate of the Shareholder, provided that, as a precondition to such Transfer, [(x)] the transferee agrees in writing, reasonably satisfactory in form and substance to [Atlantic Capital / FSGI], to be bound by all terms of this Agreement, and (y) such Transfer, in the reasonable opinion of [Atlantic Capital / FSGI], shall not require [Atlantic Capital / FSGI] to amend any filings or disclosures that it has made pursuant to the Exchange Act, the Securities Act, or any other law, rule or regulation applicable to [Atlantic Capital / FSGI].

(d)The Shareholder shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, take any action to: (i) solicit, initiate, propose, encourage, facilitate or induce any inquiries, discussions, proposals, indications of interest, submissions or announcements of, any Company Takeover Proposal, or take any other action to encourage, facilitate or assist any inquiries or discussions, or the making of any proposal, indication of interest, submission or announcement, in each case, that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into any Acquisition Agreement, (iii) participate or engage in any discussions or negotiations regarding any Company Takeover Proposal, (iv) furnish to any Person (other than [Atlantic Capital / FSGI], or any Representative of [Atlantic Capital / FSGI]) any non-public information relating to the Company or any of the Company Subsidiaries, or afford to any Person (other than [Atlantic Capital / FSGI] and any Representative of [Atlantic Capital / FSGI]) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, any Company Subsidiary, or the Shareholder (to the extent related to the Company or any Company Subsidiary), in any such case, which could reasonably be expected to induce the making, proposal, submission or announcement of, or could reasonably be expected to initiate, encourage, facilitate or assist, a Takeover Proposal with respect to the Company or any inquiries or discussions, or the making of any proposal, indication of interest, submission or announcement, in any such case, which could reasonably be expected to lead to a Takeover Proposal

Exhibit E - Page 3

with respect to the Company, or (v) otherwise take any action with the primary purpose of facilitating an effort or attempt by any Person to make such a Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Shareholder shall be deemed to be a breach of this Section 2(e) by the Shareholder.  Each Shareholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Person (other than [Atlantic Capital / FSGI] and its Affiliates) conducted heretofore with respect to, or that could reasonably be expected to lead to, a Takeover Proposal with respect to the Company.

(e)The Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby (including the Merger), without the prior written consent of [Atlantic Capital / FSGI] (which consent may not be unreasonably withheld), provided, however, that nothing in this Agreement shall prohibit the Shareholder from engaging in non-public communication with any person to the extent such communication does not involve the transmission of material non-public information relating to the Merger Agreement or any of the transactions contemplated thereby.

(f)This Section 2 shall apply to Shareholder solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall in any way restrict or limit the Shareholder or any of its Representatives, employees or Affiliates who are directors or officers of the Company from taking (or omitting to take) any action in such Person’s capacity as a director or officer of the Company, including in exercising rights under the Merger Agreement, or pursuant to such Person’s fiduciary duties under applicable law as a director or officer of the Company, as determined by such Person in good faith; and no such action or omission shall be deemed a breach of this Agreement.

Section 3.  Reserved.

Section 4.  Reserved.

Section 5.  Termination.  This Agreement shall terminate upon the earliest of (a) the Closing Date, (b) the termination of the Merger Agreement in accordance with its terms, (c) the date of any material modification, waiver or amendment of the Merger Agreement entered into without Shareholder’s consent, and (d)  March [●], 2016; provided, that any termination of this Agreement shall not affect the liability of any party for breach of any provision of this Agreement prior to such termination.

Section 6.  Additional Matters.  The Shareholder and [Atlantic Capital / FSGI] shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the other party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Section 7.   General Provisions.

(a)   Amendments.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Exhibit E - Page 4

(b)   Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given in accordance with Section 9.4 of the Merger Agreement to [Atlantic Capital / FSGI] and the Shareholder at the address set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).

(c)   Interpretation.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.   Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.

(d)   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e)   Counterparts.  This Agreement may be executed in one or more counterparts, including via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

(f)   Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any stockholder, employee, director, officer or other Person other than the parties hereto any rights or remedies.

(g)   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to choice of law principles that would result in the application of the laws of another jurisdiction).

(h)   Jurisdiction; Venue. The parties hereto hereby (a) submit to the exclusive personal jurisdiction of the courts of the State of New York and the United States, in each case located in the City of New York, in the event any dispute arises out of this Agreement or any transaction contemplated hereby, for the purpose of any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject

Exhibit E - Page 5

personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement may not be enforced in or by any such courts.

(i)   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(i).

(j)   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other party; provided, that [Atlantic Capital / FSGI] may assign this Agreement to any of its Affiliates. Any purported assignment in contravention of the foregoing shall be void.  Subject to the terms of this Section 7(j), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(k)   Enforcement.  The parties agree that irreparable injury would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents (in addition to any other remedy that may be available to the non-breaching party whether in law or equity) to: (1) any decree or order of specific performance to enforce the observance and performance of such covenant or obligation, or (2) any injunction restraining such breach or threatened breach, in each case, without requiring proof of actual damages and without any requirement to obtain, furnish or post any bond or similar instrument.  The parties further agree that no other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to such first party obtaining any remedy referred to in this Section 7(k), and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Remainder of page intentionally left blank]

Exhibit E - Page 6

IN WITNESS WHEREOF, the undersigned have executed this Support Agreement as of the date first written above.

SHAREHOLDER:

By:
Name:
Title:

Address:

[ATLANTIC CAPITAL BANCSHARES, INC. / FIRST SECURITY GROUP, INC.]

By:
Name:
Title:

Exhibit E - Page 7